      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1997


                                                      REGISTRATION NO. 333-23747

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------


                             THE LOEWEN GROUP INC.
             (Exact name of registrant as specified in its charter)

          BRITISH COLUMBIA                               98-0121376
  (State or Other Jurisdiction of             (I.R.S. Employer Identification
   Incorporation or Organization)                         Number)
                              4126 NORLAND AVENUE
                           BURNABY, BRITISH COLUMBIA
                                 CANADA V5G 3S8
                                 (604) 299-9321
         (Address, including postal or zip code, and telephone number, including area code, of registrants' principal executive offices)


                           --------------------------


                              TIMOTHY R. HOGENKAMP
                        LOEWEN GROUP INTERNATIONAL, INC.
                         50 EAST RIVERCENTER, SUITE 800
                           COVINGTON, KENTUCKY 41011
                                 (606) 431-6663
      (Name, address, including zip code, and telephone number, including area code, of Agent for Service)


                           --------------------------

                                with copies to:


          DWIGHT K. HAWES                           MICHELLE L. JOHNSON
      VICE-PRESIDENT, FINANCE                        CARISSA C. W. COZE
       THE LOEWEN GROUP INC.                 THELEN, MARRIN, JOHNSON & BRIDGES
        4126 NORLAND AVENUE                                 LLP
     BURNABY, BRITISH COLUMBIA               TWO EMBARCADERO CENTER, SUITE 2100
           CANADA V5G 3S8                   SAN FRANCISCO, CALIFORNIA 94111-3995

        Approximate date of commencement of proposed sale to the public:

   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered solely in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------
  ------------------------------------------------------------------------------------------------------
                                                                               PROPOSED
                                                              PROPOSED          MAXIMUM
                                             AMOUNT TO         MAXIMUM         AGGREGATE        AMOUNT OF
         TITLE OF EACH CLASS OF                 BE         OFFERING PRICE      OFFERING       REGISTRATION
      SECURITIES TO BE REGISTERED          REGISTERED(1)   PER UNIT(2)(3)     PRICE(2)(3)          FEE
------------------------------------------------------------------------------------------------------------
Common shares without par value of The
  Loewen Group Inc. (4)(5)..............
Preferred shares without par value of
  The Loewen Group Inc. (6).............                                     $500,000,000     $151,515.15(9)
Debt securities of The Loewen Group Inc.
  (7)...................................
Warrants to purchase Common shares,
  preferred shares or debt securities
  (8)...................................
------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
  ---------------------------------------------------------------------------------------



 (1) Such indeterminate number or amount of Common shares, preferred shares, debt securities and warrants (collectively, "Securities") as may from time to time be issued at indeterminate prices. The amount registered is in United States dollars or the equivalent thereof in any other currency, currency unit or units or composite currency or currencies.



 (2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. The aggregate offering price of the Securities registered hereby will not exceed $500,000,000.


 (3) Exclusive of accrued interest and distributions, if any.

 (4) Each Common share includes one Right to be issued under The Loewen Group Inc.'s Shareholder Protection Rights Plan Agreement.

 (5) Also includes such indeterminate number of Common shares as may be issued upon conversion of and/or exchange for any debt securities or preferred shares of The Loewen Group Inc. No separate consideration will be received for the Common shares issuable upon conversion of and/or in exchange for debt securities or preferred shares.

 (6) Also includes such indeterminate number of preferred shares as may be issued upon conversion of or exchange for any debt securities of The Loewen Group Inc. No separate consideration will be received for the preferred shares issuable upon conversion of or in exchange for debt securities.


 (7) If any debt securities of The Loewen Group Inc. are issued at an original issue discount, the principal amount thereof will be increased so that the aggregate proceeds, together with proceeds from the sale of other Securities, will not exceed $500,000,000.



 (8) Warrants may be offered and sold separately or together with other Securities.



 (9) The registration fee, in the amount of $303,030.30, was paid on March 20, 1997.


                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                   SUBJECT TO COMPLETION, DATED MAY 27, 1997


PROSPECTUS
                                  $500,000,000
                             THE LOEWEN GROUP INC.
                        COMMON SHARES, PREFERRED SHARES,
                          DEBT SECURITIES AND WARRANTS

   [LOGO]
                             ---------------------

    The Loewen Group Inc., a corporation organized under the laws of British Columbia, Canada ("Loewen" and, together with its subsidiaries and associated entities, the "Company"), may offer and sell from time to time, in one or more series, (a) Common shares without par value ("Common Shares"), (b) preferred shares without par value ("Preferred Shares"), which may be convertible into Common Shares, (c) debt securities consisting of notes, debentures and/or other evidences of indebtedness representing secured or unsecured obligations of Loewen ("Debt Securities"), which may be convertible into or exchangeable for Common Shares or Preferred Shares, and (d) warrants to purchase Common Shares, Preferred Shares or Debt Securities ("Warrants"). Common Shares, Preferred Shares, Debt Securities and Warrants are herein collectively referred to as "Securities."

    The specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying supplement to this Prospectus ("Prospectus Supplement"), which will describe, without limitation and where applicable, the following: (a) in the case of Common Shares, the number of shares offered, the initial offering price and market price and dividend information; (b) in the case of Preferred Shares, the specific designation, number of shares offered, the initial offering price, liquidation preference, stated value per share, dividend rate (which may be fixed or variable), place or places where dividends on such Preferred Shares will be payable, terms of conversion, sinking fund provisions, redemption provisions, voting rights, preemption rights, restrictions on transferability, listing or application for listing on a securities exchange or interdealer quotation system, and any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Shares; (c) in the case of Debt Securities, the specific designation and denomination, the aggregate principal amount being offered, whether such Debt Securities are secured, maturity, interest rate (which may be fixed or variable), place or places where interest on such Debt Securities will be payable, terms of conversion, sinking fund provisions, redemption provisions, voting rights, restrictions on transferability, listing or application for listing on a securities exchange or interdealer quotation system, any right of Loewen to defer payment of interest on the Debt Securities and the maximum length of such deferral period, and any other rights, privileges, limitations or restrictions relating to the Debt Securities and (d) in the case of Warrants, the title, series or designation, the type and aggregate amount of Securities that may be acquired on exercise of the Warrants, initial offering price of the Warrants, whether the Warrants are offered attached to or separate from other Securities, period during which the Warrants are exercisable, exercise terms and price, listing or application for listing on a securities exchange or interdealer quotation system, and any other rights, privileges, limitations or restrictions relating to the Warrants.

    The aggregate offering price to the public of the Securities will be limited to $500,000,000 (or its equivalent, based on the applicable exchange rate at the time of issue, if Securities are offered for consideration denominated in one or more foreign currencies as shall be designated by Loewen). Debt Securities may be denominated in United States dollars or, at the option of Loewen, if so specified in the applicable Prospectus Supplement, in one or more foreign currencies. Debt Securities may be issued in registered form or bearer form, or both. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued, in whole or in part, in the form of one or more temporary or permanent global securities.

    The Securities may be sold to or through underwriters, through dealers or agents or directly to purchasers. See "Plan of Distribution." The names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them will be set forth in a Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                           --------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS       , 1997.

                             AVAILABLE INFORMATION


    Loewen has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with any amendments, exhibits, annexes and schedules thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, with respect to the Securities. This Prospectus does not include all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in the Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.


    Loewen is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Loewen may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information that Loewen files with the Commission electronically are contained in the Internet Web site maintained by the Commission. The Commission's Web site address is http://www.sec.gov. The Common Shares are traded on the New York Stock Exchange, The Toronto Stock Exchange and The Montreal Exchange. Reports, proxy statements and other information filed by Loewen may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, at the offices of The Toronto Stock Exchange at The Exchange Tower, 2 First Canadian Place, Toronto, Ontario, Canada M5X IJ2 and at the offices of The Montreal Exchange at 800 Victoria Square, Montreal, Quebec, Canada H4Z 1A9.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


    The following documents heretofore filed by Loewen with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (File No. 1-12163) are hereby incorporated herein by reference: (a) Loewen's (i) Annual Report on Form 10-K for the year ended December 31, 1996, filed March 31, 1997, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed May 13, 1997 and
(iii) Current Reports on Form 8-K dated January 7, 1997, January 8, 1997, March 5, 1997, March 24, 1997, May 2, 1997, May 5, 1997 and May 21, 1997; and (b) the
description of the Common Shares contained in Loewen's Current Report on Form 8-K dated May 2, 1997. All documents filed by Loewen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.


    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    LOEWEN WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS TO ANY SUCH DOCUMENT UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENT). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY OF LOEWEN, 4126 NORLAND AVENUE, BURNABY, BRITISH COLUMBIA, CANADA V5G 3S8; TELEPHONE NUMBER (604) 299-9321.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    The Prospectus, as amended and supplemented, and certain documents incorporated by reference herein contain or may contain both statements of historical fact and "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Examples of forward-looking statements include: (i) projections of revenue, earnings, capital structure and other financial items, (ii) statements of the plans and objectives of the Company or its management, (iii) statements of future economic performance and (iv) assumptions underlying statements regarding the Company or its business. Important factors, risks and uncertainties that could cause actual results to differ materially from any forward-looking statements ("Cautionary Statements") are disclosed in the Prospectus, as amended and supplemented, and in certain documents incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                             FINANCIAL INFORMATION

    All dollar amounts in financial statements incorporated by reference into this Prospectus are in United States dollars ("U.S.$" or "$") unless otherwise indicated. References to "Cdn.$" are to Canadian dollars.


    The consolidated financial statements of the Company included in Loewen's reports filed pursuant to the Exchange Act are prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). Differences between Canadian GAAP and accounting principles generally accepted in the United States ("U.S. GAAP"), as applicable to the Company, are explained in Note 21 to the consolidated financial statements included in Loewen's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Consolidated Financial Statements") and Note 10 to the consolidated financial statements included in Loewen's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.


    The consolidated financial statements of the Company for the year ended December 31, 1993, and for prior years, were published in Canadian dollars. Effective January 1, 1994, the Company adopted the United States dollar as its reporting currency and, accordingly, has published its consolidated financial statements for the year ended December 31, 1994 and subsequent periods in United States dollars. Financial information relating to periods prior to January 1, 1994 has been translated from Canadian dollars into United States dollars as required by Canadian GAAP at the December 31, 1993 rate of U.S.$1.00=Cdn.$1.3217.

                                  THE COMPANY


    The Company operates the second-largest number of funeral homes and cemeteries in North America and the largest number of funeral homes in Canada. The Company also engages in the pre-need selling of funeral, cemetery and cremation merchandise and services. As at April 30, 1997, the Company operated 997 funeral homes and 373 cemeteries throughout North America. This included 875 funeral homes and 367 cemeteries in the United States (including locations in Puerto Rico).



    Loewen is a holding company that, as at April 30, 1997, had approximately 900 direct and indirect subsidiaries. Loewen Group International, Inc., a Delaware corporation and a wholly owned subsidiary of Loewen ("LGII"), is a holding company for all of the Company's United States operations (excluding the Company's operations in Puerto Rico). Loewen is a holding company for all of the Company's operations outside of the United States (including Puerto Rico). All of Loewen's subsidiaries are operating subsidiaries except for fourteen subsidiaries that principally are financing vehicles. In addition, LGII is the general partner of Loewen Group Capital, L.P. ("LGC"). The Monthly Income Preferred Securities ("MIPS") issued by LGC are publicly held and are traded on the New York Stock Exchange.


    Loewen was incorporated in 1985 under the laws of British Columbia, Canada. Loewen's principal executive offices are located at 4126 Norland Avenue, Burnaby, British Columbia, Canada, V5G 3S8; telephone (604) 299-9321.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds received by the Company from the sale of any Securities offered hereby will be used for working capital and general corporate purposes, including acquisitions. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein.

           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

    Set forth below is certain selected consolidated financial and operating information of the Company for each year in the five year period ended December 31, 1996. The selected consolidated financial information is derived from the Company's audited consolidated financial statements for such periods. The Company's consolidated financial statements are prepared in accordance with Canadian GAAP. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the 1996 Consolidated Financial Statements and Notes thereto.

    The financial results for the year ended December 31, 1996 include $18.7 million of finance and other costs related to the hostile takeover proposed by Service Corporation International ("SCI"), which proposal was withdrawn in January 1997. The financial results for the year ended December 31, 1995 include an aggregate of $195.7 million for legal settlements and litigation related finance costs and certain general and administrative costs related to the legal settlements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information regarding SCI's hostile takeover proposal and the legal settlements, and costs related thereto.

                                                                     YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------------------
                                                     1996        1995(1)         1994         1993        1992
                                                 ------------  ------------  ------------  ----------  ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
INCOME STATEMENT INFORMATION:
Revenue........................................  $    908,385  $    598,493  $    417,328  $  303,011  $  218,907
Gross margin...................................       337,571       225,362       158,854     115,118      83,708
Earnings from operations.......................       204,105       117,607        95,113      65,697      50,563
Net earnings (loss)............................        63,906       (76,684)       38,494      28,182      19,766
Basic earnings (loss) per share................          0.97         (1.69)         0.97        0.77        0.59
Fully diluted earnings (loss) per share(2).....          0.97         (1.69)         0.97        0.76        0.58
Ratio of earnings to fixed charges(3)..........           1.9x           --           2.5x        2.9x        2.6x
Ratio of earnings to fixed charges and
  preferred share dividends(4).................           1.7x           --            --          --          --
Aggregate dividends declared per Common
  Share........................................         0.200         0.050         0.070       0.045       0.030


                                                                        AS AT DECEMBER 31,
                                                 ----------------------------------------------------------------
                                                     1996          1995          1994         1993        1992
                                                 ------------  ------------  ------------  ----------  ----------
                                                           (IN THOUSANDS, EXCEPT OPERATING INFORMATION)
BALANCE SHEET INFORMATION:
Total assets...................................  $  3,496,939  $  2,262,980  $  1,326,275  $  913,661  $  675,111
Total long-term debt(5)........................     1,508,221       934,509       516,654     341,977     246,715
Preferred securities of subsidiary.............        75,000        75,000        75,000          --          --
Shareholders' equity...........................     1,048,200       614,682       411,139     325,890     236,317

OPERATING INFORMATION:
Number of funeral home locations(6)............           956           815           641         533         451
Number of funeral services.....................       142,265       114,319        93,760      78,847      63,516
Number of cemeteries(6)........................           313           179           116          70          38

------------------------

(1) Certain of the comparative figures have been reclassified to conform to the presentation adopted in 1996.

(2) Fully diluted earnings (loss) per share figures are calculated in accordance with Canadian GAAP and assume, if dilutive (a) exercise of employee and other stock options effective on their dates of issue and that the funds derived therefrom were invested at annual after-tax rates of return ranging from 5.8% to 7.3%, (b) exercise of options and purchase rights under the 1994 Management Equity Investment Plan ("MEIP") effective on their dates of issue and the add-back of the interest under the related MEIP loan and (c) conversion of the Series C Preferred Shares effective on the date of the issue of the Series C Receipts and the add-back of the dividends during the period. See Note 9 to the 1996 Consolidated Financial Statements.

(3) The 1995 loss is not sufficient to cover fixed charges by a total of approximately $126.6 million and as such the ratio of earnings to fixed charges has not been computed.

(4) The Company did not pay any preferred share dividends from 1992-1995.

(5) Total long-term debt comprises long-term debt, including current portion.

(6) The numbers of locations for 1994 and 1993 include adjustments and consolidations related to prior periods.

    Had the Company's consolidated financial statements been prepared in accordance with U.S. GAAP (see Note 21 to the 1996 Consolidated Financial Statements), selected consolidated financial information would have been as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------
                                                 1996        1995(1)         1994          1993          1992
                                             ------------  ------------  ------------  ------------  ------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
INCOME STATEMENT INFORMATION:
Revenue....................................  $    909,137  $    598,493  $    417,479  $    308,402  $    239,452
Earnings from operations...................       198,869       117,376        94,758        66,711        54,838
Earnings (loss) before cumulative effect of
  change in accounting principles..........        64,559       (75,800)       39,652        28,912        21,330
Fully diluted earnings (loss) per share
  before cumulative effect of change in
  accounting principles....................          0.96         (1.67)         0.98          0.77          0.62
Ratio of earnings to fixed charges(2)......           1.8x           --           2.4x          2.9x          2.6x
Ratio of earnings to fixed charges and
  preferred share dividends(3).............           1.7x           --            --            --            --
Aggregate dividends declared per Common
  Share....................................         0.200         0.050         0.070         0.047         0.033


                                                                      AS AT DECEMBER 31,
                                             --------------------------------------------------------------------
                                                 1996          1995          1994          1993          1992
                                             ------------  ------------  ------------  ------------  ------------
                                                                        (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Total assets...............................  $  3,768,021  $  2,345,874  $  1,329,928  $    921,342  $    702,096
Total long-term debt(4)....................     1,508,221       894,509       516,654       341,977       256,577
Preferred securities of subsidiary.........        75,000        75,000        75,000            --            --
Shareholders' equity.......................     1,026,110       519,006       385,950       299,059       245,472

------------------------

(1) Certain of the comparative figures have been reclassified to conform to the presentation adopted in 1996.

(2) The 1995 loss is not sufficient to cover fixed charges by a total of approximately $128.3 million and as such the ratio of earnings to fixed charges has not been computed.

(3) The Company did not pay any preferred share dividends from 1992-1995.

(4) Total long-term debt comprises long-term debt, including current portion.

                         DESCRIPTION OF DEBT SECURITIES

    Debt Securities offered hereby, which may consist of notes, debentures and other evidences of indebtedness, may be issued in one or more series. Each series of debt securities will be issued under an indenture by and between Loewen and the trustee identified therein (the "Trustee"). A form of the indenture to be entered into with respect to each series of Debt Securities (each, an "Indenture") has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

    The statements herein relating to the Debt Securities and the Indentures are summaries and do not purport to be complete. Such summaries are subject to the detailed provisions of the applicable Indenture, to which reference is hereby made for a full description of such provisions, including the definitions therein of certain terms capitalized in this Prospectus. Whenever defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference as part of the statement made and such statement shall be qualified in its entirety by such reference.

GENERAL

    A series of Debt Securities may be offered contemporaneously with an offering of Warrants to purchase an additional portion of such or another series of Debt Securities. Warrants to purchase a series of Debt Securities may also be offered independently of any offering of Debt Securities. See "Description of Warrants."

    Reference is made to the Prospectus Supplement which accompanies this Prospectus for a description of the specific series of Debt Securities being offered thereby or, if Warrants are being offered thereby, the Debt Securities to be issued upon exercise of such Warrants, including as applicable: (1) the specific designation of such Debt Securities; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the date or dates on which the principal of such Debt Securities will mature or the method of determining such date or dates; (4) the interest rate or rates (which may be fixed or variable) or the method of calculating such rate or rates; (5) the date or dates from which interest will accrue or the method by which such date or dates will be determined; (6) the date or dates on which interest will be payable and the record date or dates therefor; (7) whether such Debt Securities are secured or unsecured, (8) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (9) the period or periods within which, the price or prices at which, the currency or currencies (including currency units) in which, and the terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of Loewen; (10) any obligation of Loewen to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions, upon the happening of specified events, or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (11) the denominations in which such Debt Securities are authorized to be issued; (12) the currency or currency units for which Debt Securities may be purchased or in which Debt Securities may be denominated and/or the currency or currency units in which principal of, premium, if any, and/or interest, if any, on such Debt Securities will be payable or redeemable and whether Loewen or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency units other than that in which such Debt Securities are stated to be payable or redeemable; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (14) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date; (15) any addition to, or modification or deletion of, any Event of Default or any covenant of Loewen specified in the Indenture with respect to such Debt Securities; (16) the application of any means of defeasance or covenant defeasance that may be specified for such Debt Securities; (17) the terms and conditions relating to Warrants issued by Loewen in connection with or for the purchase of such Debt Securities; (18) any provisions relating to the exchange or conversion of such Debt Securities; and (19) any other material terms pertaining to such Debt Securities.

Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange or interdealer quotation system.

    Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued in fully registered form without coupons. If Debt Securities of any series are issued in bearer form, any special restrictions and considerations, including any offering restrictions and United States federal income tax considerations, applicable to such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement.

    Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain United States federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

    If the purchase price of any Debt Securities is payable in one or more foreign currencies or currency units of if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States federal income tax considerations, specific terms and other information with respect to such series of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

DENOMINATIONS, PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

    Debt Securities generally will be issued in registered form and in denominations of $1,000 and integral multiples of $1,000. Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of Debt Securities will be made, subject to any applicable laws and regulations, in the designated currency at the office or agency of Loewen maintained for that purpose as Loewen may designate from time to time, except that, at the option of Loewen, interest payments, if any, on Debt Securities in registered form may be made (i) by checks mailed by the Trustee to the holders of Debt Securities entitled thereto at their registered addresses or (ii) by wire transfer to an account maintained by the person entitled thereto, as specified in the Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest.

    Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the office or agency of Loewen maintained for such purpose as Loewen may designate from time to time. Debt Securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith.

REDEMPTION

    A series of Debt Securities may be subject to redemption at the option of Loewen, in whole or in part, or may not be redeemable prior to maturity. In addition, Loewen may be obligated upon the occurrence of specified events or at the option of a holder of Debt Securities, to redeem or repurchase all or part of a series of Debt Securities. Any such provisions will be set forth in the applicable Prospectus Supplement.

CONVERSION AND EXCHANGE

    The terms on which a series of Debt Securities may be convertible into or exchangeable for Preferred Shares or Common Shares, if at all, will be set forth in the applicable Prospectus Supplement. Such terms shall include as applicable
(i) the type and amount of Preferred Shares or Common Shares into or for which the Debt Securities are convertible or exchangeable, and (ii) the period or periods during which, or the circumstances under which, Debt Securities may be converted or exchanged. The applicable Prospectus Supplement may also include market price and dividend information with respect to the Preferred Shares or Common Shares that may be acquired on conversion or exchange of the Debt Securities and other information with respect to such Securities, including in the case of Preferred Shares, the designation and denomination, any dividend, conversion, sinking fund, redemption, voting, liquidation and preemption rights, any restrictions on transferability by the holders or on repurchase or redemption by Loewen, and any other special terms pertaining to such Preferred Shares.

RANKING


    Each series of Debt Securities will rank equally and PARI PASSU as to the right of payment of principal and interest, if any, with each other series of Debt Securities and with all other Senior Debt (defined herein) of Loewen. Loewen is party to a collateral trust arrangement, described below (the "Collateral Agreement"), pursuant to which, so long as the Indebtedness (defined herein) subject to the Collateral Agreement is secured, the Debt Securities will be secured as described herein. However, unless the applicable Prospectus Supplement provides otherwise, the holders of Debt Securities of a series will not have an independent right to require the Lien secured by the Collateral (defined herein) to remain in place or to require any other security for the Debt Securities of such series. As at December 31, 1996, the aggregate amount of outstanding Pari Passu Indebtedness (defined herein) was approximately $1.3 billion. See "--Collateral Trust Arrangement."


    Debt Securities will be effectively subordinated in right of payment to all existing and future liabilities, including trade payables, of the subsidiaries of Loewen.

    "Indebtedness" means, with respect to any person, without duplication (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business and which are not overdue by more than 90 days, but excluding, without limitation, all obligations, contingent or otherwise, of such person in connection with any undrawn letters of credit, banker's acceptance or other similar credit transaction, (b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such person, (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees of Indebtedness referred to in this definition by such person, (g) all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations under or in respect of Currency Agreements and Interest Rate Protection Obligations of such person, (i) any Preferred Stock of any Restricted Subsidiary of such person valued at the sum of (without duplication) (A) the liquidation preference thereof, (B) any mandatory redemption payment obligations in respect thereof and (C) accrued dividends thereon, and (j) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (i) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the provisions hereof, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock. For purposes of this definition, the term "Indebtedness" shall not include (i) Indebtedness of a Wholly-Owned Subsidiary owed to and held by Loewen, LGII or another Wholly-Owned Subsidiary, in each case which is not subordinate in right of payment to any Indebtedness of such Subsidiary, except that (a) any transfer of such Indebtedness by

Loewen, LGII or a Wholly-Owned Subsidiary (other than to Loewen, LGII or to a Wholly-Owned Subsidiary) and (b) the sale, transfer or other disposition by Loewen, LGII or any Restricted Subsidiary of Loewen or LGII of Capital Stock of a Wholly-Owned Subsidiary which is owed Indebtedness of another Wholly-Owned Subsidiary such that it ceases to be a Wholly-Owned Subsidiary of Loewen or LGII shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary subject to the other provisions hereof; and (ii) Indebtedness of Loewen or LGII owed to and held by a Wholly-Owned Subsidiary of Loewen or LGII which is unsecured and subordinate in right of payment to the payment and performance of Loewen's or LGII's obligations under the provisions of the applicable Indenture and the Debt Securities except that (a) any transfer of such Indebtedness by a Wholly-Owned Subsidiary of Loewen or LGII (other than to another Wholly-Owned Subsidiary of Loewen or LGII) and (b) the sale, transfer or other disposition by Loewen or LGII or any Restricted Subsidiary of Loewen or LGII of Capital Stock of a Wholly-Owned Subsidiary which holds Indebtedness of Loewen or LGII such that it ceases to be a Wholly-Owned Subsidiary shall, in each case, be an incurrence of Indebtedness by Loewen or LGII, as the case may be, subject to the other provisions hereof.

    "Pari Passu Indebtedness" means Indebtedness of Loewen or LGII which ranks PARI PASSU in right of payment with the Debt Securities.

    "Senior Debt" means Indebtedness which is not (i) Indebtedness of Loewen to any Subsidiary, or (ii) Indebtedness of Loewen which by its terms is subordinate or junior in any respect to any other Indebtedness or other obligation of Loewen.

COLLATERAL TRUST ARRANGEMENT

    On May 31, 1996, Loewen, LGII and their senior lenders (the "Senior Lenders") entered into the Collateral Agreement, pursuant to which the Senior Lenders share, on a PARI PASSU basis, a pledge by Loewen and LGII of (i) the shares of capital stock held by Loewen of substantially all of the subsidiaries in which Loewen directly or indirectly holds more than a 50% voting or economic interest, and (ii) all of the financial assets of LGII (including shares of capital stock held by LGII of various subsidiaries) (collectively, the "Collateral"). The Collateral is held by a trustee for the equal and ratable benefit of the various holders of such Indebtedness.

MERGER, SALE OF ASSETS, ETC.

    Each Indenture will provide that Loewen shall not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and Loewen shall not permit any of its Restricted Subsidiaries (defined herein) to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Loewen or of Loewen and its Restricted Subsidiaries taken as a whole, to any other person or persons, unless at the time of and after giving effect thereto (a) either (i) if the transaction or series of transactions is a merger or consolidation, Loewen or LGII or the Restricted Subsidiary, as the case may be, shall be the surviving person of such merger or consolidation, or (ii) the person formed by such consolidation or into which Loewen or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of Loewen or such Restricted Subsidiary, as the case may be, are transferred (any such surviving person or transferee being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States, any state thereof, the District of Columbia, Canada or any province thereof and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of Loewen under the Debt Securities and, in each case the Indenture shall remain in full force and effect; (b) immediately before and immediately after giving effect to such transaction or series of transaction on a pro forma basis (including without limitation any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default (defined herein) or Event of Default (defined herein) shall have occurred and be continuing and Loewen, the Restricted Subsidiary or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transaction on a pro forma basis (including without limitation any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transaction), could incur $1.00 of additional Indebtedness pursuant to the covenants regarding limitations on Indebtedness contained in the Indentures; and (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including without limitation any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Consolidated Net Worth (defined herein) of Loewen or the Surviving Entity, as the case maybe, is at least equal to the Consolidated Net Worth of Loewen immediately before such transaction or series of transactions.

    In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, Loewen shall deliver or cause to be delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indentures.

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of Loewen in accordance with the foregoing, in which Loewen is not the continuing corporation, the successor corporation formed by such consolidation or into which Loewen is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Loewen under the Indentures with the same effect as if such successor corporation had been named therein.

    "Consolidated Net Worth" means, with respect to any person at any date, the consolidated stockholders' equity of such person less the amount of such stockholders' equity attributable to Redeemable Capital Stock of such person and its Restricted Subsidiaries, as determined in accordance with Canadian GAAP. As used above, "Redeemable Capital Stock" means any shares of any class or series of Capital Stock that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity with respect to the principal of any Security or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default. See "--Events of Default."

    "Restricted Subsidiary" means any Subsidiary of Loewen other than (i) First Capital Life Insurance Company of Louisiana, National Capital Life Insurance Company, Security Industrial Insurance Company, Security Industrial Fire Insurance Company or any successors to such Subsidiaries or (ii) a Subsidiary of Loewen declared by the Board of Directors of Loewen to be an Unrestricted Subsidiary; PROVIDED, that no such Subsidiary shall be declared to be an Unrestricted Subsidiary unless (x) none of its properties or assets were owned by Loewen or any of its Subsidiaries prior to the Issue Date, other than any such assets as are transferred to such Unrestricted Subsidiary in accordance with the covenant described under "--Limitation on Restricted Payments," (y) its properties and assets, to the extent that they secure Indebtedness, secure only Non-Recourse Indebtedness and (z) it has no Indebtedness other than Non-Recourse Indebtedness. As used above, "Non-Recourse Indebtedness" means Indebtedness as to which (i) neither Loewen nor any of its Subsidiaries (other than the relevant Unrestricted Subsidiary or another Unrestricted Subsidiary) (1) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness), (2) guarantees or is otherwise directly or indirectly liable or (3) constitutes the lender (in each case, other than pursuant to and in compliance with the covenant described under "--Limitation on Restricted Payments") and (ii) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Loewen or its Subsidiaries (other than Unrestricted Subsidiaries) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

CERTAIN COVENANTS

    Loewen makes the following covenants, among others, in the Indentures:


    LIMITATION ON INDEBTEDNESS. Loewen will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of (collectively, to "incur") any Indebtedness (including, without limitation, any Acquired Indebtedness, defined herein), other than Permitted Indebtedness (defined herein). Notwithstanding the foregoing limitations, Loewen and LGII (and any Wholly-Owned Subsidiary with respect to Seller Financing Indebtedness, defined herein) will be permitted to incur Indebtedness (including, without limitation, Acquired Indebtedness) if at the time of such incurrence, and after giving PRO FORMA effect thereto, the Consolidated Fixed Charge Coverage Ratio (defined herein) of Loewen is at least equal to 2.25:1.


    "Acquired Indebtedness" means Indebtedness of a person (a) assumed or created in connection with an Asset Acquisition from such person or (b) existing at the time such person becomes a Restricted Subsidiary of any other person.

    "Consolidated Fixed Charge Coverage Ratio" means with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the full fiscal quarter immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such full fiscal quarter period being referred to herein as the "Prior Quarter") to the aggregate amount of Consolidated Fixed Charges of such person for the Prior Quarter. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a PRO FORMA basis for the period of such calculation to, without duplication, (a) the incurrence of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the net proceeds thereof) during the period commencing on the first day of the Prior Quarter to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Reference Period, and (b) any Material Asset Sales or Material Asset Acquisitions (including, without limitation, any Material Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Material Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Material Asset Sale or Material Asset Acquisition occurred on the first day of the Reference Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as at the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate PER ANNUM equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Reference Period. If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. For purposes of this calculation, a "Material Asset Acquisition" is an Asset Acquisition which is deemed by such person to be material for such purposes or which has a purchase price of $30,000,000 or more and a "Material Asset Sale" is one or more Asset Sales which relate to assets with an aggregate value of more than $30,000,000. For purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" means, with respect to any person for any period, (A) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-cash Charges, (c) Consolidated

Interest Expense and (d) Consolidated Income Tax Expense LESS (B) any non-cash items increasing Consolidated Net Income for such period.

    "Permitted Indebtedness" means, without duplication, each of the following:
(a) the Debt Securities; (b) Indebtedness of Loewen and its Restricted Subsidiaries (including, without limitation, LGII) outstanding on the Issue Date (other than Indebtedness under the Credit Agreements); (c) Indebtedness of Loewen or LGII, as the case may be, under the Credit Agreements in an aggregate principal amount at any one time outstanding not to exceed $750,000,000 less the Net Proceeds of any Asset Sale that are applied to repay, and permanently reduce the commitments under, the Credit Agreements (as required by the terms thereof);
(d) (i) Interest Rate Protection Obligations of Loewen covering Indebtedness of Loewen and its Restricted Subsidiaries (including, without limitation, LGII);
(ii) Interest Rate Protection Obligations of any Restricted Subsidiary of Loewen covering Indebtedness of such Restricted Subsidiary; PROVIDED, HOWEVER, that, in the case of either clause (i) or (ii), (x) any Indebtedness to which any such Interest Rate Protection Obligations relate bears interest at fluctuating interest rates and is otherwise permitted to be incurred under this covenant and
(y) the notional principal amount of any such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate; (e) Indebtedness under Currency Agreements; PROVIDED, HOWEVER, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Loewen and its Restricted Subsidiaries (including, without limitation, LGII) outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; (f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within two business days of incurrence; (g) Indebtedness incurred in respect of performance bonds or letters of credit in lieu thereof provided in the ordinary course of business; (h) Indebtedness of Loewen and its Restricted Subsidiaries (including, without limitation, LGII) represented by letters of credit for the account of Loewen and its Restricted Subsidiaries in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business; (i) Indebtedness of Loewen and its Restricted Subsidiaries (including, without limitation, LGII) in addition to that described in clauses (a) through (h) above, in an aggregate principal amount outstanding at any time not exceeding $5,000,000; and (j) (i) Indebtedness of Loewen the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of Loewen and its Restricted Subsidiaries (including, without limitation, LGII) and (ii) Indebtedness of any Restricted Subsidiary of Loewen the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary, in each case other than the Indebtedness refinanced, redeemed or retired on the Issue Date or Indebtedness incurred under clause (c), (d), (e),
(f), (g), (h), or (i) of this covenant; PROVIDED, HOWEVER, that (x) the principal amount of Indebtedness incurred pursuant to this clause (j) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Board of Directors of Loewen as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith, (y) in the case of Indebtedness incurred by Loewen pursuant to this clause (j) to refinance Pari Passu Indebtedness, such Indebtedness constitutes Pari Passu Indebtedness.

    "Seller Financing Indebtedness" means a purchase money Indebtedness issued to the seller of a business or other assets for, and not in excess of, the purchase price thereof.

    LIMITATION ON RESTRICTED PAYMENTS. Loewen will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, directly or indirectly:

    (a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of Loewen or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Loewen or any of its Restricted Subsidiaries (other than (x) dividends or distributions payable solely in Capital Stock of Loewen (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of Loewen (other than Redeemable Capital Stock) and (y) dividends or other distributions to the extent declared or paid to Loewen or any Wholly-Owned Subsidiary of Loewen),

    (b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of Loewen or any of its Restricted Subsidiaries (other than any such Capital Stock of a Wholly-Owned Subsidiary of Loewen),

    (c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Indebtedness that is subordinate or junior in right of payment to the Debt Securities or Pari Passu Indebtedness (other than any such subordinated or Pari Passu Indebtedness owned by Loewen or a Wholly-Owned Subsidiary of Loewen), or

    (d) make any Investment (other than any Permitted Investment, defined herein) in any person (such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) proposed to be transferred by Loewen or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment), (A) no Default or Event of Default shall have occurred and be continuing, (B) immediately prior to and after giving effect to such Restricted Payment, Loewen would be able to incur $1.00 of additional Indebtedness pursuant to the covenant described under "--Limitation on Indebtedness" (assuming a market rate of interest with respect to such additional Indebtedness) and (C) the aggregate amount of all Restricted Payments declared or made from and after the Measurement Date would not exceed the sum of (1) 50% of the aggregate Consolidated Net Income (defined herein) of Loewen accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter of Loewen during which the Measurement Date occurs and ending on the last day of the fiscal quarter of Loewen immediately preceding the date of such proposed Restricted Payment, which period shall be treated as a single accounting period (or, if such aggregate cumulative Consolidated Net Income of Loewen for such period shall be a deficit, minus 100% of such deficit) PLUS (2) the aggregate net cash proceeds received by Loewen or LGII (without duplication) either (x) as capital contributions to Loewen or LGII (without duplication) after the Measurement Date from any person (other than Loewen, LGII or a Restricted Subsidiary of Loewen or LGII, as the case may be) or (y) from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock, but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Capital Stock)) of Loewen or LGII (without duplication) to any person (other than to Loewen, LGII or a Restricted Subsidiary of Loewen or LGII, as the case may be) after the Measurement Date PLUS (3) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Measurement Date (excluding any Investment described in clause
(v) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment less, in either case, the cost of the disposition of such Investment PLUS (4) the sum of $15,000,000. For purposes of the preceding clause (C)(2), the value of the aggregate net proceeds received by Loewen or LGII (without duplication) upon the issuance of Capital Stock upon the conversion of convertible Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental cash amount received by Loewen or LGII (without duplication) upon the conversion or exercise thereof.

    None of the foregoing provisions will prohibit (i) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the foregoing paragraph; (ii) so long as no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of Loewen, LGII or any Restricted Subsidiary of Loewen or LGII in exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to Loewen or LGII from any person (other than a Related Obligor, as defined below) or (y) issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock) of Loewen or LGII to any person (other than to a Related Obligor); (iii) so long as no Default or Event of Default shall have occurred and be continuing, any redemption, repurchase or other acquisition or retirement of Indebtedness that is subordinate or junior in right of payment to the Debt Securities and the Guarantees, if applicable, by exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to Loewen or LGII from any person (other than a Related Obligor) or (y) issue and sale of (1) Capital Stock (other than Redeemable Capital Stock) of Loewen or LGII to any person (other than a Related Obligor); PROVIDED, HOWEVER, that the amount of any such net proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (C)(2) of the preceding paragraph; or (2) Indebtedness of Loewen or LGII issued to any person (other than a Related Obligor), so long as such Indebtedness is Pari Passu Indebtedness or Indebtedness that is subordinate or junior in right of payment to the Debt Securities and the Guarantees, if applicable, in the same manner and at least to the same extent as the Indebtedness so purchased, exchanged, redeemed, acquired or retired; (iv) so long as no Default or Event of Default shall have occurred and be continuing, any redemption, repurchase or other acquisition or retirement of Pari Passu Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to Loewen or LGII from any person (other than a Related Obligor) or (y) issue and sale of (1) Capital Stock (other than Redeemable Capital Stock) of Loewen or LGII to any person (other than a Related Obligor); PROVIDED, HOWEVER, that the amount of any such net proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (C)(2) of the preceding paragraph; or (2) Indebtedness of Loewen or LGII issued to any person (other than a Related Obligor), so long as such Indebtedness is Pari Passu Indebtedness or Indebtedness that is subordinate or junior in right of payment to the Debt Securities and the Guarantees in the same manner and at least to the same extent as the Indebtedness so purchased, exchanged, redeemed, acquired or retired; (v) Investments constituting Restricted Payments made as a result of the receipt of consideration that consists of cash or Cash Equivalents from any Asset Sale made pursuant to and in compliance with the covenant described under "--Disposition of Proceeds of Asset Sales"; (vi) so long as no Default or Event of Default has occurred and is continuing, repurchases by Loewen of Common Stock of Loewen from employees of Loewen or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not exceeding $10,000,000 in any calendar year; (vii) Investments constituting Restricted Payments that are permitted by subparagraphs (iv) and
(v) of the proviso to the covenant described under "--Limitation on Transactions with Interested Persons"; and (viii) the declaration or the payment of dividends on, or the scheduled purchase or redemption of, the Preferred Securities of a Special Finance Subsidiary or the Series C Preferred Shares, of Loewen. In computing the amount of Restricted Payments previously made for purposes of clause (C) of the preceding paragraph, Restricted Payments made under the preceding clauses (v), (vi) and (vii) shall be included and those under clauses
(i), (ii), (iii), (iv) and (viii) shall not be so included.

    "Consolidated Net Income" means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses, (ii) the portion of net income (but not losses) of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries, (iii) net income (or loss) of any person combined with such person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,
(iv) any gain or loss realized upon the termination of any employee pension benefit plan, on an after-tax basis, (v) gains or losses in respect of any Asset Sales by such person or one of its Restricted Subsidiaries, and (vi) the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

    "Permitted Investments" means any of the following: (i) Investments in any Wholly-Owned Subsidiary of Loewen (including (a) LGII and (b) any person that pursuant to such Investment becomes a Wholly-Owned Subsidiary of Loewen) and any person that is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Loewen or any Wholly-Owned Subsidiary of Loewen at the time such Investment is made; (ii) Investments in Cash Equivalents; (iii) Investments in Currency Agreements on commercially reasonable terms entered into by Loewen or any of its Restricted Subsidiaries in the ordinary course of business in connection with the operations of the business of Loewen or its Restricted Subsidiaries to hedge against fluctuations in foreign exchange rates; (iv) loans or advances to officers, employees or consultants of Loewen and its Restricted Subsidiaries for travel and moving expenses in the ordinary course of business for bona fide business purposes of Loewen and its Restricted Subsidiaries; (v) other loans or advances to officers, employees or consultants of Loewen and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of Loewen and its Restricted Subsidiaries not in excess of $10,000,000 in the aggregate at any one time outstanding; (vi) Investments in evidences of Indebtedness, securities or other property received from another person by Loewen or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such person held by Loewen or any of its Restricted Subsidiaries, or for other liabilities or obligations of such other person to Loewen or any of its Restricted Subsidiaries that were created, in accordance with the terms of the Indenture; (vii) Investments in Interest Rate Protection Agreements on commercially reasonable terms entered into by Loewen or any of its Restricted Subsidiaries in the ordinary course of business in connection with the operations of Loewen and its Restricted Subsidiaries to hedge against fluctuations in interest rates; and
(viii) Investments of funds received by Loewen or its Restricted Subsidiaries (including, without limitation, LGII) in the ordinary course of business, which funds are required to be held in trust for the benefit of others by Loewen or such Restricted Subsidiary, as the case may be, and which funds do not constitute assets or liabilities of Loewen or such Restricted Subsidiary; (ix) Investments not in excess of $50,000,000 in the aggregate in other Unrestricted Subsidiaries which are engaged in the insurance business; and (x) Investments not in excess of $50,000,000 in persons (other than Wholly-Owned Subsidiaries) engaged in businesses incidental to the funeral home, cemetery and cremation businesses of Loewen and its Restricted Subsidiaries.

    "Related Obligor" means Loewen or a Restricted Subsidiary of Loewen.

    LIMITATION ON ISSUANCES AND SALE OF PREFERRED STOCK BY RESTRICTED SUBSIDIARIES. Loewen (a) will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to issue any Preferred Stock (other than (i) Preferred Stock issued to Loewen or a Wholly-Owned Subsidiary of Loewen and
(ii) Preferred Securities of a Special Finance Subsidiary, defined herein); and
(b) will not permit any person to own any Preferred Stock of any Restricted Subsidiary of Loewen (other than (i) Preferred Stock owned by Loewen or a Wholly-Owned Subsidiary of Loewen and (ii) Preferred Securities of a Special Finance Subsidiary); PROVIDED, HOWEVER, that this covenant shall not prohibit the issuance and sale of (x) all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary of Loewen owned by Loewen or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture or (y) directors' qualifying shares or investments by foreign nationals mandated by applicable law.

    "Special Finance Subsidiary" means a Restricted Subsidiary whose sole assets are debt obligations of LGII or Loewen and whose sole liabilities are Preferred Securities, the proceeds from the sale of which are or have been advanced to LGII or Loewen.

    LIMITATION ON LIENS. Loewen will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom where the aggregate amount of Indebtedness secured by any such Liens, together with the aggregate amount of property subject to any Sale-Leaseback Transactions of Loewen and its Restricted Subsidiaries (other than Permitted Sale-Leaseback Transactions, defined herein), exceeds 10% of Loewen's Consolidated Net Worth, unless (x) in the case of Liens securing Indebtedness that is subordinate or junior in right of payment to the Debt Securities, the Debt Securities are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (y) in all other cases, the Debt Securities are equally and ratably secured except for (a) Liens existing as at the Measurement Date; (b) Liens securing the Debt Securities or the Guarantees, if applicable; (c) Liens in favor of Loewen, LGII or any Wholly-Owned Subsidiary; (d) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the provisions of the Indenture and which has been incurred in accordance with the provisions of the Indenture; PROVIDED, HOWEVER, that such Liens do not extend to or cover any property or assets of Loewen or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced; and (e) Permitted Liens.

    "Permitted Liens" means the following types of Liens: (a) Liens for taxes, assessments or governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which Loewen or any of its Restricted Subsidiaries (including, without limitation, LGII) shall have set aside on its books such reserves as may be required pursuant to Canadian GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by Canadian GAAP shall have been made in respect thereof;
(c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (e) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Loewen or any of its Restricted Subsidiaries (including, without limitation, LGII); (f) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; (g) any Lien existing on any asset of any corporation at the time such corporation becomes a Restricted Subsidiary and not created in contemplation of such event; (h) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset; PROVIDED, that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion thereof; (i) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into Loewen or a Restricted Subsidiary and not created in contemplation of such event; (j) any Lien existing on any asset prior to the acquisition thereof by Loewen or a Restricted Subsidiary and not created in contemplation of such acquisition; (k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (l) any extension, renewal or replacement of any Lien permitted by the preceding clauses (g), (h), (i) or (j) hereof in respect of the same property or assets theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; PROVIDED that (i) such Lien shall attach solely to the same property or assets and (ii) such extension, renewal or refunding of such Indebtedness shall be without increase in the principal remaining unpaid as at the date of such extension, renewal or refunding.

    "Permitted Sale-Leaseback Transactions" means any Sale-Leaseback Transaction with respect to property acquired or constructed after the Issue Date; PROVIDED that (a) the Attributable Value of such Sale-Leaseback Transaction shall be deemed to be Indebtedness of Loewen or such Restricted Subsidiary, as the case may be, and (b) after giving PRO FORMA effect to any such Sale-Leaseback Transaction and the foregoing clause (a), Loewen would be able to incur $1.00 of additional Indebtedness pursuant to the covenant described under "--Limitation on Indebtedness" (assuming a market rate of interest with respect to such additional Indebtedness). For purposes of the foregoing, "Attributable Value" means, as to any lease other than a Capitalized Lease Obligation and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under a lease during the initial term thereof as determined in accordance with Canadian GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with Canadian GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capitalized Lease Obligation under which any person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such person in accordance with Canadian GAAP.

    CHANGE OF CONTROL. Upon the occurrence of a Change of Control (defined herein), Loewen will be obligated to make an offer to purchase (a "Change of Control Offer"), and shall purchase, on a Business Day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Debt Securities of each series properly tendered and not withdrawn at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date.

    In order to effect such Change of Control Offer, Loewen shall not later than the 30th day after the occurrence of a Change of Control, mail to each holder of Debt Securities notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of Debt Securities must follow to accept the Change of Control Offer.

    If a Change of Control were to occur, there can be no assurance that Loewen would have sufficient funds to pay the purchase price for all Debt Securities that Loewen might to required to purchase. In the event that Loewen is required to purchase Debt Securities pursuant to a Change of Control Offer, Loewen expects that it would need to seek third-party financing to the extent it may not have available funds to meet its purchase obligations. However, there can be no assurance that Loewen will be able to obtain such financing on favorable terms, if at all.

    Loewen shall be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by Loewen and purchases all Debt Securities validly tendered and not withdrawn under such Change of Control Offer.

    Loewen will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act, and any other securities laws or regulations in connection with the repurchase of Debt Securities pursuant to a Change of Control Offer.

    "Change of Control" means the occurrence on or after the Measurement Date of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 35% of the total Voting Stock of Loewen or LGII, under circumstances where the Permitted Holders (i) "beneficially own" (as so defined) a lower percentage of the Voting Stock than such other "person" or "group" and (ii) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Loewen or LGII; (b) Loewen or LGII consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another person, or another person consolidates with, or merges with or into, Loewen or LGII, in any such event pursuant to a transaction in which the outstanding Voting Stock of Loewen or LGII is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of Loewen or LGII is converted into or exchanged for (1) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could then be paid by Loewen or LGII as a Restricted Payment under the provisions hereof, and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; (c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Loewen or LGII (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders or stockholders of Loewen or LGII was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (including the failure of such individuals to be elected in a proxy contest involving a solicitation of proxies) to constitute a majority of the Board of Directors of Loewen or LGII then in office; or (d) Loewen or LGII is liquidated or dissolved or adopts a plan of liquidation other than a liquidation of LGII into Loewen. With respect to the sale of assets referred to above, the meaning of the phrase "all or substantially all" shall vary according to the facts and circumstances of the subject transaction.

    DISPOSITION OF PROCEEDS OF ASSET SALES. Loewen will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) or First Capital Life Insurance Company of Louisiana, National Capital Life Insurance Company, Security Industrial Insurance Company, Security Industrial Fire Insurance Company or any successors to such Subsidiaries to, make any Asset Sale (defined herein) unless (a) Loewen or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration consists of cash or Cash Equivalents. To the extent the Net Cash Proceeds (defined herein) of any Asset Sale are not required to be applied to repay, and permanently reduce the commitments under, the Credit Agreements (as required by the terms thereof) or any other Pari Passu Indebtedness, or are not so applied, Loewen or such Restricted Subsidiary, as the case may be, may, within 180 days of such Asset Sale, apply such Net Cash Proceeds to an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of Loewen and its Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"). Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, the Credit Agreements nor invested in Replacement Assets within the 180-day period described above constitute "Excess Proceeds" subject to disposition as provided below.

    When the aggregate amount of Excess Proceeds equals or exceeds $10,000,000, Loewen shall make an offer to purchase (an "Asset Sale Offer"), from all holders of each series of Debt Securities, not more than 40 Business Days thereafter, an aggregate principal amount of Debt Securities equal to such Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (the "Asset Sale Offer Price"). To the extent that the aggregate principal amount of Debt Securities tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Loewen may use such deficiency for general corporate purposes. If the aggregate principal amount of Debt Securities validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Debt Securities to be purchased will be selected on a PRO RATA basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

    Loewen will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act, and any other securities laws or regulations in connection with the repurchase of Debt Securities pursuant to any Asset Sale Offer.

    "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease or other disposition to any person other than Loewen or a Restricted Subsidiary of Loewen (including, without limitation, LGII), in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary of Loewen (other than in respect of directors' qualifying shares or investments by foreign nationals mandated by applicable law) or of First Capital Life Insurance Company of Louisiana, National Capitol Life Insurance Company, Security Industrial Insurance Company, Security Industrial Fire Insurance Company or any successors to such Subsidiaries; (b) all or substantially all of the properties and assets of any division or line of business of Loewen or any Restricted Subsidiary of Loewen; or (c) any other properties or assets of Loewen or any Restricted Subsidiary of Loewen other than properties and assets sold in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any sale, transfer or other disposition of equipment, tools or other assets (including Capital Stock of any Restricted Subsidiary of Loewen) by Loewen or any of its Restricted Subsidiaries in one or a series of related transactions in respect of which Loewen or such Restricted Subsidiary receives cash or property with an aggregate Fair Market Value of $2,000,000 or less; and (ii) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions of the applicable Indenture.

    "Net Cash Proceeds" means with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to Loewen or any Restricted Subsidiary of Loewen (including, without limitation, LGII) net of (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than Loewen or any Restricted Subsidiary of Loewen) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by Loewen or any Restricted Subsidiary of Loewen, as the case may be, as a reserve required in accordance with Canadian GAAP against any liabilities associated with such Asset Sale and retained by Loewen or any Restricted Subsidiary of Loewen, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

    LIMITATION ON TRANSACTIONS WITH INTERESTED PERSONS. Loewen will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of Loewen or any beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately, after the passage of time or upon the happening of an event) of 5% or more of the Common Shares at any time outstanding ("Interested Persons"), unless (a) such transaction or series of related transactions are on terms that are no less favorable to Loewen or such Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who are not Affiliates of Loewen or Interested Persons, (b) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $10,000,000, Loewen has obtained a written opinion from an Independent Financial Advisor stating that the terms of such transaction or series of transactions are fair to Loewen or its Restricted Subsidiary, as the case may be, from a financial point of view and (c) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $2,500,000, Loewen shall have delivered an Officer's Certificate to the Trustee certifying that such transaction or series of transactions comply with the preceding clause (a) and, if applicable, certifying that the opinion referred to in the preceding clause (b) has been delivered and that such transaction or series of transactions has been approved by a majority of the Board of Directors of Loewen (including a majority of the disinterested directors); PROVIDED, HOWEVER, that this covenant will not restrict Loewen from (i) paying dividends in respect of its Capital Stock permitted under the covenant described under "--Limitation on Restricted Payments," (ii) paying reasonable and customary fees to directors of Loewen or any Restricted Subsidiary who are not employees of Loewen or any Restricted Subsidiary, (iii) entering into transactions with its Wholly-Owned Subsidiaries or permitting its Wholly-Owned Subsidiaries from entering into transactions with other Wholly-Owned Subsidiaries of Loewen, (iv) making loans or advances to senior officers and directors of Loewen or any Restricted Subsidiary not in excess of $6,000,000 in the aggregate at any one time outstanding, (v) guaranteeing loans made to officers and other employees of Loewen or any Restricted Subsidiaries in connection with Loewen's 1994 Management Equity Investment Plan not in excess of $6,000,000 in the aggregate at any one time outstanding, (vi) making loans or advances to officers, employees or consultants of Loewen and its Restricted Subsidiaries for travel and moving expenses in the ordinary course of business for bona fide business purposes of Loewen and its Restricted Subsidiaries, (vii) making other loans or advances to officers, employees or consultants of Loewen and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of Loewen and its Restricted Subsidiaries not in excess of $10,000,000 in the aggregate at any one time outstanding, (viii) making payments to officers or employees of Loewen or its Restricted Subsidiaries pursuant to obligations undertaken, at a time when such persons were not officers or employees of Loewen or its Restricted Subsidiaries, in connection with arms' length Asset Acquisitions or (ix) declaring or paying dividends on, or purchasing or redeeming, the Preferred Securities of a Special Finance Subsidiary.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. Loewen will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Loewen to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to Loewen or any other Restricted Subsidiary of Loewen, (c) make loans or advances to, or any Investment in, Loewen or any other Restricted Subsidiary of Loewen, (d) transfer any of its properties or assets to Loewen or any other Restricted Subsidiary of Loewen or (e) guarantee any Indebtedness of Loewen or any other Restricted Subsidiary of Loewen, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of Loewen or any Restricted Subsidiary of Loewen, (iii) customary restrictions on transfers of property subject to a Lien permitted under the provisions of the Indenture which could not materially adversely affect Loewen's ability to satisfy its obligations under the provisions of the applicable Indenture and the Debt Securities, (iv) any agreement or other instrument of a person acquired by Loewen or any Restricted Subsidiary of Loewen (or a Restricted Subsidiary of such person) in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the properties or assets of the person, so acquired, (v) provisions contained in any agreement or instrument relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement or instrument and (vi) encumbrances and restrictions under Indebtedness in effect on the Issue Date (including under the

Debt Securities) and encumbrances and restrictions in permitted refinancings or replacements thereof which are no less favorable to the holders of the Debt Securities than those contained in the Indebtedness so refinanced or replaced.

    LIMITATIONS ON SALE-LEASEBACK TRANSACTIONS. Loewen will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, enter into any Sale-Leaseback Transaction, other than Permitted Sale-Leaseback Transactions, with respect to any property of Loewen or any of its Restricted Subsidiaries where the aggregate amount of property subject to such Sale-Leaseback Transactions, together with the aggregate amount of Liens securing Indebtedness of Loewen and its Restricted Subsidiaries (other than Permitted Liens), exceeds 10% of Loewen's Consolidated Net Worth.

    LIMITATION ON APPLICABILITY OF CERTAIN COVENANTS. During any period of time that (i) the ratings assigned to any series of Debt Securities by each of S&P and Moody's (collectively, the "Rating Agencies") are no less than BBB- and Baa3, respectively (the "Investment Grade Ratings"), and (ii) no Default or Event of Default has occurred and is continuing with respect to such series of Debt Securities, Loewen and its Restricted Subsidiaries (including, without limitation, LGII) will not be subject to the covenants entitled "Limitation on Indebtedness," "Limitation on Restricted Payments," "Disposition of Proceeds of Asset Sales," "Limitation on Issuances and Sale of Preferred Stock by Restricted Subsidiaries," "Limitations on Transactions with Interested Persons" and "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" (collectively, the "Suspended Covenants") with respect to such series of Debt Securities. If one or both Rating Agencies withdraws its rating or downgrades its Investment Grade Rating, then thereafter Loewen and its Restricted Subsidiaries will be subject, on a prospective basis, to the Suspended Covenants (until the Rating Agencies have again assigned Investment Grade Ratings to the Debt Securities) and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the covenant described under "Limitations on Indebtedness," as if such covenant had been in effect at all times after the Measurement Date.

REPORTING REQUIREMENTS

    Loewen shall file with the Commission, or if not permitted or required to so file will deliver to the Trustee, the annual reports, quarterly reports and the information, documents and other reports required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not Loewen has a class of securities registered under the Exchange Act. Loewen shall file with the Trustee and provide to each holder of Debt Securities, within 15 days after it files them with the Commission (or if such filing is not permitted under the Exchange Act, 15 days after Loewen would have been required to make such filing), copies of such reports.

EVENTS OF DEFAULT

    The following will be "Events of Default" with respect to each series of Debt Securities:

        (a) default in the payment of the principal of or premium, if any, on the Debt Securities of such series as and when the same shall become due and payable (upon maturity, acceleration, optional redemption, required purchase, scheduled principal payment, by declaration or otherwise); or

        (b) default in the payment of any installment of interest upon any of the Debt Securities of such series, as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

        (c) failure on the part of Loewen duly to observe or perform any other term, covenant or agreement contained in the Debt Securities of such series or pursuant to the provisions of the Indenture (other than Defaults specified in clause (a) or (b) above) and such Default continues for a period of 60 days after the date on which written notice of such Default requiring Loewen to remedy the same shall have been given (i) to the Issuer by the Trustee by registered mail, or (ii) to Loewen and the Trustee by holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding; or

        (d) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which Loewen or any Restricted Subsidiary (including, without limitation, LGII) then has outstanding Indebtedness in excess of $20,000,000 (including Securities of another series), individually or in the aggregate, and either
    (i) such Indebtedness is already due and payable in full or (ii) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

        (e) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $20,000,000, either individually or in the aggregate, shall be entered against Loewen or any Restricted Subsidiary (including without limitation LGII) or any of their respective properties and shall not be discharged or bonded against or stayed and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect; or

        (f) either (i) the collateral agent under the Collateral Agreement or
    (ii) any holder of at least $20,000,000 in aggregate principal amount of Indebtedness of Loewen or any of its Restricted Subsidiaries (including, without limitation, LGII) shall commence judicial proceedings to foreclose upon assets of Loewen or any of its Restricted Subsidiaries having an aggregate Fair Market Value, individually or in the aggregate, in excess of $20,000,000 or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; or

        (g) certain events of bankruptcy, insolvency or reorganization with respect to Loewen or any Significant Subsidiary of Loewen (including without limitation LGII) shall have occurred.

NOTICE OF DEFAULT

    Within 90 days after the occurrence of a Default or an Event of Default with respect to Debt Securities of any series, the Trustee shall mail to all holders of Debt Securities of such series notice of the Default or Event of Default known to the Trustee with respect to such series, unless such default shall have been cured before the giving of such notice. Except in the case of a Default in the payment of the principal of, premium, if any, or interest on any Debt Securities, or in the payment or satisfaction of any sinking fund or other purchase obligation, the Trustee may withhold such notice if and so long as the board of directors, the executive committee of the board of directors or a committee of the directors of the Trustee and/or Trust Officers in good faith determine that the withholding of such notice is in the interest of the holders of the Debt Securities of such series.

ACCELERATION

    If an Event of Default (other than as specified in clause (g) above) occurs and is continuing with respect to the Debt Securities of any series then outstanding, (a) the Trustee, by written notice to Loewen, or (b) the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding, by written notice to the Trustee and Loewen, may declare the principal amount (or, if the Debt Securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all the Debt Securities of such series, premium, if any, and accrued and unpaid interest, if any, on all of the Debt Securities of such series to be due and payable immediately, upon which declaration, all amounts payable in respect of the Debt Securities of such series shall be immediately due and payable. If an Event of Default specified in clause (g) above occurs and is continuing, then the unpaid principal amount (or, if the Debt Securities of any series then outstanding are Original Issue Discount Securities, such portion of the principal amounts as may be specified in the terms of each such series), premium, if any, and accrued and unpaid interest on all Debt Securities of each series then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration or other act by the Trustee or any holder of Debt Securities of such series.

    After a declaration of acceleration hereunder with respect to Debt Securities of any series, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series, by written notice to Loewen and the Trustee, may rescind and annul such declaration and its consequences if (a) Loewen has paid or deposited with the Trustee a sum sufficient to pay (i) all amounts due the Trustee under the respective Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Debt Securities of such series, (iii) the principal of and premium, if any, on any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Debt Securities of such series, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal which has become due otherwise than by such declaration of acceleration at the rate borne by the Debt Securities of such series; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and
(c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Debt Securities of such series that has become due solely by such declaration of acceleration, have been cured or waived; but no such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon. No such rescission shall affect any subsequent Default or Event of Default or impair any right subsequent thereon.

WAIVER

    The holders of a majority in aggregate principal amount of the outstanding Debt Securities of a series by notice to the Trustee may, on behalf of the holders of all the Debt Securities of such series, waive any existing Default or Event of Default and its consequences, except a Default or Event of Default specified in clause (a) or (b) above, or in respect of any provision of the Indenture which cannot be modified or amended without the consent of the holder so affected. When a Default or Event of Default is so waived, it shall be deemed cured and shall cease to exist.

LIMITATION ON SUITS

    No holder of any Debt Securities of any series shall have any right to institute any suit, action or proceeding with respect to an Indenture or the Debt Securities of such series, or for the appointment of a receiver or trustee or similar official, or for any other remedy hereunder or thereunder, unless:
(1) the holder gives written notice to the Trustee of a continuing Event of Default; (2) the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding shall have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder; (3) such holder or holders offer and, if requested, provide to the Trustee reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby; (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and
(5) during such 60-day period the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding do not give the Trustee a direction which is inconsistent with the request; it being understood and intended, and being expressly covenanted by the holder of every Debt Security of such series with every other taker and holder and the Trustee, that no one or more holders of Debt Securities of such series shall have any right in any manner whatever by virtue of or by availing of any provision of an Indenture or of the Debt Securities to affect, disturb or prejudice the rights of any other holder of Debt Securities of such series, or to obtain or seek to obtain priority over or preference as to any other such holder, or to enforce any right under an Indenture or the Debt Securities of any series, except in the manner herein provided and for the equal, ratable and common benefit of all holders of Debt Securities of such series.

    If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Debt Securities of any series or to enforce the performance of any provision of the applicable Debt Securities or Indenture.

CERTIFICATES OF COMPLIANCE

    Loewen shall furnish to the Trustee annual and quarterly statements as to the performance by Loewen of its obligations under the Indenture and as to any default in such performance. Loewen is also required to notify the Trustee within 10 days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE

    Loewen may, at its option and at any time, terminate its obligations with respect to an outstanding series of Debt Securities ("defeasance"). Such defeasance means that Loewen shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Debt Securities of such series, except for (i) the rights of holders of outstanding Debt Securities of such series to receive payment in respect of the principal of, premium, if any, and interest on such Debt Securities when such payments are due, (ii) Loewen's obligations to issue temporary Debt Securities of such series, register the transfer or exchange of any Debt Securities of such series, replace mutilated, destroyed, lost or stolen Debt Securities of such series and maintain an office or agency for payments in respect of the Debt Securities of such series, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, Loewen may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the Indenture, some of which are described above, and any subsequent failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the Debt Securities of such series ("covenant defeasance").

    In order to exercise either defeasance or covenant defeasance, (i) Loewen must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Debt Securities of such series, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Debt Securities of such series to maturity (except lost, stolen or destroyed Debt Securities of such series which have been replaced or paid);
(ii) Loewen shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);
(iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of Loewen; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which Loewen is a party or by which it is bound; (vi) Loewen shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors' rights generally; and (vii) Loewen shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

    The Indenture with respect to a series of Debt Securities will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Debt Securities, as expressly provided for in the Indenture) as to all outstanding Debt Securities of such series when (i) either (a) all of the Debt Securities of such series theretofore authenticated and delivered (except lost, stolen or destroyed Debt Securities of such series which have been replaced or repaid and Debt Securities of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by Loewen and thereafter repaid to Loewen or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Debt Securities of such series have been called for redemption or otherwise become due and payable and Loewen has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Debt Securities of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Debt Securities of such series to the date of deposit together with irrevocable instructions from Loewen directing the Trustee to apply such funds to the payment thereof at maturity;
(ii) Loewen have paid all other sums payable by Loewen under the Indenture;
(iii) there exists no Default or Event of Default under the Indenture; and (iv) Loewen has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

    Loewen and the Trustee may from time to time and at any time amend or supplement an Indenture (a) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision contained herein or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture, or to make any other provisions as to Loewen may deem necessary or desirable, provided that no such action shall adversely affect the interests of the holders of any series of Debt Securities; (b) to evidence the succession of another corporation to Loewen, or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of Loewen; (c) to establish the form or terms of Debt Securities of any series and to provide for adjustment of conversion rights; (d) to comply with any requirements of the Commission in order to effect or maintain the qualification of any Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"); (e) to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of an Indenture as shall be necessary to provide for or facilitate the administration of trusts by more than one trustee; and (f) to add to the covenants of Loewen such further covenants, restrictions, conditions or provisions as Loewen and the Trustee shall consider to be for the protection of the holders of all or any series of Debt Securities (and if such covenants, restrictions, conditions or provisions are to be for the protection of less than all series of Debt Securities, stating that the same are expressly being included solely for the protection of such series), and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default; provided, that in respect of any such additional covenant, restriction, condition or provision a supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the holders of a majority in aggregate principal amount of the Debt Securities of such series to waive such Event of Default.

    Any supplemental indenture authorized by an Indenture may be executed without the consent of the holders of any of the Debt Securities then outstanding. Notwithstanding the foregoing, the Trustee and Loewen may not make any change to an Indenture that adversely affects the rights of any holders of outstanding Debt Securities. Loewen shall be required to deliver to the Trustee an Opinion of Counsel stating that any such change does not adversely affect the rights of any holder.

GLOBAL DEBT SECURITIES

    Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a "Registered Global Security") that may be deposited with a depositary ("Depositary") or with a nominee for the Depositary identified in the applicable Prospectus Supplement. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Registered Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary to any such nominee to a successor Depositary for such series or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

    The specific terms of the depositary arrangement with respect to a portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement. Loewen expects that the following provisions will apply to any such depositary arrangements.

    Upon the issuance of any Global Registered Securities, the Depositary will credit, on its internal book-entry system, the principal amount of Debt Securities of the individual beneficial interest represented by such Global Registered Securities to the respective accounts of institutions ("participants") that have accounts with the Depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by Loewen if such Debt Securities are offered and sold directly by Loewen. Ownership of beneficial interests by participants in such Registered Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons that hold such interests through a participant will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interest in such Registered Global Securities.

    So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented thereby for all purposes under the Indentures. Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Registered Global Security will not be entitled to have Debt Securities of the series represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indentures. Accordingly, each person owning a beneficial interest in such Registered Global Security will be required to rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise the rights of a holder under the Indentures. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable Indenture. Loewen understands that, under existing industry practices, if Loewen requests any action of holders or an owner of a beneficial interest in a Registered Global Security desires to give any notice or take any action a holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal of, premium, if any and interest, if any, on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owners of such Registered Global Security.

    Loewen expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interest in the principal amount of such Registered Global Security as shown on the records of such Depositary. Loewen also expects that payments by participants to owners of beneficial interests in such Registered Global

Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants. None of Loewen, the Trustee or any agent of Loewen shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Registered Global Security, or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

    Unless otherwise specified in the applicable Prospectus Supplement, if the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by Loewen within 90 days, Loewen will issue such Debt Securities in definitive certificated form in exchange for such Registered Global Security. In addition, Loewen may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive certificated form in exchange for all of the Registered Global Securities representing such Debt Securities. Further, if Loewen so specifies with respect to Debt Securities of any series an owner of a beneficial interest in a Registered Global Security representing Debt Securities of such series may, on terms acceptable to Loewen and the Depositary, receive Debt Securities of such series in definitive form registered in the name of such beneficial owner or its designee.

THE TRUSTEE

    Unless otherwise specified in the applicable Prospectus Supplement, Fleet National Bank, or its successor, shall be the Trustee under each Indenture. The Indentures provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If any Event of Default has occurred and is continuing the Trustee will exercise such rights and powers vested in it under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indentures, including provisions of the TIA incorporated by reference therein, will contain limitations on the rights of the Trustee should it become a creditor of Loewen, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise.

    In addition to serving as Trustee under the Indentures, Fleet National Bank also serves as trustee under (a) the Indenture dated as of March 20, 1996, as amended (the "March 1996 Indenture"), among LGII, Loewen, as Guarantor, and Fleet National Bank, as trustee, and (b) the Indenture dated as of October 1, 1996, as amended (the "October 1996 Indenture") among LGII, Loewen, as Guarantor, and Fleet National Bank, as trustee. In March 1996, LGII issued $225,000,000 7 1/2% Series 1 Senior Guaranteed Notes due 2001 and $125,000,000
8 1/4% Series 2 Senior Guaranteed Notes due 2003 under the March 1996 Indenture, and in October 1996, LGII issued $125,000,000 7 3/4% Series 3 Senior Guaranteed Notes due 2001 and $225,000,000 8 1/4% Series 4 Senior Guaranteed Notes due 2003 under the October 1996 Indenture. Pursuant to the TIA, in certain circumstances, if an event of default were to occur under the March 1996 Indenture, the October 1996 Indenture and/or any Indenture relating to Debt Securities, Fleet National Bank could be required to resign as trustee under one or more of such indentures. If Fleet National Bank were to resign as trustee, Loewen or LGII would be required to take prompt steps to have a successor trustee or trustees appointed in the manner provided in the indenture or indentures from which Fleet National Bank has resigned.

                          DESCRIPTION OF SHARE CAPITAL

    The authorized capital of Loewen consists of 990,000,000 shares without par value divided into 750,000,000 Common Shares, 40,000,000 Class A shares without par value ("Class A Shares"), and 200,000,000 First Preferred Shares without par value ("First Preferred Shares").

    The following description of the capital stock of Loewen does not purport to be complete and is qualified in its entirety by reference to Loewen's Altered Memorandum and Articles, as amended, and the Shareholder Protection Rights Plan Agreement, as amended (the "Rights Plan"), each of which is filed as an Exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    If Common Shares or Preferred Shares are offered hereby, reference is made to the Prospectus Supplement which accompanies this Prospectus for a description of such Securities, including (a) with respect to Common Shares, the number of shares or the aggregate market value of the shares being offered, the initial offering price, and market price and dividend information, and (b) with respect to Preferred Shares, as applicable, the specific designation, number of shares offered, the initial offering price, liquidation preference, stated value per share, dividend rate (which may be fixed or variable), place or places where dividends on such Preferred Shares will be payable, terms of conversion, sinking fund provisions, redemption provisions, voting rights, preemption rights, restrictions on transferability, listing or application for listing on a securities exchange or interdealer quotation system, restrictions on the repurchase or redemption of such Preferred Shares by Loewen if there is any arrearage in the payment of dividends or sinking fund installments, and any other rights, preferences, privileges, limitations or restrictions relating to such Preferred Shares.

COMMON SHARES

    Each Common Share carries one vote on a poll (ballot) at all meetings of shareholders, participates equally in any dividend declared by the Board of Directors on such shares (subject to the dividend priority of any First Preferred Shares) and carries the right to receive (after the return of capital and accrued but unpaid dividends on the outstanding First Preferred Shares, if any) a proportionate share of the assets of Loewen available for distribution in the event of the liquidation, dissolution or winding up of Loewen, whether voluntary or involuntary, or in the event of any other distribution of assets of Loewen among its shareholders for the purpose of winding up its affairs (a "Liquidation"). The Common Shares and the Class A Shares rank equally as to dividends and distribution on winding up. See "--Class A Shares."

CLASS A SHARES

    The Class A Shares, which rank PARI PASSU with the Common Shares, were created in connection with the issuance of warrants to the purchasers of certain subordinated debentures issued by Loewen. All of the warrants to acquire Class A Shares were exercised by the debenture holders when Loewen made its initial public offering, and all of the issued Class A Shares have been converted into Common Shares.

FIRST PREFERRED SHARES

    First Preferred Shares may be issued from time to time in one or more series and in such numbers and with such special rights and restrictions attached to each series as the Board of Directors of Loewen determines. The First Preferred Shares, as a class, are entitled to preference over the Common Shares and shares of any other class ranking junior to the First Preferred Shares with respect to the payment of dividends or the distribution of assets in the event of a Liquidation. In the event of non-payment of the full amount of dividends payable or any other amount payable on winding up or other return of capital, the First Preferred Shares of each series will participate ratably with the First Preferred Shares of every other series in accordance with the respective amounts payable.

    SERIES A PREFERRED SHARES

    In March 1988, the Board of Directors designated 1,000,000 First Preferred Shares as 7.75% Cumulative Redeemable Convertible First Preferred Shares, Series A ("Series A Preferred Shares"), all of which shares were issued on March 30, 1988. All of the Series A Preferred Shares were converted to Common Shares on or prior to May 29, 1990.

    SERIES B PREFERRED SHARES

    In June 1994, in connection with the 1994 Management Equity Investment Plan ("MEIP"), the Board of Directors of Loewen designated 425,000 First Preferred Shares as Series B Preferred Shares. As of the date hereof, no Series B Preferred Shares have been issued. Each Series B Preferred Share will be convertible into ten Common Shares at any time before July 15, 2011. As and when cash dividends are declared on the Common Shares, the holders of Series B Preferred Shares are entitled to equivalent cash dividends in proportion to the conversion basis. The Series B Preferred Shares are non-voting.

    Participants in the MEIP were issued investment options ("Investment Options") to acquire debentures of LGII ("MEIP Debentures"). In connection therewith, Loewen entered into an exchange acknowledgment dated as of June 14, 1994, pursuant to which Loewen will issue Series B Preferred Shares to participants in the MEIP in exchange for their MEIP Debentures. Participants in the MEIP have undertaken that, immediately upon exercising their Investment Options, they will exchange the MEIP Debentures acquired thereby for Series B Preferred Shares. Canadian participants have further undertaken that, immediately upon such exchange, they will convert their Series B Preferred Shares into Common Shares. Pursuant to the MEIP, Raymond L. Loewen, Chairman of the Board and Chief Executive Officer of Loewen, has entered into a binding commitment to purchase MEIP Debentures. At his option, Mr. Loewen may hold the Series B Preferred Shares that he acquires on exchange of such MEIP Debentures. It is unlikely that any participants in the MEIP will be entitled to purchase MEIP Debentures, and exchange them for Series B Preferred Shares, before June 15, 1999.

    SERIES C PREFERRED SHARES

    In December 1995, the Board of Directors designated 880,000 First Preferred Shares as Series C Preferred Shares. In May 1996, each Series C Preferred Share was subdivided into ten Series C Preferred Shares; accordingly, currently 8,800,000 First Preferred Shares are designated as Series C Preferred Shares.

    In January 1996, Loewen completed a public offering in Canada and a simultaneous private placement in the United States of an aggregate of 8,800,000 Convertible First Preferred Shares Series C Receipts ("Series C Receipts"), each representing entitlement to 1/10 of a Series C Preferred Share. Following the subdivision of the Series C Preferred Shares in May 1996, the Series C Receipts were replaced with Series C Preferred Shares.

    For purposes of certain determinations in connection with redemption or conversion of Series C Preferred Shares described below, "Current Market Price" at a particular date means the weighted average price at which the Common Shares have traded during the 20 consecutive trading days ending on the third day before such date on The Toronto Stock Exchange or, if the Common Shares are not then listed on The Toronto Stock Exchange, on such stock exchange or interdealer quotation system on which the Common Shares are listed, as may be selected for such purpose by the Board of Directors.

    Holders of Series C Preferred Shares are entitled to cumulative dividends at an annual rate of 6.00%, payable quarterly in arrears on the first business day in January, April, July and October in each year.

    Holders of Series C Preferred Shares have the right at any time before January 1, 2003, to convert each Series C Preferred Share into the number of Common Shares as is determined by dividing Cdn.$25.00 by Cdn.$38.125, as it may be adjusted from time to time. Thereafter, holders of Series C Preferred Shares will have the right on January 1, 2003 and on the first business day of each quarter thereafter, to convert each Series C Preferred Share into the number of Common shares as is determined by dividing Cdn.$25.00 plus accrued and unpaid dividends thereon by the greater of Cdn.$3.00 and 95% of the Current Market Price on the date of conversion.

    Series C Preferred Shares are not redeemable prior to July 1, 1999. Beginning on July 1, 1999, the Series C Preferred Shares will be redeemable by Loewen, upon giving not less than 30 days' notice, at a redemption price equal to Cdn.$25.00 per share plus accrued and unpaid dividends thereon (the "Redemption Price"). Prior to July 1, 2001, a redemption may only be effected by the issuance of Common Shares, determined by dividing the Redemption Price by the greater of Cdn.$3.00 and 95% of the Current Market Price at the date of redemption. On and after July 1, 2001, the Redemption Price may be paid in cash or Common Shares. Loewen may not redeem the Series C Preferred Shares unless the arrearage, if any, of dividends, is paid in full.

    In the event of a Liquidation, holders of the Series C Preferred Shares will be entitled to receive an amount equal to the Redemption Price before any amounts are paid to the holders of Common Shares or any other class of shares ranking junior to the Series C Preferred Shares.

    Holders of Series C Preferred Shares generally are not entitled to attend or vote at any meeting of the holders of Common Shares, except as otherwise required by law. In the event that Loewen shall have failed to pay six quarterly dividends (or the initial dividend payable on July 1, 1996 and any four other quarterly dividends) and so long as such dividends remain in arrears, holders of Series C Preferred Shares shall be entitled to receive notice of, and to attend all meetings of the holders of Common Shares and, at such meetings, shall be entitled to one vote per Series C Preferred Share then held.

SHAREHOLDER PROTECTION RIGHTS PLAN

    On April 20, 1990, the Board of Directors approved the Rights Plan, which was confirmed by Loewen's shareholders in accordance with the provisions thereof at the annual general meeting of shareholders on May 24, 1990 and re-confirmed for an additional five year period at the annual general meeting of shareholders on May 17, 1995. The Rights Plan is currently set to expire on April 20, 2000. This summary of the Rights Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Rights Plan. Certain capitalized terms used below without definition are used as defined in the Rights Plan.

    The Rights Plan is intended to discourage unfair takeover bid tactics and to give the Board of Directors time, if there is an unsolicited bid, to pursue alternatives to maximize shareholder value. To preserve the shareholders' right to consider take-over bids on a fully-informed basis, the Rights Plan provides that a bidder's position may be substantially diluted if it does not either make a "Permitted Bid" directly to all shareholders or negotiate with the Board of Directors for a waiver of the Rights Plan's provisions.

    Unless and until the Rights "separate", each Common Share carries one Right, which is evidenced by the share certificate and is transferable only along with the Common Share.

    The Rights would separate upon:

    (1) the tenth day after the date of first public announcement of a Take-over Bid or the intention of any one (other than Loewen or a subsidiary of Loewen) to make a Take-over Bid, other than a Permitted Bid;

    (2) the tenth day after the date of first public announcement of facts indicating that any person has become the Beneficial Owner of 20% or more of the outstanding Common Shares (unless otherwise exempt under the Rights Plan);

    (3) a Flip-over Transaction or Event, which is generally either

       a.    a business combination whereby the Common Shares would be changed;
or

       b.    a sale of more than 50% of the consolidated assets of the Company;
or

    (4) such earlier or later date as may be determined by the Board of Directors, acting in good faith; provided that, if the foregoing results in the Separation Time being prior to the Record Time, the Separation Time shall be the Record Time.

    In the case of a Take-over Bid (so long as a Flip-in Event has not occurred), each Right would entitle the holder (other than the bidder) to acquire one Common Share for the Exercise Price; in the other cases described above, each Right would entitle the holder (other than the bidder) to acquire for the Exercise Price, Common Shares (in the case of a Flip-in Event) or common shares of the combined entity or purchaser (in the case of a Flip-over Transaction or Event) having an aggregate Market Price of two times the Exercise Price. The Exercise Price is currently Cdn.$125 and is subject to anti-dilution provisions.

    Under the Rights Plan, a Flip-in Event will occur ten days after the acquisition of Beneficial Ownership of more than 20% of the Common Shares except:

    a.  by way of a Permitted Bid (as defined herein);

    b.  by an acquirer who obtains a waiver from the Board of Directors;

    c.  as a result of the death of a Beneficial Owner of Common Shares;

    d. by a person who held more than 20% of the Common Shares on April 20, 1990, who is "grandfathered" subject to a number of restrictions (a "Grandfathered Person"); or

    e. by registered pension plans whose governing legislation does not permit them to hold more than 30% of Common Shares and who acquire shares independently for investment.

    A "Permitted Bid" is a take-over bid that complies with all applicable securities laws and is:

    (1) for all Common Shares and to all holders, wherever resident;

    (2) made by a bidder who (with related parties) does not own more than 5% of the Common Shares (unless the bidder owned at least that percentage on April 20, 1990); and

    (3) conditioned upon approval by a majority of the votes cast by "Independent Shareholders" (those other than certain shareholders who have acquired more than 20% of the Common Shares or who have made a Takeover-Bid, their Associates, Affiliate or persons acting jointly or in concert with them), and expire no earlier than five business days after the shareholders' meeting called to consider it.

    To Loewen's knowledge, the only "Grandfathered Persons" are Raymond L. Loewen and Anne Loewen. The holdings of a Grandfathered Person can be increased by up to 2% of the Common Shares without causing a Flip-in Event to occur. A person who acquires Common Shares as a result of the death of a Grandfathered Person or who buys all of the Common Shares beneficially owned by a Grandfathered Person would also be a Grandfathered Person, but to make a Permitted Bid such a buyer would have to offer the other holders of Common Shares consideration at least equal to that paid to the selling Grandfathered Person.

                            DESCRIPTION OF WARRANTS

    Loewen may issue Warrants to purchase Common Shares, Preferred Shares or Debt Securities, or any combination thereof. Warrants may be issued independently or together with other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between Loewen and a warrant agent ("Warrant Agent"). Forms of Warrant Agreements are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The Warrant Agent will act solely as an agent of Loewen in connection with the Warrants for each such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners or Warrants.

GENERAL

    The following sets forth certain general terms and provisions of the Warrants. Further terms of the Warrants and the respective Warrant Agreement will be set forth in the applicable Prospectus Supplement, including as applicable: (i) the title, series or designation of the Warrants, (ii) the type and amount of Securities that may be acquired on exercise of the Warrants, (iii) the offering price of the Warrants, including the currency or currencies, including composite currencies, in which the Warrants may be purchased, (iv) whether the Warrants are offered attached to or separate from other Securities,
(v) the period during which the Warrants are exercisable, (iv) the exercise price of the Warrants, including the currency or currencies in which the exercise price is payable, and any provisions for changes to or adjustments in the exercise price, (v) any limitations on exercise of the Warrants, (vi) the amount of other Warrants outstanding, (vi) whether the Warrants will be issued in registered or bearer form, (vii) information with respect to book entry procedures, and (viii) any other material terms of the Warrants.

EXERCISE OF WARRANTS

    Each Warrant will entitle the holder to purchase such number of Common Shares or Preferred Shares at such exercise price, for such consideration and during such period or periods, or under such circumstances, as shall in each case be set forth in, or calculable from, the applicable Prospectus Supplement.

    Warrants shall be exercisable by delivery to the Warrant Agent of payment of the exercise price along with properly completed and endorsed certificates representing the Warrants being exercised ("Warrant Certificates"), as provided in the applicable Prospectus Supplement. Unless otherwise provided in the Warrant Agreement, as soon as practicable following receipt of the exercise price and the requisite Warrant Certificates, Loewen shall issue and deliver the Securities purchased pursuant to exercise of the Warrants as soon as practicable. If fewer than all of the Warrants represented by a Warrant Certificate are exercised, a new Warrant Certificate shall be issued for the amount of unexercised Warrants.

MODIFICATION OF WARRANT AGREEMENTS

    The Warrant Agreement will contain a provision permitting Loewen and the Warrant Agent, without the consent of any Warrant holder, to supplement or amend the Warrant Agreement in order to cure any ambiguity and to correct or supplement any provision contained therein which may be defective or inconsistent with other provisions, or to make other provisions in regard to matters or questions arising thereunder which Loewen and the Warrant Agent deem necessary or desirable and which do not adversely affect the interests of the Warrant holders.

                              PLAN OF DISTRIBUTION

    Loewen may offer and sell any of the Securities from time to time through agents, to or through underwriters, through dealers or directly to purchasers. The Prospectus Supplement with respect to the Securities to be offered will set forth the terms of the offering of the Securities, including (i) the name or names of any underwriters, dealers or agents, (ii) the offering price of the Securities, (iii) the proceeds to the Company from such sale, (iv) any underwriting discounts and commissions or other amounts constituting underwriters' or agents' compensation, and (v) any securities exchange or automated quotation system on which the Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    Offers to purchase Securities may be solicited by agents designated by Loewen from time to time. Any such agent involved in the offer or sale of the Securities will be named, and any commissions payable by Loewen to such agent will be set forth, in the applicable Prospectus Supplement. Any such agent may be deemed to be an underwriter (as that term is defined in the Securities Act) of the Securities so offered and sold.

    If Securities are sold by means of an underwritten offering, Loewen will execute an underwriting agreement with one or more underwriters at the time an agreement for such sale is reached. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Securities. If underwriters are utilized in the sale of Securities, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Securities, unless otherwise indicated in the Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Securities will be obligated to purchase all of such series of Securities if any are purchased.

    If a dealer is utilized in the sale of Securities, Loewen will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter (as that term is defined in the Securities Act) of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

    Offers to purchase Securities may be solicited by Loewen directly to institutional investors and others who may be deemed to be underwriters (as that term is defined in the Securities Act) with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

    Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by Loewen against certain liabilities, including liabilities under the Securities Act.

    Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

    Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents of Loewen. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable Prospectus Supplement.

Remarketing firms may be deemed to be underwriters (as such term is defined in the Securities Act) in connection with the Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification or contribution by Loewen against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

    If so indicated in the applicable Prospectus Supplement, Loewen may authorize agents, underwriters or dealers to solicit offers by certain types of institutions to purchase Securities from Loewen at the public offering prices set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on a specified date or dates in the future. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters, dealers and agents soliciting purchases of Securities pursuant to Contracts accepted by Loewen.

                                 LEGAL MATTERS

    The validity of the Securities will be passed upon for Loewen by Russell & DuMoulin, Vancouver, British Columbia, Canada. Certain matters of New York law relating to the Debt Securities will be passed upon for Loewen by Thelen, Marrin, Johnson & Bridges LLP, San Francisco, California.

                                    EXPERTS

    The consolidated financial statements of Loewen incorporated by reference in this Prospectus have been audited by KPMG, Chartered Accountants, for the periods indicated in its report thereon, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on such report given on the authority of KPMG as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER AND SALE OF SECURITIES MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER OR A SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Information by Reference.........................    2
Disclosure Regarding Forward-Looking Statements...........................    3
Financial Information.....................................................    3
The Company...............................................................    4
Use of Proceeds...........................................................    4
Selected Consolidated Financial and Operating Information.................    5
Description of Debt Securities............................................    7
Description of Share Capital..............................................   29
Description of Warrants...................................................   33
Plan of Distribution......................................................   34
Legal Matters.............................................................   35
Experts...................................................................   35

                                  $500,000,000

                             THE LOEWEN GROUP INC.

                                 COMMON SHARES
                                PREFERRED SHARES
                                DEBT SECURITIES
                                    WARRANTS

                   [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                   SUBJECT TO COMPLETION, DATED MAY 27, 1997


PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED         , 1997

                               10,000,000 SHARES
                             THE LOEWEN GROUP INC.

                                 COMMON SHARES

   [LOGO]
                                   ---------

    Of the 10,000,000 Common shares without par value ("Common Shares") of The Loewen Group Inc. ("Loewen" and, together with its subsidiaries and associated
entities, the "Company") being offered,    Common Shares are being offered
initially in the United States and elsewhere outside Canada (the "U.S.
Offering") by United States underwriters (the "U.S. Underwriters") and    Common
Shares are being offered initially in Canada (the "Canadian Offering") by Canadian underwriters (the "Canadian Underwriters" and, together with the U.S. Underwriters, the "Underwriters"). See "Underwriting."

    Raymond L. Loewen, Chairman of the Board and Chief Executive Officer of Loewen, has indicated his intent to purchase for investment purposes, from the Canadian Underwriters, 500,000 of the Common Shares offered on the same terms and conditions as are available to the public. See "Underwriting."


    The Common Shares are listed on the New York Stock Exchange and The Toronto Stock Exchange under the symbol "LWN." The last reported sales price of the Common Shares on May 21, 1997 on the New York Stock Exchange was U.S.$31.00 per share and on The Toronto Stock Exchange was Cdn.$42.50 per share.


    SEE "RISK FACTORS" BEGINNING ON PAGE S-8 HEREOF FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS.
                                 -------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                PRICE TO          UNDERWRITING        PROCEEDS TO
                                                                 PUBLIC             FEES (1)          COMPANY (2)
Offered in the United States and outside Canada..........        U.S.$               U.S.$               U.S.$
Offered in Canada (3)....................................        Cdn.$               Cdn.$               Cdn.$
Total (4)................................................        U.S.$               U.S.$               U.S.$

(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses estimated at U.S.$1,000,000, payable by Loewen.

(3) The offering price in Canada is payable in Canadian dollars and that price and related amounts are the approximate equivalent of the offering price in the United States and related amounts based on the prevailing U.S.-Canadian dollar exchange rate on the date of this Prospectus Supplement.

(4) Loewen has granted the U.S. Underwriters and the Canadian Underwriters
    30-day options to purchase up to             and             additional
    Common Shares, respectively, up to an aggregate of 1,500,000 Common Shares, to cover over-allotments. See "Underwriting." If all such Common Shares are purchased, the total Price to Public, Underwriting Fees and Proceeds to
    Company will be U.S.$   , U.S.$   and U.S.$   , respectively.
                               ------------------

                               GLOBAL COORDINATOR
                               SMITH BARNEY INC.
                                   ---------

    The Common Shares offered hereby, including any Common Shares acquired by transfer from the Canadian Underwriters, are being offered by the several U.S. Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the Common Shares offered hereby will be available for delivery on or about
        , 1997 at the offices of Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.
                                 --------------
SMITH BARNEY INC.
            ALEX. BROWN & SONS
                       INCORPORATED
                                        GOLDMAN, SACHS & CO.
                                                   NESBITT BURNS SECURITIES INC.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS            , 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

    IT IS EXPECTED THAT CERTIFICATES FOR THE COMMON SHARES OFFERED HEREBY WILL BE AVAILABLE FOR DELIVERY ON OR ABOUT THE DATE INDICATED ON THE FRONT COVER PAGE OF THIS PROSPECTUS SUPPLEMENT, WHICH WILL BE SIX BUSINESS DAYS FOLLOWING THE DATE HEREOF (SUCH SETTLEMENT CYCLE BEING REFERRED TO HEREIN AS "T+6"). PURCHASERS OF SUCH COMMON SHARES SHOULD NOTE THAT TRADING OF THE COMMON SHARES ON THE DATE HEREOF OR THE SUCCEEDING TWO BUSINESS DAYS MAY BE AFFECTED BY THE T+6 SETTLEMENT CYCLE. SEE "UNDERWRITING."

                            ------------------------

    In this Prospectus Supplement, unless the context otherwise requires (i) "Loewen" refers to The Loewen Group Inc., a corporation organized under the law of British Columbia, Canada, (ii) "LGII" refers to Loewen Group International, Inc., a Delaware corporation and a wholly-owned subsidiary of Loewen, (iii) the "Company" refers to Loewen, together with its subsidiaries and associated entities, (iv) "Common Shares" refers to the Common shares without par value of Loewen, (v) the "Offering" refers collectively to the U.S. Offering and the Canadian Offering and (vi) references to the Company's "acquisitions" do not include the two structured investments made by the Company in 1996 with Blackstone Capital Partners II Merchant Banking Fund L.P. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions, Investments and Capital Expenditures."

    Unless otherwise indicated, information provided herein with respect to the Offering assumes that the Underwriters' over-allotment options are not exercised.

    All dollar amounts herein are in United States dollars, unless otherwise indicated. References to "Cdn.$" are to Canadian dollars.

                             AVAILABLE INFORMATION

    Loewen is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed by Loewen may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information that Loewen files with the Commission electronically are contained in the Internet Web site maintained by the Commission. The Commission's Web site address is http://www.sec.gov. The Common Shares are traded on the New York Stock Exchange, The Toronto Stock Exchange and the Montreal Exchange. Reports, proxy statements and other information filed by Loewen may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, at the offices of The Toronto Stock Exchange at The Exchange Tower, 2 First Canadian Place, Toronto, Ontario, Canada M5X IJ2 and at the offices of the Montreal Exchange at 800 Victoria Square, Montreal, Quebec, Canada H4Z 1A9.

                             FINANCIAL INFORMATION


    The consolidated financial statements of the Company, included in Loewen's reports filed pursuant to the Exchange Act, are prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). Differences between Canadian GAAP and accounting principles generally accepted in the United States ("U.S. GAAP"), as applicable to the Company, are explained in Note 21 to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Consolidated Financial Statements") and Note 10 to the consolidated financial statements included in Loewen's Quarterly Report of Form 10-Q for the quarter ended March 31, 1997.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS.

                                  THE COMPANY

OVERVIEW

    The Loewen Group Inc. is the second-largest operator of funeral homes and cemeteries in North America. As of April 30, 1997, the Company operated 997 funeral homes and 373 cemeteries located throughout the United States and Canada, with 93.5% of its 1996 consolidated revenue derived from locations in the United States. Over the last five fiscal years, the Company's revenues and earnings from operations have grown at compound annual growth rates of 41.1% and 39.2%, respectively, representing the highest such growth rates among the three largest public funeral home and cemetery operators. Over the same period, the Company invested an aggregate of $1.6 billion in acquisitions.

    In order to enhance its growth and long-term competitive position, the Company has increased its focus on (i) the acquisition and integration of cemeteries and (ii) the growth of "pre-need" funeral service and cemetery sales (sales to customers before the time of need). In addition, the Company recently realigned and combined its cemetery and funeral service sales forces to take advantage of cross-selling and merchandising opportunities, especially in the area of pre-need sales.

    The Company's March 1995 acquisition of Osiris Holding Corporation ("Osiris"), a leading cemetery operator located in the United States, provided the Company with an experienced, highly regarded cemetery management team. In 1996, the Company completed $325 million of cemetery acquisitions (136 locations), as compared to only $87 million of cemetery acquisitions (46 locations) in 1994, the year before the Osiris acquisition. Further, cemetery gross margin has increased from 24.3% for 1994 to 33.2% for 1996, primarily as a result of policies and programs implemented by the new cemetery management team, including an increased emphasis on both pre-need sales and higher margin products and services.

    Pre-need funeral and cemetery sales are particularly important to the Company's growth. A recent American Association of Retired Persons study showed that of surveyed individuals over 50 years of age, only 40% had been contacted regarding the purchase of pre-need cemetery property and merchandise or pre-need funeral services, and only 28% had purchased products or services on a pre-need basis. Over the past several years, the Company has increased its focus on pre-need sales in order to capitalize on this significant market opportunity. As a result, pre-need cemetery sales increased from $87 million in 1995 to $190 million in 1996, and gross pre-need funeral service sales increased from approximately $97 million in 1995 to approximately $190 million in 1996. From an accounting standpoint, pre-need cemetery sales are recognized at the time of sale, while pre-need funeral sales are not recognized until the time that the funeral service is provided, typically 8 to 12 years after the time of sale. As at December 31, 1996, the backlog from pre-need funeral sales had reached approximately $840 million.

    In 1996, the Company also entered into two structured investments with Blackstone Capital Partners II Merchant Banking Fund L.P. ("Blackstone"). In August 1996, the Company and Blackstone together acquired Prime Succession, Inc., the largest privately-held funeral services company in North America and, in November 1996, the Company and Blackstone together acquired the Rose Hills Memorial Park, the largest funeral home/cemetery combination property in North America. In each case, the Company has an exclusive option to acquire Blackstone's interest in these strategic assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further information regarding the investments with Blackstone.

    The Company believes that it is well positioned to continue its growth due in part to the attractive consolidation opportunities available in the highly fragmented North American funeral home and cemetery industry. Management currently estimates that the five largest publicly-traded North American funeral service companies together own or operate approximately 11% of the 23,500 funeral homes in North America and 9% of the 10,500 cemeteries in North America.

GROWTH STRATEGY

    The three principal components of the Company's growth strategy are (i) to acquire a significant number of small, family-owned funeral homes and cemeteries, (ii) to acquire "strategic" operations consisting predominantly of large, multi-location urban properties that generally serve as platforms for acquiring small, family-owned businesses in surrounding regions and (iii) to improve the revenue and profitability of newly-acquired and established locations.

    The first element of the Company's strategy is the acquisition of small, family-owned funeral homes and cemeteries, which comprise the majority of the funeral homes and cemeteries that currently are not owned by the publicly-traded funeral service companies. Management believes that the Company has developed a competitive advantage in this market by differentiating itself from its principal competitors through its (i) emphasis on succession planning for prospective sellers, (ii) desire to retain existing management and personnel at acquired firms and (iii) motivational culture, all of which enhance the Company's ability to identify, consummate and integrate new acquisitions.

    The second element of the Company's strategy is the acquisition of large, multi-location urban properties. These "strategic" acquisitions provide the Company with a critical mass of funeral homes or cemeteries that makes it economic to consolidate relatively less expensive, smaller properties in a region. The Company intends to remain competitive in the strategic acquisition market and to acquire those properties which are priced appropriately and meet its geographic growth objectives.

    The final element of the Company's strategy is the enhancement of the revenue and profitability of its newly-acquired and established locations. Through the Company's integration process, newly-acquired funeral homes and cemeteries typically show an improvement in gross margin within the first year after acquisition, primarily as a result of the economies of scale available to the Company, the introduction of the Company's merchandising and marketing programs and implementation of the Company's pre-need sales programs. The Company's strategy is to continue to increase the revenue and profitability of its established locations through the introduction of additional merchandising, cost control programs and inflation-based pricing and further expansion of its pre-need sales programs. In addition, as the Company increases its presence in a particular market, it can take advantage of greater synergies among its funeral homes and cemeteries in that region, thereby further enhancing the revenue and profitability of each location.

                              RECENT DEVELOPMENTS

FIRST QUARTER 1997 RESULTS

    For the three months ended March 31, 1997, the Company's consolidated revenue increased 42% to $274.7 million from $193.1 million for the three months ended March 31, 1996. Net earnings were $23.7 million, a 38% increase from the same period in 1996. Fully diluted earnings per share were $0.36 for the period, a 20% increase from the $0.30 per share reported for the same period in 1996.

    Strong growth in the Company's cemetery division contributed revenues of $97.4 million in the three months ended March 31, 1997, up 83% from the same period in 1996. Funeral home revenues increased 17% to $155.5 million in 1997 and insurance revenues increased to $21.7 million in 1997 from $6.5 million in 1996.

ACQUISITION PROGRAM

    From January 1, 1997 to April 30, 1997, the Company closed approximately $152 million of acquisitions, comprising 42 funeral homes and 60 cemeteries. As at April 30, 1997, the Company had signed agreements, some of which are non-binding, for the acquisition of a further 59 funeral homes and 76 cemeteries, aggregating approximately $286 million. In addition, in the ordinary course of its business, the Company continually is in the process of evaluating or negotiating prospective acquisitions in competition with other potential purchasers. From time to time, the Company may evaluate or negotiate potential acquisitions which, if consummated, may be considered significant based on acquisition price.

OPTION TO INCREASE REVOLVING CREDIT FACILITY


    On May 5, 1997, the Company announced it had received a commitment from the lead bank in its banking syndicate to increase the Company's principal revolving credit facility (the "1996 Revolving Credit Facility") to $1 billion from its current level of $750 million. The commitment is subject to completion of the Offering (with proceeds of at least $250 million) and the approval of certain senior lenders.


SCI TAKEOVER PROPOSAL WITHDRAWN

    On January 7, 1997, Service Corporation International ("SCI") publicly withdrew its unsolicited proposal to acquire Loewen through an exchange offer announced in October 1996 ("hostile takeover proposal").

                                  THE OFFERING

Common Shares offered:

  U.S. Offering(1)................  shares

  Canadian Offering(1)............  shares
                                    ---------------

    Total(1)......................  10,000,000 shares
                                    ---------------
                                    ---------------

Common Shares to be outstanding
  after the Offering(1)(2)........  69,199,039 shares

Use of proceeds...................  The net proceeds from the Offering will be used for working capital and general corporate purposes,
                                    including acquisitions. Pending use for such purposes,
                                    the net proceeds will be used to reduce borrowings under
                                    the Company's principal revolving credit facility. See
                                    "Use of Proceeds."

Symbol............................  "LWN"

------------------------

(1) Assumes the Underwriters' over-allotment options are not exercised. See "Underwriting."

(2) Based on Common Shares issued and outstanding at April 30, 1997. Does not include (i) 4,576,464 Common Shares issuable upon the exercise of options outstanding at April 30, 1997 granted under employee stock option plans,
    (ii) 3,769,800 Common Shares issuable upon the exercise of options and purchase rights outstanding at April 30, 1997 granted under the 1994 Management Equity Investment Plan (which options and purchase rights first become exercisable in part in June 1999, absent extraordinary circumstances) and (iii) approximately 5,770,492 Common Shares issuable upon the conversion of Loewen's outstanding Series C Preferred Shares, which are presently convertible.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, AS AMENDED AND SUPPLEMENTED, AND CERTAIN DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN, POTENTIAL INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS.

COMPETITION FOR ACQUISITIONS

    The North American funeral services industry acquisition market is extremely competitive. The Company's competition for acquisitions includes SCI, Stewart Enterprises, Inc. ("Stewart"), Equity Corporation International ("ECI") and Carriage Services, Inc. ("CSI"), all of which are publicly-traded companies with significant United States operations, as well as other non-public regional consolidators. On occasion, the Company also has experienced competition on a local level from consolidators who have focused on acquiring funeral home and cemetery properties in a concentrated geographic area. The timing and certainty of completion of potential acquisitions are based on many factors. There can be no assurance that the Company will complete any specific number or dollar amount of acquisitions in a particular year.

RISKS OF ACQUISITIONS AND MANAGING GROWTH

    The Company intends to grow primarily through the acquisition of additional funeral homes and cemeteries. Aggressive pricing by the Company's competitors, particularly for strategic operations, may result in increased acquisition costs. There can be no assurance that the Company will be able to identify, negotiate and consummate acquisitions or that acquired businesses can be operated profitably or integrated successfully into the Company's operations without substantial costs, delays or other operational or financial problems. While the Company believes it has been successful in integrating the acquisitions it has made in the past, there can be no assurance that the Company's historic or future acquisitions will not have an adverse impact on the Company's business, financial condition or results of operations. In addition, acquisitions involve a number of special risks, including possible adverse effects due to diversion of management's attention, failure to retain key acquired personnel and unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition or results of operations. Managing the Company's growth is critical to profitability, and will continue to be one of the most important responsibilities and challenges facing the Company.

FLUCTUATIONS IN REVENUE

    The most significant component of increases in revenue is the level of acquisitions, discussed above. In addition, revenue is affected by the volume of services rendered, and the mix and pricing of services and products sold. The foregoing may be affected by fluctuations in the number of deaths, competitive pricing strategies, pre-need sales and other sales programs implemented by the Company.

LEGAL PROCEEDINGS

    The Company's 1995 financial results were materially and adversely affected by the unanticipated outcome of certain legal proceedings. There currently are legal proceedings pending against the Company, including class actions, the outcome of which could be material. The Company is unable to predict the outcome of any of such proceedings at this time. See "Legal Proceedings."

CERTAIN ANTI-TAKEOVER PROVISIONS AND RISKS

    Certain provisions of Loewen's charter documents and Loewen's Shareholder Protection Rights Plan Agreement may have the effect of discouraging, delaying or preventing a change of control of Loewen or unsolicited acquisition proposals that a shareholder might consider favorable.

    The Company's financial results for 1996 include $18.7 million of finance and other costs related to SCI's hostile takeover proposal.

                   FORWARD-LOOKING AND CAUTIONARY STATEMENTS

FORWARD-LOOKING STATEMENTS

    Management believes that the aggregate purchase price for acquisitions in 1997 will be at least $600 million. Management has established a goal for fully-diluted earnings per share ("EPS") for 1997 of $1.55 to $1.60. The foregoing statements and certain other statements made in this Prospectus Supplement, the accompanying Prospectus, as amended and supplemented, other filings made with the Commission, and elsewhere (including oral statements made on behalf of the Company) are forward-looking statements within the meaning of
Section 27A(i) of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E(i) of the Exchange Act. Shareholders and potential investors are hereby cautioned that certain events or circumstances could cause actual results to differ materially from those estimated, projected or predicted. In addition, forward-looking statements are based on management's knowledge and judgment as of the date that such statements are made. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CAUTIONARY STATEMENTS

    In addition to the Risk Factors set forth above, the following important factors, among others, could cause EPS for 1997, acquisition levels and other future results to differ materially from estimates, predictions or projections included in forward-looking statements: (i) margins achieved by newly-acquired and established operations, (ii) the cost of the Company's financing arrangements (including interest rates on long-term debt), (iii) the number of Common Shares outstanding, (iv) competition, (v) the Company's effective tax rate, (vi) the accounting treatment of acquisitions and the valuation of assets,
(vii) the amount and growth rate of the Company's general and administrative costs and (viii) changes in applicable accounting principles and governmental regulations.

           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

    Set forth below is certain selected consolidated financial and operating information of the Company for each year in the five-year period ended December 31, 1996. The selected consolidated financial information is derived from the Company's audited consolidated financial statements for such periods. The Company's consolidated financial statements are prepared in accordance with Canadian GAAP. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the 1996 Consolidated Financial Statements and Notes thereto.

    The financial results for the year ended December 31, 1996 include $18.7 million of finance and other costs related to SCI's October 1996 hostile takeover proposal for the Company, which proposal was withdrawn in January 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information regarding SCI's hostile takeover proposal. The financial results for the year ended December 31, 1995 include an aggregate of $195.7 million for legal settlements and litigation related finance costs and certain general and administrative costs related to the legal settlements.

                                                                     YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------------------
                                                     1996        1995(1)         1994         1993        1992
                                                 ------------  ------------  ------------  ----------  ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
INCOME STATEMENT INFORMATION:
Revenue........................................  $    908,385  $    598,493  $    417,328  $  303,011  $  218,907
Gross margin...................................       337,571       225,362       158,854     115,118      83,708
Earnings from operations.......................       204,105       117,607        95,113      65,697      50,563
Net earnings (loss)............................        63,906       (76,684)       38,494      28,182      19,766
Basic earnings (loss) per share................          0.97         (1.69)         0.97        0.77        0.59
Fully diluted earnings (loss) per share(2).....          0.97         (1.69)         0.97        0.76        0.58
Ratio of earnings to fixed charges(3)..........          1.9x            --          2.5x        2.9x        2.6x
Aggregate dividends declared per Common
  Share........................................         0.200         0.050         0.070       0.045       0.030


                                                                        AS AT DECEMBER 31,
                                                 ----------------------------------------------------------------
                                                     1996          1995          1994         1993        1992
                                                 ------------  ------------  ------------  ----------  ----------
                                                           (IN THOUSANDS, EXCEPT OPERATING INFORMATION)
BALANCE SHEET INFORMATION:
Total assets...................................  $  3,496,939  $  2,262,980  $  1,326,275  $  913,661  $  675,111
Total long-term debt(4)........................     1,508,221       934,509       516,654     341,977     246,715
Preferred securities of subsidiary.............        75,000        75,000        75,000          --          --
Shareholders' equity...........................     1,048,200       614,682       411,139     325,890     236,317

OPERATING INFORMATION:
Number of funeral home locations(5)............           956           815           640         533         451
Number of funeral services.....................       142,265       114,319        93,760      78,847      63,516
Number of cemeteries(5)........................           313           179           116          70          38

------------------------
(1) Certain of the comparative figures have been reclassified to conform to the presentation adopted in 1996.

(2) Fully diluted earnings (loss) per share figures are calculated in accordance with Canadian GAAP and assume, if dilutive (a) exercise of employee and other stock options effective on their dates of issue and that the funds derived therefrom were invested at annual after-tax rates of return ranging from 5.8% to 7.3%, (b) exercise of options and purchase rights under the 1994 Management Equity Investment Plan ("MEIP") effective on their dates of issue and the add-back of the interest under the related MEIP loan and (c) conversion of the Series C Preferred Shares effective on the date of the issue of the Series C Receipts and the add-back of the dividends during the period. See Note 9 to the 1996 Consolidated Financial Statements.

(3) The 1995 loss was not sufficient to cover fixed charges by a total of approximately $126.6 million and as such the ratio of earnings to fixed charges has not been computed.

(4) Total long-term debt comprises long-term debt, including current portion.

(5) The numbers of locations for 1994 and 1993 include adjustments and consolidations related to prior periods.

    Had the Company's consolidated financial statements been prepared in accordance with U.S. GAAP (see Note 21 to the 1996 Consolidated Financial Statements), selected consolidated financial information would have been as follows:

                                                                     YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------------------
                                                     1996        1995(1)         1994         1993        1992
                                                 ------------  ------------  ------------  ----------  ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
INCOME STATEMENT INFORMATION:
Revenue........................................  $    909,137  $    598,493  $    417,479  $  308,402  $  239,452
Earnings from operations.......................       198,869       117,376        94,758      66,711      54,838
Earnings (loss) before cumulative effect of
  change in accounting principles..............        64,559       (75,800)       39,652      28,912      21,330
Fully diluted earnings (loss) per share before
  cumulative effect of change in accounting
  principles...................................          0.96         (1.67)         0.98        0.77        0.62
Ratio of earnings to fixed charges(2)..........          1.8x            --          2.4x        2.9x        2.6x
Aggregate dividends declared per Common
  Share........................................         0.200         0.050         0.070       0.047       0.033


                                                                        AS AT DECEMBER 31,
                                                 ----------------------------------------------------------------
                                                     1996          1995          1994         1993        1992
                                                 ------------  ------------  ------------  ----------  ----------
                                                                          (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Total assets...................................  $  3,768,021  $  2,345,874  $  1,329,928  $  921,342  $  702,096
Total long-term debt(3)........................     1,508,221       894,509       516,654     341,977     256,577
Preferred securities of subsidiary.............        75,000        75,000        75,000          --          --
Shareholders' equity...........................     1,026,110       519,006       385,950     299,059     245,472

------------------------
(1) Certain of the comparative figures have been reclassified to conform to the presentation adopted in 1996.

(2) The 1995 loss was not sufficient to cover fixed charges by a total of approximately $128.3 million and as such the ratio of earnings to fixed charges has not been computed.

(3) Total long-term debt comprises long-term debt, including current portion.

                PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

    The Common Shares have been listed on the New York Stock Exchange since October 2, 1996 under the symbol "LWN." Prior to such listing, the Common Shares were quoted on the Nasdaq National Market under the symbol "LWNG" ("LWNGF" prior to June 6, 1996).

    The Common Shares have been trading on The Toronto Stock Exchange since May 6, 1987 under the symbol "LWN," and commenced trading on The Montreal Exchange on April 28, 1993, also under the symbol "LWN."

    The following table sets forth, for the periods indicated, the range of high and low sales prices, as reported by the New York Stock Exchange, the Nasdaq National Market and The Toronto Stock Exchange.


                                                               NEW YORK               NASDAQ             THE TORONTO
                                                            STOCK EXCHANGE       NATIONAL MARKET        STOCK EXCHANGE
                                                         --------------------  --------------------  --------------------
                                                           HIGH        LOW       HIGH        LOW       HIGH        LOW
                                                         ---------  ---------  ---------  ---------  ---------  ---------
                                                               (U.S.$)               (U.S.$)               (CDN.$)
1995
  First quarter........................................     n/a        n/a        29.125     24.703     40.875     35.000
  Second quarter.......................................     n/a        n/a        36.500     26.625     50.750     36.750
  Third quarter........................................     n/a        n/a        41.750     33.875     56.000     46.000
  Fourth quarter.......................................     n/a        n/a        41.625     23.125     55.750     31.250
1996
  First quarter........................................     n/a        n/a        29.875     16.375     41.125     22.500
  Second quarter.......................................     n/a        n/a        31.125     26.125     42.350     36.000
  Third quarter........................................     n/a        n/a        42.750     26.625     58.750     36.600
  October 1............................................     n/a        n/a        42.500     41.750     57.750     56.750
  October 2 through December 31........................     42.625     37.625     n/a        n/a        58.000     51.450
1997
  First quarter........................................     41.375     31.875     n/a        n/a        56.750     43.156
  April 1 through May 21...............................     31.875     27.500     n/a        n/a        45.000     38.500



    The last reported sales price of the Common Shares on May 21, 1997 was $31.00 on the New York Stock Exchange and Cdn.$42.50 on The Toronto Stock Exchange.


    As of April 30, 1997, there were 2,072 record holders of the Common Shares.

    In May 1995, Loewen declared a dividend of $0.05 per Common Share. In December 1995, the Board of Directors deferred the declaration of a second semi-annual dividend for 1995 pending resolution of the effects of certain litigation. In February 1996, Loewen declared a dividend of $0.05 per Common Share as the second semi-annual dividend in respect of 1995. Loewen declared a dividend of $0.07 per Common Share in June 1996 and a dividend of $0.08 per Common Share in December 1996.


    In May 1997, Loewen declared a dividend of $0.10 per Common Share, payable on July 2, 1997 to shareholders of record at the close of business on June 18, 1997.


    The general policy of Loewen is to increase the dividend rate on its Common Shares as earnings grow. The declaration and payment of future dividends will be determined by the Board of Directors and will depend upon earnings and, among other things, the Company's operating and financial position, capital requirements and general business conditions.

    The payment of cash, stock and deemed dividends on the Common Shares is generally subject to Canadian withholding tax. The rate of withholding tax is 25% or such lesser amount as may be provided by treaty between Canada and the country of residence of the recipient. Under the current income tax treaty between the United States and Canada, such withholding tax rate generally is reduced to 15%. See "Certain Canadian Federal Tax Considerations" for additional information regarding Canadian withholding tax.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources--Restrictions on Payment of Dividends" for a discussion of certain restrictions on Loewen's ability to pay dividends.

                                USE OF PROCEEDS

    The net proceeds to be received from the Offering (after underwriting fees
and estimated offering expenses) will be approximately $        ($        if the
Underwriters' over-allotment options are exercised in full), which will be used for working capital and general corporate purposes, including acquisitions. The Company anticipates that a substantial portion of the net proceeds from the Offering will be used to fund acquisitions that are expected to be consummated during 1997. As of April 30, 1997, the Company had committed approximately $286 million for new acquisitions, some of which are subject to the satisfaction of certain conditions. None of such acquisitions individually is material to the Company.


    Loewen initially will use all of the net proceeds of the Offering to reduce the outstanding balance of the 1996 Revolving Credit Facility. The facility matures in May 2002 and bears interest at alternatives rates selected by LGII.
At May 16, 1997, the amount outstanding under the facility was $    million, and
such amount bore interest at    % per annum.


    Certain of the Underwriters are controlled by or affiliated with Canadian-chartered banks that are lenders under the 1996 Revolving Credit Facility. See "Underwriting."

                          CONSOLIDATED CAPITALIZATION


    The following table sets forth the cash and term deposits and total capitalization of the Company as of December 31, 1996, (a) on a pro forma basis to reflect the outstanding balance of the 1996 Revolving Credit Facility as of May 16, 1997 and (b) as adjusted to reflect the sale of 10,000,000 Common Shares offered hereby and the application of the estimated net proceeds thereof (after underwriting fees and estimated offering expenses) to reduce the outstanding balance of the 1996 Revolving Credit Facility. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the 1996 Consolidated Financial Statements and Notes thereto.



                                                                                         AS OF DECEMBER 31, 1996
                                                                                        --------------------------
                                                                                                       PRO FORMA,
                                                                                         PRO FORMA    AS ADJUSTED
                                                                                        ------------  ------------
                                                                                              (IN THOUSANDS)
Cash and term deposits................................................................  $     18,059  $     18,059
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Short-term debt, including current portion of long-term debt..........................  $     79,580  $     79,580
                                                                                        ------------  ------------
Long-term debt
  Series 1-4 senior notes.............................................................       700,000       700,000
  Senior amortizing notes, Series A-E.................................................       208,200       208,200
  1996 Revolving Credit Facility......................................................
  Canadian Revolver...................................................................        33,489        33,489
  Term credit facilities..............................................................       133,119       133,119
  Other long-term debt................................................................       196,413       196,413
  Less current portion................................................................       (79,580)      (79,580)
                                                                                        ------------  ------------
    Total long-term debt..............................................................     1,692,141
                                                                                        ------------  ------------
Preferred securities of subsidiary....................................................        75,000        75,000
                                                                                        ------------  ------------
Total shareholders' equity............................................................     1,048,200
                                                                                        ------------  ------------
    Total capitalization..............................................................  $  2,894,921  $  2,894,921
                                                                                        ------------  ------------
                                                                                        ------------  ------------

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

    The Company operates the second-largest number of funeral homes and cemeteries in North America and the largest number of funeral homes in Canada. In addition to providing services at the time of need, the Company also makes funeral, cemetery and cremation arrangements on a pre-need basis.

    The funeral service industry has a number of attractive characteristics. Historically the funeral service industry has had a low business failure risk compared with most other businesses and has not been significantly affected by economic or market cycles. According to the 1994 Business Failure Record published by The Dun & Bradstreet Corporation, the average business failure rate in the United States in 1994 was 86 per 10,000. The 1994 failure rate of the funeral service and crematoria industry was 8 per 10,000, among the lowest of all industries. In addition, future demographic trends are expected to contribute to the continued stability of the funeral service industry. The U.S. Department of Commerce, Bureau of the Census, projects that the number of deaths in the United States will grow at approximately 1.0% annually from 1990 through 2010. Finally, the funeral service industry in North America is highly fragmented, consisting primarily of small, stable, family-owned businesses. Management estimates that notwithstanding the increasing trend toward consolidation over the last few years, only approximately 11% of the 23,500 funeral homes and approximately 9% of the 10,500 cemeteries in North America are currently owned or operated by the five largest publicly-traded North American funeral service companies.

    The Company capitalizes on these attractive industry fundamentals through a growth strategy that emphasizes three principal components: (i) acquiring a significant number of small, family-owned funeral homes and cemeteries; (ii) acquiring "strategic" operations consisting predominantly of large, multi-location urban properties that generally serve as platforms for acquiring small, family-owned businesses in surrounding regions; and (iii) improving the revenue and profitability of newly-acquired and established locations. As a result of the successful implementation of this strategy, the Company has grown significantly. Managing the Company's growth is critical to profitability, and will continue to be one of the most important responsibilities and challenges facing the Company.

RESULTS OF OPERATION

    Detailed below are the Company's operating results for the years ended December 31, 1996, 1995 and 1994, expressed in dollar amounts as well as relevant percentages. Revenue, gross margin data and expenses other than income taxes are presented as a percentage of revenue. Income taxes are presented as a percentage of earnings (loss) before income taxes, including equity and other earnings in associated companies.

    The Company's operations are comprised of three business divisions: funeral homes, cemeteries and insurance. See Note 18 to the 1996 Consolidated Financial Statements.

                                                                 YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                                             -------------------------------  -------------------------------
                                                               1996       1995       1994       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                                      (IN MILLIONS)                    (PERCENTAGES)
Revenue
  Funeral..................................................  $   549.8  $   441.4  $   353.9       60.5%      73.8%      84.8%
  Cemetery.................................................      286.7      143.6       63.4       31.6       23.9       15.2
  Insurance................................................       71.9       13.5         --        7.9        2.3         --
                                                             ---------  ---------  ---------
  Total....................................................  $   908.4  $   598.5  $   417.3      100.0%     100.0%     100.0%
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

                                                                 YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                                             -------------------------------  -------------------------------
                                                               1996       1995       1994       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                       (PERCENTAGES)
                                                                      (IN MILLIONS)
Gross margin
  Funeral..................................................  $   222.9  $   182.5  $   143.4       40.6%      41.3%      40.5%
  Cemetery.................................................       95.2       39.9       15.5       33.2       27.8       24.3
  Insurance................................................       19.5        3.0         --       27.1       22.3         --
                                                             ---------  ---------  ---------
  Total....................................................      337.6      225.4      158.9       37.2       37.7       38.1

Expenses
  General and administrative...............................       76.7       67.7       34.8        8.4       11.3        8.3
  Depreciation and amortization............................       56.8       40.1       29.0        6.3        6.7        6.9
                                                             ---------  ---------  ---------
Earnings from operations...................................      204.1      117.6       95.1       22.5       19.7       22.9
Interest on long-term debt.................................       88.9       50.9       34.2        9.8        8.5        8.2
Finance costs related to hostile takeover proposal.........        3.2         --         --        0.4         --         --
Other costs related to hostile takeover proposal...........       15.5         --         --        1.7         --         --
Legal settlements and litigation related finance costs.....         --      184.9         --         --       30.9         --
Dividends on preferred securities of subsidiary............        7.1        7.1        2.7        0.8        1.2        0.6
Income taxes...............................................       29.1      (47.2)      19.7       31.3      (38.1)      33.9
                                                             ---------  ---------  ---------
                                                                  60.3      (78.1)      38.5        6.6      (13.1)       9.2
Equity and other earnings in associated companies..........        3.6        1.4         --        0.4        0.3         --
                                                             ---------  ---------  ---------
Net earnings (loss)........................................  $    63.9  $   (76.7) $    38.5        7.0%     (12.8)%       9.2%
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Consolidated revenue increased 51.8% to $908.4 million in the year ended December 31, 1996 from $598.5 million in 1995. Consolidated gross margin increased 49.8% to $337.6 million in 1996 from $225.4 million in 1995. As a percentage of revenue, consolidated gross margin decreased to 37.2% in 1996 from 37.7% in 1995, principally due to the increased proportion of cemetery and insurance revenue with associated lower margins and the decrease in funeral gross margin as a percentage of funeral revenue. The Company anticipates that the consolidated gross margin as a percentage of revenue will continue to decline slightly, primarily as a result of continued acquisition and internally-generated growth in the cemetery and insurance divisions.

    Funeral revenue increased 24.6% to $549.8 million in 1996 compared to $441.4 million in 1995, primarily due to acquisitions. Funeral revenue for 1996 includes $4.4 million of commission income received by the Company due to certain non-recurring conversions of trust investments to insurance investments. The number of funeral services performed at locations in operation for all of 1995 and 1996 ("Established Locations") declined by 3.2% from 1995 to 1996; however, this was offset by a higher average revenue per funeral service. Funeral gross margin as a percentage of funeral revenue for Established Locations decreased slightly to 41.7% in 1996 from 42.1% in 1995, as the $2.5 million increase in revenue was more than offset by a $2.7 million increase in costs. As a result of such decrease, together with the lower margins of acquired funeral locations, overall funeral gross margin as a percentage of funeral revenue decreased to 40.6% in 1996 from 41.3% in 1995.

    Cemetery revenue increased 99.7% to $286.7 million in 1996 compared to $143.6 million in 1995, primarily due to acquisitions. Cemetery gross margin increased to 33.2% in 1996 from 27.8% in 1995 principally as a result of a shift to increased sales of interment services for newly acquired as well as existing locations. Management believes that the cemetery gross margin is sustainable at 30% to 32% in 1997. Historically, many of the Company's cemeteries had focused their marketing activities on the sale of cemetery interment rights and related merchandise. During 1996, management implemented sales programs designed to encourage existing pre-need cemetery customers, who are already committed to Company owned cemeteries, as well as new customers, to purchase interment services on a pre-need basis.

For Established Locations, cemetery gross margin increased to 31.2% in 1996 from 26.5% in 1995, primarily as a result of an increase in revenue of $15.2 million, with a $6.1 million increase in costs.

    Insurance revenue increased to $71.9 million for 1996 from $13.5 million in 1995. The increase was due primarily to the integration of the March 1996 acquisition of certain net assets of S.I. Acquisition Associates, L.P. ("S.I.") for approximately $150 million (including related costs), which assets included two insurance companies. The increase in gross margin for insurance operations to 27.1% for 1996 from 22.3% in 1995 reflects primarily the impact of a $4.6 million reduction in insurance policy liabilities following actuarial reviews of insurance policy liabilities and insurance costs and expenses. Under Canadian GAAP, all actuarial assumptions are re-evaluated on a periodic basis. See Note 21 to the 1996 Consolidated Financial Statements.

    In addition to its focus on quality at-need funeral and cemetery services, the Company provides advanced funeral and cemetery planning to the communities it serves. The Company's gross pre-arranged funeral sales increased to approximately $190 million in 1996 from approximately $97 million in 1995. Pre-arranged funeral services comprised approximately 15% of the funeral services performed by the Company in 1996 and approximately 16% of the funeral services performed by the Company in 1995. Although pre-need funeral sales increased in 1996, the Company does not expect pre-arranged funeral services as a percentage of funeral services performed by the Company to vary significantly in 1997 and 1998. The Company estimates that it had a backlog of approximately $840 million in pre-need funeral sales as of December 31, 1996. Approximately 66% of the Company's cemetery revenue in 1996 was generated from pre-need sales compared with 61% in 1995. The Company anticipates approximately the same mix between pre-need and at-need cemetery sales for at least the next two years. Note 1 to the 1996 Consolidated Financial Statements provides information regarding the accounting treatment of pre-arranged funeral services and pre-need cemetery sales.

    United States based operations contributed 93.5% of 1996 consolidated revenue compared with 91.3% in 1995.

    General and administrative expenses, as a percentage of revenue, decreased to 8.4% in 1996 from 11.3% in 1995. For the year ended December 31, 1996, general and administrative expenses increased 13.4% to $76.7 million from $67.7 million in 1995. Included in the general and administrative expense for 1995 were $10.8 million for professional fees and other costs related to the Gulf National and Provident litigations and settlements (described below), and a $3.5 million write-off of acquisition costs. The increase in general and administrative expenses in 1996 is primarily a result of the expansion of the Company's infrastructure necessary to purchase, integrate and operate newly acquired locations, particularly in the cemetery division.

    The $3.2 million of finance costs related to the hostile takeover proposal by SCI are comprised of $1.9 million paid to Company lenders for waiver fees and $1.3 million in additional interest costs relating to the October 1996 senior guaranteed note issue. See "--Liquidity and Capital Resources" and Note 14 to the 1996 Consolidated Financial Statements.

    The $15.5 million of other costs related to the hostile takeover proposal by SCI are comprised of $9.9 million of legal fees, $2.0 million of investment banking advisory fees and $3.6 million of fees to other advisors. No tax benefit relating to these other costs is reflected in the 1996 Consolidated Financial Statements. See Note 14 to the 1996 Consolidated Financial Statements.

    Interest expense on long-term debt increased by $38.0 million in 1996 primarily as a result of additional borrowings by the Company to finance its acquisitions and higher borrowing costs due to lower credit ratings. As a percentage of revenue, depreciation and amortization decreased to 6.3% in 1996 from 6.7% in 1995, principally due to the increased proportion of cemetery acquisitions.

    Income taxes were $29.1 million for 1996, resulting in an effective tax rate of 31.3% for the year, after giving effect to the other costs related to the hostile takeover proposal for which no tax benefit has been provided. In 1995, the Company recorded a deferred tax benefit of $60.3 million relating to the settlements of the Gulf National and Provident litigations. Prior to the tax recovery, 1995 income taxes were

$13.2 million, resulting in an effective rate of 32.0%. The decrease in the effective annual tax rate is due to the expansion of the Company's international and intercompany financing arrangements, offset by the costs related to the hostile takeover proposal for which no tax benefit has been provided.

    Net earnings increased to $63.9 million in 1996 from a net loss of $76.7 million in 1995. EPS increased to $0.97 per share for 1996 from a loss of $1.69 per share for 1995. The net loss and loss in EPS for 1995 were primarily due to the impact of the Gulf National and Provident litigations and settlements.

    The Company's statement of changes in financial position for the year ended December 31, 1996 reflects cash applied to operations of approximately $135 million, primarily as a result of legal settlements of $165 million recorded in 1995 but funded in the first quarter of 1996.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    The results for the year ended December 31, 1995 were significantly affected by the November 1995 jury award of $500 million to Gulf National Insurance Company and certain of its affiliates ("Gulf National") and the subsequent settlements, during the first quarter of 1996, of the Gulf National litigation and certain litigation with Provident American Corporation and one of its affiliates ("Provident"). The related costs are reflected primarily in the results for the three months ended December 31, 1995. For that period, the Company recorded a net loss of $113.2 million as compared to net earnings of $11.4 million in the same period of 1994. For the year ended December 31, 1995, the Company recorded a net loss of $76.7 million compared to net earnings of $38.5 million in 1994.

    Consolidated revenue increased 43.4% to $598.5 million in the year ended December 31, 1995 from $417.3 million in 1994, with funeral revenue increasing 24.6% and cemetery revenue increasing 126.4%. Consolidated gross margin increased 41.9% to $225.4 million in 1995 from $158.9 million in 1994. As a percentage of revenue, funeral gross margin increased to 41.3% in 1995 from 40.5% in 1994 and cemetery gross margin increased to 27.8% in 1995 from 24.3% in 1994. As a result of the change in mix between funeral and cemetery operations, the combined gross margin decreased to 37.7% in 1995 from 38.1% for the same period in 1994.

    Funeral revenue increased 24.6% to $441.4 million in 1995 compared with $353.9 million in 1994, primarily due to acquisitions. The funeral revenue from Established Locations in operation for all of 1994 and 1995 increased by $7.5 million while corresponding funeral gross margins increased from 40.6% to 42.1%. With the implementation of merchandising programs and inflation-based price increases, the Company was able to more than offset a 1.3% decline in the number of funeral services performed at Established Locations.

    Cemetery revenue increased 126.4% to $143.6 million in 1995 compared with $63.4 million in 1994, primarily due to acquisitions. Cemetery gross margin increased to 27.8% in 1995 from 24.3% in 1994, primarily as a result of increased sales activity and the integration of acquisitions with a higher cemetery gross margin. The cemetery revenue from Established Locations in operation for all of 1994 and 1995 increased by $12 million, while corresponding cemetery gross margins increased from 26.6% to 29.0%, both principally due to a higher level of pre-need sales at higher margins.

    In 1995, approximately 16% of the funeral services performed by the Company were pre-arranged, an increase from 15% in 1994. During 1995, the Company sold approximately 28,000 funeral services to families planning in advance compared with approximately 24,000 funeral services in 1994. In 1995, approximately 61% of the Company's cemetery revenue was generated from pre-need sales compared with 53% in 1994.

    Insurance revenue in 1995 was $13.5 million. The Company determined in 1995 that it would not, as previously planned, sell a life insurance subsidiary which had been acquired in connection with a larger acquisition in 1994 with the intent that it be sold. The subsidiary was accounted for at cost from the date of acquisition to June 30, 1995. Beginning July 1, 1995, the Company reported the operations of the life insurance subsidiary on a consolidated basis.

    United States based operations contributed 91.3% of 1995 consolidated revenue compared with 88.4% in 1994.

    For the year ended December 31, 1995, general and administrative expenses increased 94.7% to $67.7 million from $34.8 million in 1994. As a percentage of consolidated revenue, general and administrative expenses in 1995 were 11.3% as compared with 8.3% in 1994. Included in general and administrative expenses in 1995, and principally in the fourth quarter, are litigation, acquisition and other expenses, including $10.8 million for professional fees and other costs related to the Gulf National and Provident litigation and settlements, and a $3.5 million write-off of acquisition costs. The remaining increase in general and administration expenses can be attributed to an expansion of the Company's infrastructure as a result of the integration of acquired operations.

    Interest expense on long-term debt increased by $16.7 million in 1995 primarily as a result of additional borrowings by the Company to finance its acquisitions. The Company's credit ratings were reduced as a result of the Gulf National award.

    The dividends on preferred securities increased from $2.7 million to $7.1 million as a result of the 9.45% Cumulative Monthly Income Preferred Securities (the "MIPS"), issued in 1994 by Loewen Group Capital, L.P., a limited partnership of which LGII is the sole general partner ("LGC"), being outstanding for a full year.

    The Company recorded an expense of $165.0 million for the year ended December 31, 1995 for the Gulf National and Provident settlements announced on January 29, 1996 and February 12, 1996, respectively. The accrual of $135.0 million for the Gulf National settlement consisted of (i) $50.0 million recorded in current liabilities in respect of a cash payment made in February 1996, (ii) $45.0 million recorded in shareholders' equity for the issue of 1.5 million Common Shares in February 1996 with a price guarantee of $30 per share in certain circumstances, and (iii) $40.0 million recorded as long-term debt representing the discounted value of a non-interest bearing promissory note dated January 31, 1996 with payments of $4.0 million per annum over 20 years.

    The accrual of $30 million for the Provident settlement consisted of (i) $3.0 million recorded in current liabilities in respect of a payment made March 19, 1996 and (ii) $27.0 million recorded in shareholders' equity for the issue in March 1996 of one million Common Shares with a price guarantee of $27 in certain circumstances.

    The deferred income tax benefit of $60.3 million from the Gulf National and Provident settlements has been recorded as a deferred income tax asset. Prior to the tax recovery from the Gulf National and Provident settlements, income taxes were $13.2 million, an effective rate of 32.0%, compared with $19.7 million in 1994, an effective rate of 33.9%. The decrease in the effective tax rate in 1995 was primarily due to the expansion of the Company's international and intercompany financing arrangements. As a result of the above, the Company shows a net income tax recovery of $47.2 million versus a net income tax expense of $19.7 million in 1994.

    As a result of litigation during 1995 and the resulting Gulf National and Provident settlements, litigation-related finance costs, aggregating $19.9 million, were expensed in 1995. These finance costs consisted of (i) $7.4 million of finance costs incurred as a result of posting a $125 million bond in connection with the appeal of the Gulf National award, (ii) $3.9 million for amendment of bank facilities due to litigation and write-off of related existing deferred financing costs, and (iii) $8.6 million including $7.1 million for the termination of interest rate agreements and a $1.5 million unrealized loss with respect to interest rate agreements entered into in anticipation of a long-term debt issue that was aborted as a result of the Gulf National award.

    The cash provided from operations for 1995 decreased from $43.3 million to $10.4 million primarily as a result of increased expenses associated with the Gulf National litigation and increases in required working capital and other non-cash balances arising from the additional cemetery operations.

ACQUISITIONS, INVESTMENTS AND CAPITAL EXPENDITURES

    The Company acquired 159 funeral homes, 136 cemeteries and two insurance companies during 1996 for consideration of approximately $620 million through 168 separate acquisition transactions. Of these acquisitions, 149 funeral homes, 135 cemeteries and the two insurance companies were located in the United States and the balance were located in Canada. Included in these acquisitions is the March 1996 purchase of 15 funeral homes, two cemeteries and two insurance companies from S.I. Acquisition Associates, L.P. for approximately $150 million (including related costs). As a result of this acquisition, the Company recorded approximately $186 million of insurance invested assets and approximately $125 million of insurance policy liabilities. During 1995, the Company acquired 177 funeral homes and 64 cemeteries for consideration of approximately $488 million.

    In connection with certain acquisitions the Company may issue Common Shares as full or partial payment of the purchase price ("share-for-share acquisitions"). In August 1996, the Company registered with the Commission 5,000,000 Common Shares for issuance in connection with prospective share-for-share acquisitions. In September 1996, the Company issued 69,533 of such Common Shares in connection with one share-for-share acquisition.

    From time to time, the Company may dispose of non-core assets or businesses acquired in conjunction with the acquisition of funeral homes and cemeteries. In addition, the Company expects to continue to combine or sell a small number of locations in order to utilize its resources to produce a better return from its assets.

    In November 1996, Rose Hills Holding Corp. ("RH Holdings"), a company formed by Blackstone and LGII, acquired the cemetery and mortuary operations and assets of The Rose Hills Memorial Park Association and Roses, Inc. of Los Angeles (together, "Rose Hills"). The principal assets of Rose Hills are the Rose Hills Memorial Park, the largest cemetery in North America, and a mortuary that serves more families annually than any other single mortuary location in the United States. To fund the aggregate transaction price of approximately $285 million, Blackstone and LGII contributed approximately $35 million and $72 million, respectively, to RH Holdings, and an affiliate of LGII contributed 14 funeral homes and two combination funeral home/cemetery operations located in Los Angeles and Orange counties that were valued at $23 million. The remaining $155 million was funded with debt from banks and other institutional investors. For its contribution, Blackstone received a controlling interest in RH Holdings. Blackstone also controls the Board of Directors of RH Holdings. For their contributions, LGII and its affiliate received approximately 20.5% of the outstanding common stock of RH Holdings and an aggregate of $86 million of preferred stock of RH Holdings. The preferred stock constitutes all of the outstanding preferred stock of RH Holdings and has an annual payment-in-kind dividend of 10%. Pursuant to a put/ call agreement between the Company and Blackstone, the Company has an option to acquire Blackstone's common share interest in RH Holdings in certain circumstances (a "call"), and Blackstone has the option to sell its common share interest in RH Holdings to the Company in certain circumstances (a "put"). Upon a call, Blackstone will receive, at a minimum, its original investment and a 22.5% compound return per annum thereon regardless of the calculated equity value. Any additional equity attributable to Blackstone's common share interest will be determined on the basis of a formula set forth in the put/call agreement. Upon a put, there will be no guaranteed return to Blackstone. Any payment to Blackstone will be limited to Blackstone's share of the calculated equity value based on a formula (including earnings before interest, taxes, depreciation and amortization) set forth in the terms of the put/call agreement.

    In August 1996, Prime Succession Holdings, Inc. ("Prime"), a company formed by Blackstone and LGII, acquired all of the outstanding shares of Prime Succession, Inc., which at that time was the largest privately-held funeral services company in North America, with 146 funeral homes and 16 cemeteries in 20 states. To fund the aggregate transaction price of approximately $320 million, Blackstone and LGII contributed approximately $52 million and approximately $78 million, respectively, to Prime. The remaining $190 million was funded with debt from banks and other institutional investors. For its contribution, Blackstone received a controlling interest in Prime. Blackstone also controls the Board of Directors of Prime. For its contribution, LGII received approximately 21.8% of the outstanding common stock of Prime and $63.5 million of preferred stock of Prime. The preferred stock constitutes all of the outstanding preferred stock of Prime and has an annual payment-in-kind dividend of 10%. Pursuant to a put/call agreement between the Company and Blackstone, the Company has an option to acquire Blackstone's common share interest Prime in certain circumstances, and Blackstone has the option to sell its common share interest in Prime to the Company in certain circumstances. Upon a call, Blackstone will receive, at a minimum, its original investment plus a 24.1% compound return per annum thereon regardless of the calculated equity value. Any additional equity attributable to Blackstone's common share interest will be determined on the basis of a formula set forth in the put/call agreement. Upon a put, there is no guaranteed return to Blackstone. Any payment to Blackstone will be limited to Blackstone's share of the calculated equity value based on a formula (involving earnings before interest, taxes, depreciation and amortization) set forth in the terms of the put/call agreement.

    With respect to each of RH Holdings and Prime, the call option can be exercised on the fourth anniversary of the respective closing date and for two years thereafter, and the put option can be exercised beginning on the sixth anniversary of the respective closing date and for two years thereafter.

    See Note 4 to the 1996 Consolidated Financial Statements for additional information regarding RH Holdings and Prime, including further discussions of the put and call options.

LIQUIDITY AND CAPITAL RESOURCES

    The Company plans to fund future acquisitions through a combination of debt and equity offerings and borrowings under its credit facilities (described below). The Company believes that cash flow from operations generally will be sufficient to meet working capital and short-term liquidity requirements for current operations and to fund interest payments and dividends on outstanding Common and preferred shares. The Company plans to finance principal repayments on debt primarily through the issue of additional debt or equity or borrowings under revolving credit facilities and plans to ensure financing is available well in advance of scheduled principal repayment dates, thereby protecting the Company's liquidity and maintaining its financial flexibility.

    The Company's objective is to maintain its long-term debt/equity ratio, on average, in a range of 1.0:1 to 1.5:1. Due to the timing of its ongoing acquisition program, the Company's long-term debt/equity ratio typically will rise to the high end of the range, and then will be reduced substantially by an equity issue. At December 31, 1996 the Company's long-term debt/equity ratio was 1.4:1.

    The Company's balance sheet at December 31, 1996, as compared to December 31, 1995, reflects changes principally from acquisitions during 1996, as described further in Note 2 to the 1996 Consolidated Financial Statements. In addition, the Company's investments in Prime and Rose Hills together increased investments on the balance sheet by $169 million, as further described in Note 4 to the 1996 Consolidated Financial Statements. As at December 31, 1995, there was a working capital deficiency arising from the $53 million accrual for the cash payments required to be made in 1996 under the Gulf National and Provident settlements. The $50 million payment for the Gulf National settlement was funded in 1996 by borrowings under the Company's credit facilities.

    During 1995 and 1996 the Company significantly expanded its cemetery pre-need sales programs. Cemetery pre-need sales typically are structured with low initial cash payments by the customer. The balance due is recorded as an installment contract receivable and the future liability for merchandise as an other liability. The increase in the level of pre-need sales has resulted in an increase in both current and long-term receivables and other liabilities.

    EQUITY OFFERINGS

    In January 1996, Loewen completed a public offering (the "1996 Preferred Share Offering") in Canada and a simultaneous private placement in the United States of Series C Receipts representing 8,800,000 Series C Preferred Shares for gross proceeds of Cdn.$220 million (U.S.$161 million), which were deposited with an escrow agent. The net proceeds were released to the Company periodically to fund acquisitions by depositing with the escrow agent an equal dollar amount of Series C Preferred Shares. By June 1996, all of the Series C Preferred Shares had been deposited with the escrow agent, all of the net proceeds had been released to the Company and the Series C Preferred Shares were released to the holders of the Series C Receipts. Each Series C Preferred Share is convertible into 0.6557 of a Common Share at the option of the holder of Series C Preferred Shares, subject to certain conditions. See Note 9 to the 1996 Consolidated Financial Statements for additional information regarding the Series C Preferred Shares.

    In March 1996, Loewen completed a public offering in Canada and a simultaneous private placement in the United States of 7,000,000 Common Shares and, in April 1996, sold an additional 700,000 Common Shares (pursuant to the exercise of an over-allotment option) for aggregate gross proceeds of approximately Cdn.$302 million (U.S.$221 million) (the "1996 Common Share Offering"). The net proceeds of the 1996 Common Share Offering were used to pay down the then outstanding balance on the Multi-Currency Revolver (defined below) and for general corporate purposes, including acquisitions.

    INDEBTEDNESS

    In March 1996, concurrently with the 1996 Common Share Offering, LGII issued two series of senior guaranteed notes (the "Series 1 and 2 Notes") in the United States for aggregate gross proceeds of $350 million (the "Series 1 and 2 Senior Notes Offering"). The Series 1 and 2 Notes are guaranteed by Loewen. The net proceeds of the Series 1 and 2 Senior Notes Offering were used to repay the then outstanding balance on the Multi-Currency Revolver in full and for general corporate purposes, including acquisitions.

    In October 1996, LGII issued two additional series of senior guaranteed notes (the "Series 3 and 4 Notes") in the United States for aggregate gross proceeds of $350 million (the "Series 3 and 4 Senior Notes Offering"). The Series 3 and 4 Notes are guaranteed by Loewen. The net proceeds of the Series 3 and 4 Senior Notes Offering were used primarily to repay indebtedness under the 1996 Revolving Credit Facility (described below), and the balance of the net proceeds were used for general corporate purposes, including acquisitions and interest and principal payments on existing senior notes.

    In addition to the Series 1 through 4 Notes, LGII and Loewen have outstanding at December 31, 1996 an aggregate of $208 million of senior amortizing notes, issued in five series (Series A through Series E) in 1991, 1993, and 1994 (the "Series A-E Senior Notes"). The Series A-E Senior Notes bear interest at rates ranging from 6.49% to 9.93% and have initial terms of seven to ten years.

    Loewen also has a Cdn.$50 million revolving credit facility that matures in July 1999 (the "Canadian Revolver"), which was amended in July 1996 to modify certain covenants to parallel the 1996 Revolving Credit Facility. A subsidiary of Loewen has a $108 million secured term loan implemented in connection with the 1994 Management Equity Investment Plan that will terminate in July 2000 (the "MEIP Loan"), which also was amended in July 1996 to modify certain covenants to parallel the 1996 Revolving Credit Facility. Loewen has a Cdn.$35 million five-year term loan that will terminate in January 2000 (the "Canadian Term Loan").

    In May 1996, LGII entered into the 1996 Revolving Credit Facility with a syndicate of banks. The 1996 Revolving Credit Facility matures in May 2002 and bears interest at alternative rates selected by LGII. At December 31, 1996, the amount outstanding under the 1996 Revolving Credit Facility was $237 million, and such amount bore interest at 6.87% per annum.

    Prior to entering into the 1996 Revolving Credit Facility, LGII had a $400 million unsecured multi-currency revolving credit facility with a syndicate of banks that was scheduled to mature in May 2000 and a $100 million 364-day unsecured multi-currency revolving credit facility with the same syndicate of banks that expired on May 10, 1996 (together, the "Multi-Currency Revolver"). The Multi-Currency Revolver was repaid in full and retired on May 31, 1996.

    Also on May 31, 1996, Loewen, LGII and their senior lenders entered into a collateral trust arrangement pursuant to which the senior lenders share certain collateral on a PARI PASSU basis. The collateral includes (i) a pledge for the benefit of the senior lenders of the shares of capital stock held by Loewen of substantially all of the Loewen subsidiaries and (ii) all of the financial assets of LGII (including the shares of capital stock held by LGII of various subsidiaries). The collateral is held by a trustee for the equal and ratable benefit of the various holders of senior indebtedness. This senior lending group consists principally of the lenders under the 1996 Revolving Credit Facility, the Canadian Revolver, the MEIP Loan, and the Canadian Term Loan as well as the holders of certain letters of credit, the Series A-E Senior Notes, the Series 1 and 2 Notes and the Series 3 and 4 Notes.

    RESTRICTIONS ON PAYMENT OF DIVIDENDS

    Certain of the Company's debt instruments and credit facilities contain restrictions, including change of control provisions and provisions restricting payment of dividends on Common and preferred shares, restricting encumbrance of assets, limiting redemption or repurchase of shares, limiting disposition of assets, limiting the amount of additional debt, limiting the amount of capital expenditures and requiring the Company to maintain specified financial ratios. At December 31, 1996, approximately $26 million of the Company's retained earnings were not restricted and were available for payment of dividends under the most restrictive agreement. See Note 6 to the 1996 Consolidated Financial Statements.

    In connection with the issuance of the MIPS by LGC in August 1994, Loewen is guarantor of a Series A Junior Subordinated Debenture due August 31, 2024 issued by LGII (the "Series A Debenture"). Under the terms of the Series A Debenture, Loewen may not pay dividends on its Common Shares if (i) there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default (as defined in the Series A Debenture),
(ii) Loewen is in default with respect to payment of any obligations under certain related guarantees or (iii) LGII shall have given notice of its election to select an Extension Period (as defined in the Series A Debenture), and such period, or any extension thereof, shall be continuing. For further information regarding the MIPS, see Note 7 to the 1996 Consolidated Financial Statements.

    Payments of dividends and loans and advances by subsidiaries to Loewen or LGII are not restricted except that the Company's insurance subsidiaries are subject to certain state regulations which restrict distributions, loans and advances from such subsidiaries to the Company.

    INTEREST RATE RISK MANAGEMENT

    The Company enters into derivative transactions with financial institutions only as hedges of other financial transactions and not for speculative purposes. The Company's policies do not allow leveraged transactions and are designed to minimize credit and concentration risk with counter-parties. The Company's practice is to use swaps and options to manage its exposure to interest rate movements. The Company's strategy is to maintain an average of between 60% and 80% of its debt subject to fixed interest rates, although at any point in time during a period the percentage of debt subject to fixed interest rates may be higher or lower. The Company also uses futures and options to fix the interest rate of anticipated financing transactions in advance. All derivatives are entered into as hedges based on several criteria, including the timing, size and term of the anticipated transaction. Any gain or loss from an effective hedging transaction is deferred and amortized over the life of the financing transaction as an adjustment to interest expense.

    SOURCES AND USES OF CAPITAL

    The following table summarizes the sources and uses of capital for the past three years based on the Company's Consolidated Statements of Changes in Financial Position.

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1996      1995(1)     1994
                                                                                      ---------  ---------  ---------
                                                                                               (IN MILLIONS)
Sources of capital:
  Cash provided by operations.......................................................  $  (134.5) $    10.4  $    43.3
  Issue of Common Share capital.....................................................      300.6      203.1       53.3
  Issue of preferred securities of subsidiary.......................................         --         --       75.0
  Issue of preferred shares.........................................................      154.1         --         --
  Net change in long-term debt and current note payable.............................      575.4      381.2      172.9
                                                                                      ---------  ---------  ---------
    Total...........................................................................  $   895.6  $   594.7  $   344.5
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

Uses of capital:
  Business acquisitions (net of debt and liabilities assumed).......................  $   619.6  $   487.9  $   265.6
  Construction of new facilities....................................................       17.7       14.7       14.1
  Investments, net..................................................................      171.4       15.7       30.9
  Net capital expenditures..........................................................       30.8       17.9       13.6
  Net purchase of insurance invested assets.........................................       34.4         --         --
  Common Share dividends............................................................       11.4        2.4        2.9
  Preferred share dividends.........................................................        8.9         --         --
  Increase (decrease) in cash and cash equivalents..................................      (21.3)      27.3       (2.5)
  Other.............................................................................       22.7       28.8       19.9
                                                                                      ---------  ---------  ---------
    Total...........................................................................  $   895.6  $   594.7  $   344.5
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

------------------------

(1) Certain of the comparative figures have been reclassified to conform to the presentation adopted in 1996.

                                    BUSINESS

OVERVIEW

    The Loewen Group Inc. is the second-largest operator of funeral homes and cemeteries in North America. As of April 30, 1997, the Company operated 997 funeral homes and 373 cemeteries located throughout the United States and Canada, with 93.5% of its 1996 consolidated revenue derived from locations in the United States. Over the last five fiscal years, the Company's revenues and earnings from operations have grown at compound annual growth rates of 41.1% and 39.2%, respectively, representing the highest such growth rates among the three largest public funeral home and cemetery operators. Over the same period, the Company invested an aggregate of $1.6 billion in acquisitions.

    In order to enhance its growth and long-term competitive position, the Company has increased its focus on (i) the acquisition and integration of cemeteries and (ii) the growth of "pre-need" funeral service and cemetery sales (sales to customers before the time of need). In addition, the Company recently realigned and combined its cemetery and funeral service sales forces to take advantage of cross-selling and merchandising opportunities, especially in the area of pre-need sales.

    The Company's March 1995 acquisition of Osiris provided the Company with an experienced, highly regarded cemetery management team. In 1996, the Company completed $325 million of cemetery acquisitions (136 locations), as compared to only $87 million of cemetery acquisitions (46 locations) in 1994, the year before the Osiris acquisition. Further, cemetery gross margin has increased from 24.3% for 1994 to 33.2% for 1996, primarily as a result of policies and programs implemented by the new cemetery management team, including an increased emphasis on both pre-need sales and higher margin products and services.

    Pre-need funeral and cemetery sales are particularly important to the Company's growth. A recent American Association of Retired Persons study showed that of surveyed individuals over 50 years of age, only 40% had been contacted regarding the purchase of pre-need cemetery property and merchandise or pre-need funeral services, and only 28% had purchased products or services on a pre-need basis. Over the past several years, the Company has increased its focus on pre-need sales in order to capitalize on this significant market opportunity. As a result, pre-need cemetery sales increased from $87 million in 1995 to $190 million in 1996, and gross pre-need funeral service sales increased from approximately $97 million in 1995 to approximately $190 million in 1996. From an accounting standpoint, pre-need cemetery sales are recognized at the time of sale, while pre-need funeral sales are not recognized until the time that the funeral service is provided, typically 8 to 12 years after the time of sale. As at December 31, 1996, the backlog from pre-need funeral sales had reached approximately $840 million.

    In 1996, the Company also entered into two structured investments with Blackstone. In August 1996, the Company and Blackstone together acquired Prime Succession, Inc., the largest privately-held funeral services company in North America, and in November 1996, the Company and Blackstone together acquired the Rose Hills Memorial Park, the largest funeral home/cemetery combination property in North America. In each case, the Company has an exclusive option to acquire Blackstone's interest in these strategic assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further information regarding the investments with Blackstone.

    The Company believes that it is well positioned to continue its growth due in part to the attractive consolidation opportunities available in the highly fragmented North American funeral home and cemetery industry. Management currently estimates that the five largest publicly-traded North American funeral service companies together own or operate approximately 11% of the 23,500 funeral homes in North America and 9% of the 10,500 cemeteries in North America.

    Loewen is a holding company that, as of April 30, 1997, has approximately 900 direct and indirect subsidiaries, including LGII. LGII, which is a wholly-owned subsidiary of Loewen, is a holding company for all United States operations (excluding the Company's operations in Puerto Rico). Loewen is a holding company for all of the Company's operations outside of the United States (including Puerto Rico). All of Loewen's subsidiaries are operating subsidiaries except for fourteen subsidiaries that principally are financing vehicles. In addition, LGII is the general partner of LGC. The MIPS issued by LGC are publicly-held and are traded on the New York Stock Exchange.

    Loewen was incorporated under the Company Act of British Columbia on October 30, 1985. The principal executive offices of the Company are located at 4126 Norland Avenue, Burnaby, British Columbia V5G 3S8, telephone number (604) 299-9321. The Company also maintains corporate offices at 50 East RiverCenter Boulevard, Suite 800, Covington, Kentucky 41011 and at 3190 Tremont Avenue, Trevose, Pennsylvania 19053.

GROWTH STRATEGY

    The three principal components of the Company's growth strategy are (i) to acquire a significant number of small, family-owned funeral homes and cemeteries, (ii) to acquire "strategic" operations consisting predominantly of large, multi-location urban properties that generally serve as platforms for acquiring small, family-owned businesses in surrounding regions and (iii) to improve the revenue and profitability of newly-acquired and established locations.

    The first element of the Company's strategy is the acquisition of small, family-owned funeral homes and cemeteries, which comprise the majority of the funeral homes and cemeteries that currently are not owned by the publicly-traded funeral service companies. Management believes that the Company has developed a competitive advantage in this market by differentiating itself from its principal competitors through its (i) emphasis on succession planning for prospective sellers, (ii) desire to retain existing management and personnel at acquired firms and (iii) motivational culture, all of which enhance the Company's ability to identify, consummate and integrate new acquisitions.

    The second element of the Company's strategy is the acquisition of large, multi-location urban properties. These "strategic" acquisitions provide the Company with a critical mass of funeral homes or cemeteries that makes it economic to consolidate relatively less expensive, smaller properties in a region. The Company intends to remain competitive in the strategic acquisition market and to acquire those properties which are priced appropriately and meet its geographic growth objectives.

    The final element of the Company's strategy is the enhancement of the revenue and profitability of its newly-acquired and established locations. Through the Company's integration process, newly-acquired funeral homes and cemeteries typically show an improvement in gross margin within the first year after acquisition, primarily as a result of the economies of scale available to the Company, the introduction of the Company's merchandising and marketing programs and implementation of the Company's pre-need sales programs. The Company's strategy is to continue to increase the revenue and profitability of its established locations through the introduction of additional merchandising, cost control programs and inflation-based pricing and further expansion of its pre-need sales programs. In addition, as the Company increases its presence in a particular market, it can take advantage of greater synergies among its funeral homes and cemeteries in that region, thereby further enhancing the revenue and profitability of each location.

BUSINESS OPERATIONS

    The Company's operations are comprised of three business divisions: funeral homes, cemeteries and insurance. In August 1996, the Company created a regional management structure to organize its operations into seven geographic regions. Within each of these regions, five of which are in the United States and two of which are in Canada, the Company has integrated certain aspects of its funeral home and cemetery divisions. Management believes that the new organizational structure will enable the Company to capitalize on regional operating efficiencies and to better realize synergies.

    The Company's management structure and remuneration practices are designed to support and encourage entrepreneurial drive and individual responsibility. Each funeral home and cemetery is operated as a distinct profit center, with monthly and annual financial performance monitored by regional and corporate management in accordance with budgeted projections. Local managers are given a high degree of autonomy because the Company believes that, as members of the local community, they are best able to judge how to conduct day-to-day operations in a manner consistent with the established character of the particular business and the needs of the community.

    FUNERAL HOMES

    The Company's funeral homes offer a full range of funeral services, encompassing the collection of remains, registration of death, professional embalming, use of funeral home facilities, sale of caskets and other merchandise, transportation to a place of worship or funeral chapel for a religious service and transportation to a cemetery or crematorium. To provide the public with the opportunity to choose the service that is most appropriate from both a personal and financial perspective, the Company offers complete funeral services (including caskets and related merchandise) at prices ranging from approximately $750 to $7,500 (and averaging approximately $3,500).

    Substantially all of the Company's funeral homes provide basic cremation services, and the Company has proprietary programs designed to provide a full range of service alternatives to families choosing cremation. In 1996, cremations accounted for approximately 28% of all funeral services performed by the Company. As a percentage of all funeral services in the United States, cremations have been increasing by approximately 1% annually over the past five years and, in 1996, accounted for approximately 21% of all funeral services performed in the United States.

    Funeral operations accounted for approximately 61% of the Company's consolidated revenue for 1996. Amounts paid for funeral services are recorded as revenue at the time the service is performed. Payments made for pre-need funeral contracts are either placed in trust by the Company or are used on behalf of the purchaser of the pre-need contract to pay premiums on life insurance polices under which the Company is designated as the beneficiary. At the date of performing a pre-arranged funeral service, the Company records as funeral revenue the amount originally trusted or the insurance contract amount, together with related accrued earnings retained in trust and increased insurance benefits. The Company's gross pre-arranged funeral sales were approximately $190 million for 1996, compared with approximately $97 million in 1995.

    CEMETERIES

    The Company's cemetery division assists families in making burial arrangements and offers a complete line of cemetery products (including a selection of burial spaces, burial vaults, lawn crypts, memorials, niches and mausoleum crypts), the opening and closing of graves and cremation services.

    The Company's cemetery operations comprised approximately 32% of the Company's consolidated revenue for 1996, the majority of which was derived from pre-need sales of cemetery products and services. The pre-need sale of interment rights and related products and services is recorded as revenue when customer contracts are signed. At that time, costs related to the sale are also recorded and an allowance is established for future cancellations and refunds, based on management's estimates of expected cancellations. A portion of the proceeds received by the Company from pre-need merchandise sales is generally set aside in merchandise trust funds to provide for the future delivery of the cemetery products. Pre-need sales are usually financed by the Company over three to four years at interest rates ranging from 10% to 15%.

    In addition, the Company provides for the long-term maintenance of its cemetery properties by placing a portion, typically 10%, of the proceeds from the sale of interment rights into a perpetual care trust fund. The income from these funds is used to offset the maintenance costs of operating the cemeteries. At December 31, 1996, the Company had approximately $160 million in perpetual care trust funds.

    INSURANCE

    The Company operates four insurance subsidiaries, all of which were acquired in conjunction with certain funeral home acquisitions. These insurance subsidiaries operate in Texas, Louisiana, Mississippi and Arizona and sell a variety of life insurance products to fund funerals. Revenue from the Company's insurance operations totaled approximately $72 million in 1996.

COMPETITION

    Competition generally arises from two sources in the funeral service industry. The first form is competition among local funeral homes and cemeteries for at-need and pre-need business. The market share of a single funeral home or cemetery in any community is often a function of the name, reputation and location of that funeral home or cemetery. Accordingly, gains in market share within a community are usually achieved over a long period of time.

    The Company also faces competition in its ongoing acquisition program. In the North American funeral service industry acquisition market, the Company's competition includes SCI, Stewart, ECI and CSI, all of which are publicly-traded funeral service companies with significant United States operations, as well as other non-public regional consolidators. On occasion, the Company also has experienced competition on a local level from consolidators who have focused on acquiring funeral home and cemetery properties in a concentrated geographic area.

REGULATION

    The funeral service industry is regulated primarily on a state and provincial basis with the vast majority of jurisdictions requiring licensing and supervision of individuals who provide funeral-related services. A number of jurisdictions also regulate the sale of pre-need services and the administration of any resulting trust funds or insurance contracts. In addition, concerns regarding lack of competition have led a few jurisdictions to enact legislation designed to encourage competition by restricting the common ownership of funeral homes, cemeteries and related operations within a specific geographic region.

    The Company's United States operations must also comply with federal legislation, including the laws administered by the Occupational Safety and Health Administration, the Americans with Disabilities Act and the Federal Trade Commission ("FTC") regulations. The FTC administers the Trade Regulation Rule on Funeral Industry Practices, the purpose of which is to prevent unfair or deceptive acts or practices in connection with the provision of funeral goods or services.

    The Company's insurance company subsidiaries are subject to regulation by the states in which they are domiciled and the states in which their products are sold.

ENVIRONMENTAL RISK

    Management believes that the Company's primary environmental risk arises in connection with the acquisition of a funeral home or cemetery property. The Company manages this risk by conducting extensive environmental due diligence of all potential acquisition candidates. Management endeavors to ensure that environmental issues are identified and addressed in advance of acquisition or are covered by an indemnity by the seller or an offset to the purchase price.

EMPLOYEES

    At March 31, 1997, the Company employed approximately 17,000 people with approximately 500 people employed at the Company's corporate offices. Management believes that its relationship with employees is good. Fewer than 150 of the Company's employees are members of collective bargaining units. All full-time and eligible part-time employees who have been employed by the Company for more than 90 days are entitled to five free Common Shares as part of the Company's "Share The Vision" program.

                               LEGAL PROCEEDINGS

CLASS ACTIONS ALLEGING SECURITIES LAWS VIOLATIONS

    On November 4, 1995, a class action lawsuit claiming violations of federal securities laws was filed on behalf of a class of purchasers of Company securities against Loewen and five individuals who were officers of the Company (four of whom were also directors) in the United States District Court for the Eastern District of Pennsylvania. LGII, LGC, and the lead underwriters (the "MIPS Underwriters") of LGC's 1994 offering of the MIPS, were subsequently added as defendants. On November 7, 1995, a class action lawsuit was filed on behalf of a class of purchasers of Loewen's Common Shares against Loewen and the same individual defendants in the United States District Court for the Southern District of Mississippi alleging Federal securities law violations and related common law claims. On December 1, 1995, a class action lawsuit was filed on behalf of a class of purchasers of the Company's securities against Loewen, LGII, LGC and the same individual defendants in the United States District Court for the Eastern District of Pennsylvania.

    The complaints with respect to the class actions alleged that the defendants failed to disclose the Company's anticipated liability in connection with certain litigation with Gulf National. The Pennsylvania class actions also alleged failure to disclose the Company's potential liability in connection with certain litigation with Provident. The Company settled the lawsuits with Gulf National and Provident during the first quarter of 1996.

    Pursuant to a Transfer Order filed April 15, 1996 by the Judicial Panel on Multidistrict Litigation, the Mississippi class action was transferred to the Eastern District of Pennsylvania for consolidation of pretrial proceedings with the two Pennsylvania class actions. On September 16, 1996, the plaintiffs filed a Consolidated and Amended Class Action Complaint (the "Consolidated Class Action Complaint"). Procedurally, the Consolidated Class Action Complaint supersedes the complaints filed in the class actions. Plaintiffs allege three causes of action in the Consolidated Class Action Complaint: (i) Loewen, LGII, LGC and the five individual defendants violated Sections 10(b) and 20(a) and the implementing anti-fraud rules under the Exchange Act, (ii) LGII, LGC and three of the five individual defendants violated Sections 11 and 15 of the Securities Act, in connection with the MIPS offering and (iii) Loewen, LGII and LGC made material misstatements in connection with the MIPS offering in violation of Sections 12(2) and 15 of the Securities Act. Plaintiffs seek compensatory money damages in an unspecified amount, together with attorneys fees, expert fees and other costs and disbursements. Punitive damages are not sought.

    The defendants filed their Answer to the Consolidated Class Action Complaint on November 1, 1996, in which they have denied the material allegations and raised certain affirmative defenses. The parties have commenced discovery and document production. No depositions have been taken.

    The parties have stipulated to the provisional certification of plaintiff classes consisting of: (i) all purchasers of Common Shares or MIPS on an American stock exchange or in public offerings during the period from April 16, 1993 through November 1, 1995, with respect to the Exchange Act claims; and (ii) all persons who purchased MIPS pursuant to the public offering in August 1994, with respect to the Securities Act claims. Defendants have retained all rights to conduct discovery on class issues and to move to modify the class definitions or to decertify the classes. Plaintiffs have agreed to stay all proceedings, including all discovery, relating to disclosures about the Provident litigation. Plaintiffs have the right to lift the stay upon written notice, which must be provided 90 days before the end of discovery or the beginning of trial.

    On June 11, 1996, all claims against the MIPS Underwriters were dismissed without prejudice, by agreement of the parties. Prior to the dismissal, the MIPS Underwriters had indicated to the Company that they would seek indemnity from the Company for costs incurred. The Company paid the MIPS Underwriters' costs through the date of dismissal. The Company expects that the MIPS Underwriters will seek further indemnity from the Company if any of the claims against the Underwriters are reinstated.

    On April 29, 1997, the Court issued Pretrial Order No. 2, which provides, among other things, that: (i) trial will be set on or after February 1, 1999;
(ii) the Court will convene a settlement conference on

August 19, 1997; (iii) depositions are to commence on or after September 10, 1997 and be completed by June 30, 1998; (iv) expert discovery is to be completed by September 30, 1998; and (v) dispositive motions are to be filed by October 30, 1998.

    The Company referred the claims to its insurance carrier under its directors and officers liability insurance policy. On February 9, 1996, the carrier denied coverage of the claim. The Company believes that such denial was improper. On March 21, 1996, the Company commenced an action in British Columbia Supreme Court seeking a declaration that the policy covers indemnification with respect to the class action. As of the date hereof, the Supreme Court had not ruled on the action. The Company cannot predict at this time the extent to which any settlement or litigation that may result from these claims will ultimately be covered by insurance, if at all.

    The Company has determined that it is not possible at this time to predict the final outcome of these legal proceedings and that it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to the plaintiffs. Accordingly, no provision with respect to the class actions has been made in the 1996 Consolidated Financial Statements.

ROE ET AL., PALLADINO ET AL., O'SULLIVAN AND SCHNEIDER


    In October 1995, Roe and 22 other families filed a lawsuit against LGII and Osiris in Florida Circuit Court in St. Petersburg. In early April 1996, a related lawsuit, PALLADINO ET AL., was filed by eight families against LGII and Osiris in Florida Circuit Court in St. Petersburg, and was assigned to the same judge handling the Roe matter. In June 1996, the Roe and Palladino lawsuits were consolidated and amended to include a total of 90 families, and in July 1996, the Palladino lawsuit was dismissed. In October 1996, a Fifth Amended Complaint ("Complaint") was filed bringing the number of plaintiff families to 150. The gravamen of the Complaint is that, in July 1992, employees of the Royal Palm Cemetery facility who were installing a sprinkler line disturbed the remains of infants in one section of the cemetery. The specific claims include tortious interference with a dead body (intentional and grossly negligent conduct so extreme and outrageous as to imply malice) and negligent infliction of emotional distress. The Complaint also names Loewen and LGII as defendants (on an alter ego theory) and includes claims for negligent retention of certain cemetery employees. Each plaintiff identified in the Complaint is seeking damages in excess of $15,000, but the Complaint alleges aggregate damage in excess of $40,000,000. In addition, in May 1996, Sean M. O'Sullivan filed a lawsuit against Osiris and LGII and in July 1996, Karen Schneider filed a lawsuit against Osiris and LGII. The factual allegations underlying the O'Sullivan and Schneider complaints are identical to those alleged in the Complaint. Schneider has been named in the Complaint and the Schneider lawsuit has been dismissed. A mediation was held on November 14, 1996, but the parties did not reach an agreement. However, over the past several months, nearly 100 families have settled their claims for de minimis sums, leaving the number of plaintiff families at 51. O'Sullivan likewise settled for a de minimis sum and dismissed his complaint. The Complaint was dismissed for pleading deficiencies. A Sixth Amended Complaint has been filed, essentially recasting all of the previous claims in new terms. Moreover, the Sixth Amended Complaint improperly names plaintiffs who have already settled their claims. A motion to dismiss and for sanctions directed toward the Sixth Amended Complaint has been filed.


    At the time the remains allegedly were disturbed, the Royal Palm Cemetery was owned by Osiris. Osiris was acquired by the Company in March 1995. The insurance carriers for Osiris and Loewen have assumed the defense of these claims, subject to a reservation of rights. The insurance carrier for Loewen has stated that it may take the position that each gravesite claim is separately subject to the per claim policy deductible of $250,000. Accordingly, no assurance can be made that insurance coverage will be available. The annual Osiris policy limit is $11,000,000 and the annual Loewen policy limit is $80,000,000.

    The Company has determined that it is not possible at this time to predict the final outcome of these legal proceedings and that it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to the plaintiffs. Accordingly, no provision with respect to this lawsuit has been made in the 1996 Consolidated Financial Statements.

ESNER ESTATE

    On February 1, 1995, Stuart B. Esner and Sandra Esner (the "Executors") as co-executor for the Estate of Gerald F. Esner (the "Esner Estate") filed an action in the Court of Common Pleas in Bucks County, Pennsylvania against Osiris and a law firm (the "Law Firm") that previously represented Osiris and its principal shareholders, Gerald F. Esner, Lawrence Miller and William R. Shane. Messrs. Miller and Shane currently are executive officers of the Company and LGII.

    The complaint alleged that Osiris breached the terms of a Second Amended and Restated Shareholders' Agreement among Messrs. Esner, Miller and Shane (the "Shareholders' Agreement") by attempting to repurchase shares of Osiris held by the Esner Estate (the "Esner Shares") without complying with the terms of the Shareholders' Agreement, and that the Law Firm breached its fiduciary duty and committed malpractice in connection with the drafting of the Shareholders' Agreement and its representation of Esner and Osiris. The Executors asked the Court (i) to have the value of Osiris reappraised pursuant to the terms of the Shareholders' Agreement and (ii) to require Osiris to repurchase the Esner Shares pursuant to a new appraisal and the alleged terms of the Shareholders' Agreement or, alternatively, to pay the Esner Estate the fair value of the Esner Shares as determined by the new appraisal.

    In March 1995, LGII purchased all of the issued and outstanding shares of Osiris, including the Esner Shares. In connection with the purchase, LGII entered into an indemnification agreement whereby Messrs. Miller and Shane agreed to indemnify and hold LGII harmless with respect to any claims, liabilities, losses and expenses, including reasonable attorney's fees, in connection with or arising from the Esner Estate litigation.

    On April 9, 1996, the Executors filed a second complaint, which names Messrs. Miller and Shane and LGII as defendants. The second complaint alleges breach of contract, fraud and related claims against Messrs. Miller and Shane, and that LGII joined a civil conspiracy by acquiring Osiris. The Executors request compensatory damages of $24,300,000 against the various defendants, and seek punitive damages from Messrs. Miller and Shane. The two cases were consolidated by the Court.

    On October 9, 1996, the Executors instituted a new civil action against the Law Firm. On November 18, 1996 the Executors instituted a new civil action against the individual partners of the Law Firm. In both complaints, the Executors expanded upon the allegations against the Law Firm contained in the previous complaints. By stipulation approved by the Court on February 24, 1997, the parties agreed to consolidate all suits and to permit the Executors to file a Third Amended Complaint, which was filed on February 10, 1997. The prayers for relief remain unchanged. Osiris and Messrs. Miller and Shane have filed preliminary challenges to the Third Amended Complaint. Likewise, LGII has moved for a dismissal of the claims against it for failure to state a claim upon which relief can be granted. That motion and the preliminary challenges are all pending.

    The Company has determined that it is not possible at this time to predict the final outcome of these legal proceedings and that it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to the plaintiffs. Accordingly, no provision with respect to this lawsuit has been made in the 1996 Consolidated Financial Statements.

FELDHEIM ET AL. V. SI-SIFH CORP. ET AL.

    In January 1997, Elmer C. Feldheim and four other individuals filed a lawsuit on behalf of themselves and a class of similarly situated individuals and/or entities against SI-SIFH Corp., SI-SI Insurance Company, Inc., Loewen Louisiana Holdings, Inc., and LGII in the Parish of Jefferson, State of Louisiana. Plaintiffs seek a class action. SI-SIFH Corp. and SI-SI Insurance Company, Inc. were acquired by the Company in March 1996 when the Company acquired the assets of S.I. Acquisition Associates, L.P.


    Plaintiffs hold or held funeral insurance policies issued by insurance companies owned, directly or indirectly, by the defendants. The plaintiffs allege that (i) the defendants failed to provide the funeral services purchased with the policies by, among other things, offering a casket of inferior quality upon presentation of a policy, and (ii) in connection with the sale of the insurance policy, the insurance companies negligently or fraudulently represented and interpreted the scope and terms of the policies and omitted to provide material information regarding the policy benefits and limitations. Plaintiffs also allege unfair trade practices in violation of Louisiana's trade practices law.


    Plaintiffs seek damages, penalties and attorneys fees. Louisiana law prohibits plaintiffs from alleging specific amounts of damages. Plaintiffs also seek a declaratory judgment compelling defendants to honor the policies and allowing a plaintiff to select a more expensive casket than provided for in the policy, upon payment of the difference in retail value, without forfeiting the other benefits provided for in the policy.

    As of the date hereof, no discovery has taken place. The Company has determined that it is not possible at this time to predict the final outcome of this legal proceeding, including whether a class will be certified, and that it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to plaintiffs. Accordingly, no provision with respect to this lawsuit has been made in the 1996 Consolidated Financial Statements.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

    The following is the opinion of Thelen, Marrin, Johnson & Bridges LLP, United States counsel to Loewen, as to the material United States federal income tax consequences generally applicable to the acquisition, ownership and disposition of Common Shares by beneficial owners who are either United States Holders (as defined) or non-United States Holders (as defined) of Common Shares and who own, directly or constructively, less than 10% of the voting stock of Loewen. The opinion reflects counsel's interpretation of the Income Tax Treaty between Canada and the United States (the "Treaty"); the Internal Revenue Code of 1986, as amended; judicial decisions; administrative pronouncements; and existing and proposed Treasury Regulations in force as of the date of this Prospectus Supplement, changes to any of which after the date of this Prospectus Supplement could apply on a retroactive basis and affect the tax consequences described herein. There can be no assurance that the Internal Revenue Service will not take a different position concerning the consequences of the acquisition, ownership or disposition of Common Shares or that any such position would not be sustained. Thus, future legislative, judicial or administrative changes or interpretations, which may or may not be retroactive, could produce United States tax consequences different from those expressed in counsel's opinion. This discussion deals only with Common Shares held as capital assets and does not address all aspects of federal income taxation or all tax considerations that may be relevant to all categories of potential purchasers (such as United States Holders who are dealers or United States Holders whose functional currency is not the United States dollar). This discussion does not include state, local or non-United States income or other tax considerations. THIS DISCUSSION IS OF A GENERAL NATURE ONLY. IT IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF THE INCOME TAX CONSEQUENCES AND SHOULD NOT BE INTERPRETED AS LEGAL OR TAX ADVICE TO ANY PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD OBTAIN INDEPENDENT ADVICE FROM A TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO THAT INVESTOR OF ACQUIRING, HOLDING AND DISPOSING OF COMMON SHARES.

    As used in this opinion, the term "United States Holder" means for United States federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or any state; and (iii) an estate or trust, the income of which is includible in gross income for United States federal income tax purposes regardless of its source. The term "Non-United States Holder" means a person or entity that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.

UNITED STATES HOLDERS

    United States Holders generally will be required to include dividends received on the Common Shares, including the amount of any Canadian taxes withheld therefrom, in their taxable incomes for United States federal income tax purposes. Distributions made by Loewen to a United States Holder of Common Shares generally will constitute dividends to the extent that they are paid out of Loewen's current and accumulated earnings and profits as computed for United States federal income tax purposes. To the extent that any distribution exceeds Loewen's current and accumulated earnings and profits as so computed, it will be treated as a tax-free return of the United States Holder's tax basis in the Common Shares and thereafter as gain from the sale or exchange of property. United States Holders will not be entitled to claim a dividends received deduction with respect to distributions by Loewen.

    Subject to certain conditions and limitations, Canadian income taxes withheld from dividends may be allowed as a credit against the United States Holder's federal income tax liability. See "Certain Canadian Federal Tax Considerations" for additional information regarding Canadian withholding tax. Foreign taxes are creditable only to the extent of the United States federal income tax otherwise payable with respect to the United States Holder's foreign source income, and this overall limitation is calculated separately with respect to specific classes of income. The consequences of the separate limitation calculations will depend on the nature and sources of each United States Holder's income and deductions. Except as discussed below, dividends distributed by Loewen will generally constitute "passive income" or, in the case of certain United States Holders, "financial services income." If 10% or more of Loewen's earnings and profits in any year is attributable to sources within the United States, then the same percentage of any dividend paid by Loewen from such earnings and profits will be treated as U.S.-source income for foreign tax credit purposes, unless the United States Holder elects to treat such dividends as a separate class of income in computing the foreign tax credit limitation. For 1996, 10% or more of Loewen's earnings and profits was attributable to sources within the United States, and Loewen expects that for 1997, 10% or more of its earnings and profits will be attributable to sources within the United States. Loewen will notify its United States Holders within a reasonable time as to the extent to which any dividend is subject to this rule.

    Any difference between the amount realized by the United States Holder on a sale or exchange of the Common Shares and the United States Holder's tax basis in the Common Shares will be treated as capital gain or loss. Capital gain or loss recognized by a United States Holder on the sale or other disposition of Common Shares will generally be treated as United States source income. The deductibility of capital losses is subject to restrictions.

    Under current Loewen policy, dividends are paid in United States currency to record holders having addresses in the United States. Purchases and sales of Common Shares through The New York Stock Exchange are generally settled in United States currency. However, if at any time a United States Holder purchases or sells Common Shares for or receives dividends on Common Shares paid in Canadian currency, in calculating taxable income the United States Holder generally will be required to determine the tax basis, the amount realized on sale or the amount of the dividend, as the case may be, in United States currency at the exchange rate prevailing at the time of the purchase or sale or the receipt of the dividend. Gain or loss, if any, recognized on a disposition of Canadian currency generally will be taxed as ordinary income or loss.

    Certain noncorporate United States Holders may be subject to backup withholding at a rate of 31% on the proceeds of a sale, exchange or other disposition of Common Shares. United States Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

HOLDERS OTHER THAN UNITED STATES HOLDERS

    Pursuant to Article X of the Treaty, no United States federal income or withholding tax will be imposed on dividends paid on the Common Shares to a Non-United States Holder unless the Non-United States Holder has a permanent establishment or fixed base in the United States (either directly or through a partnership) with which the dividends are effectively connected. However, if proposed Treasury Regulations are finalized in their present form, beginning in 1998, dividends paid to non-corporate Non-United States Holders may be subject to backup withholding and reportable to the Internal Revenue Service if paid to a United States account or by mail to a United States address, unless the Non-United States Holder provides a written certification of Non-United States Holder status to Loewen or to the broker with whom the account is established.

    In general, Non-United States Holders will not be subject to United States federal income taxation of gains realized on the disposition of Common Shares unless (i) the Holder carries on a trade or business within the United States (either directly or through a partnership) and such gains are effectively connected with such trade or business; or (ii) in the case of an individual Holder, the Holder is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met.

    Payments on the sale, exchange or other disposition of Common Shares made to or through a foreign office of a broker generally will not be subject to backup withholding. However, under certain circumstances information reporting (but not backup withholding) will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

    Any amounts withheld from a payment to a Non-United States Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability, if any, and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                  CERTAIN CANADIAN FEDERAL TAX CONSIDERATIONS

    The following is the opinion of Russell & DuMoulin, Canadian counsel to Loewen, as to the material Canadian federal income tax consequences generally applicable to the acquisition, ownership and disposition of Common Shares by an individual who is resident in the United States and not in Canada and who holds the Common Shares as capital property. This opinion is based upon the current provisions of the Income Tax Act of Canada (the "Canadian Tax Act"), the regulations thereunder and on counsel's understanding of the current administrative practices of Revenue Canada Customs, Excise and Taxation. This discussion does not apply to a holder who, either alone or together with persons with whom the holder does not deal at arms length, has in the last five years owned at least 25% of the issued shares of any class of Loewen stock or to a corporate holder that owns at least 10% of the issued voting shares of Loewen stock. The provisions of the Canadian Tax Act are subject to income tax treaties to which Canada is a party, including the Treaty. THIS DISCUSSION IS OF A GENERAL NATURE ONLY. IT IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF THE INCOME TAX CONSEQUENCES AND SHOULD NOT BE INTERPRETED AS LEGAL OR TAX ADVICE TO ANY PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD OBTAIN INDEPENDENT ADVICE FROM A TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO THAT INVESTOR OF ACQUIRING, HOLDING AND DISPOSING OF COMMON SHARES.

UNITED STATES HOLDERS

    Where a dividend on Common Shares is received by a holder who is resident in the United States and not in Canada, within the meaning of the Treaty, Canadian withholding tax will be payable. Under the Treaty, the withholding tax rate is 15%.

    A holder who is resident in the United States and not in Canada within the meaning of the Treaty will not be subject to Canadian income tax on either the purchase or sale of Common Shares.

    There are no Canadian estate or gift taxes.

HOLDERS OTHER THAN UNITED STATES HOLDERS

    Where a dividend is received by a holder who is not resident in either Canada or the United States, Canadian withholding tax will be payable. Under the Canadian Tax Act, the withholding tax rate is 25%. This rate may be subject to reduction under the terms of an applicable tax treaty between Canada and the country of residence of the holder.

    A holder who is not resident in either Canada or the United States will not be subject to Canadian income tax on either the purchase or sale of Common Shares.

    There are no Canadian estate or gift taxes.

                                  UNDERWRITING

    Subject to the conditions of the U.S. Underwriting Agreement, the U.S. Underwriters, for whom Smith Barney Inc., Alex. Brown & Sons Incorporated, Goldman, Sachs & Co., and Nesbitt Burns Securities Inc. are acting as representatives, have severally agreed to purchase from Loewen, concurrently with the sale of Common Shares to the Canadian Underwriters under the Canadian Offering, the number of Common Shares set forth opposite their names below:

                                           NUMBER OF
U.S. UNDERWRITER                             SHARES
-----------------------------------------  ----------
Smith Barney Inc.........................
Alex. Brown & Sons Incorporated..........
Goldman, Sachs & Co......................
Nesbitt Burns Securities Inc.............

                                           NUMBER OF
U.S. UNDERWRITER                             SHARES
-----------------------------------------  ----------
                                           ----------
  TOTAL..................................
                                           ----------
                                           ----------

    Subject to the conditions of the Canadian Underwriting Agreement, the Canadian Underwriters have severally agreed to purchase from Loewen, concurrently with the sale of Common Shares to the U.S. Underwriters under the U.S. Offering, the number of Common Shares set forth opposite their names below:

                                           NUMBER OF
CANADIAN UNDERWRITER                         SHARES
-----------------------------------------  ----------
Nesbitt Burns Inc........................
RBC Dominion Securities Inc..............
Smith Barney Canada Inc..................

                                           NUMBER OF
CANADIAN UNDERWRITER                         SHARES
-----------------------------------------  ----------
Midland Walwyn Capital Inc...............
Goepel Shields & Partners Inc............
CIBC Wood Gundy Securities Inc...........
First Marathon Securities Limited........
                                           ----------
  TOTAL..................................
                                           ----------
                                           ----------

    Each of the U.S. Underwriting Agreement and the Canadian Underwriting Agreement provides that the obligations of the several U.S. Underwriters and the several Canadian Underwriters thereunder are subject to approval of certain legal matters by counsel and to certain other conditions and may be terminated at their discretion upon the occurrence of certain stated events. The nature of the U.S. Underwriters' and the Canadian Underwriters' obligations is such that they are committed to purchase and pay for all of the above Common Shares if any are purchased. The offering price of the Common Shares under the Canadian Offering is payable in Canadian dollars and that price and related amounts are the approximate equivalent of the offering price of the Common Shares and related amounts under the U.S. Offering, based on the prevailing U.S.-Canadian dollar exchange rate on the date of this Prospectus Supplement. The closing of the U.S. Offering and of the Canadian Offering is a condition of the closing of the other.

    The Underwriters initially propose to offer the Common Shares directly to the public at the applicable public offering price set forth on the cover page hereof and to certain dealers at such price less a concession not in excess of
$   per share below the price to the public. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $   per share to certain
other dealers.

    Loewen has granted the U.S. Underwriters and the Canadian Underwriters options, exercisable at any time and from time to time during the 30-day period from the date of this Prospectus Supplement, to purchase up to an aggregate of
1,500,000 additional Common Shares,       Common Shares in the case of the U.S.
Underwriters and       Common Shares in the case of the Canadian Underwriters,
at the applicable public offering price set forth on the cover page hereof less underwriting fees. The U.S. Underwriters or the Canadian Underwriters, as the case may be, may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sales of the Common Shares made by such Underwriters. To the extent such option is exercised, each U.S. Underwriter or Canadian Underwriter, as the case may be, will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such Underwriter's name in the preceding tables bears to the total number of Common Shares offered by the U.S. Underwriters or the Canadian Underwriters, as the case may be.

    It is expected that delivery of the Common Shares will be made against payment therefor on or about the date specified in the last paragraph of the front cover page of this Prospectus Supplement, which is the sixth business day following the date hereof. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Common Shares on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the Common Shares initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Common Shares who wish to trade Common Shares on the date hereof or the two succeeding business days should consult their own advisor.

    Loewen and its executive officers and directors have agreed that, subject to certain exceptions, without the prior written consent of Smith Barney Inc. and Nesbitt Burns Inc., they will not offer, sell, contract to sell or otherwise dispose of any Common Shares or securities convertible or exercisable or exchangeable for Common Shares for a period of 90 days after the date of closing of the Offering, other than the Common Shares offered hereby.

    Pursuant to an Agreement between the U.S. Underwriters and the Canadian Underwriters (the "Intersyndicate Agreement") relating to the Offering, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the Common Shares under the U.S. Offering and subject to certain exceptions, the U.S. Underwriters will not offer to sell or sell Common Shares in Canada or to Canadian persons or to persons they have reason to believe intend to resell in Canada or to Canadian persons, and the Canadian Underwriters have agreed that, as part of the distribution of Common Shares under the Canadian Offering and subject to certain exceptions, the Canadian Underwriters will not offer to sell or sell Common Shares outside Canada or to non-Canadian persons or to persons they have reason to believe intend to resell outside Canada or to non-Canadian persons.

    Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the Canadian Underwriters of such number of Common Shares as may be mutually agreed. The price of any shares to be so sold shall be the initial United States dollar public offering price set forth on the cover page of this Prospectus Supplement, less a concession not in excess of $ per share below the price to the public.

    Each of the U.S. Underwriters that may offer Common Shares outside the United States and Canada has represented and agreed that (i) it has not offered or sold and prior to the date six months after the date of issue of the Common Shares will not offer or sell any Common Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Shares in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Common Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

    No action has been or will be taken in any jurisdiction by the Company or any of the Underwriters that would permit any offering to the general public of the Common Shares offered hereby in any jurisdictions other than the United States and Canada.

    Loewen has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act and Canadian provincial securities laws, or to contribute to payments the Underwriters may be required to make in respect thereof.

    In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares. Specifically, the Underwriters may over-allot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase Common Shares in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase Common Shares in the open market to stabilize the price of the Common Shares. These activities may stabilize or maintain the market price of the Common Shares above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    Pursuant to policy statements of the Ontario Securities Commission and the Quebec Securities Commission, the Canadian Underwriters may not, throughout the period of distribution of the Common Shares, bid for or purchase Common Shares. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in or raising the price of the Common Shares. Those exceptions include a bid or purchase permitted under the by-laws and rules of The Toronto Stock Exchange and the Montreal Exchange relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing, in connection with the Offering, the Canadian Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

    Nesbitt Burns Inc. and Nesbitt Burns Securities Inc. (collectively, "Nesbitt Burns"), RBC Dominion Securities Inc. ("RBC-DS") and CIBC Wood Gundy Securities Inc. ("CIBC Wood Gundy") are controlled by or affiliated with Canadian chartered banks (collectively "Related Banks" and individually "Nesbitt Burns' Related Bank," "RBC-DS' Related Bank" and "CIBC Wood Gundy's Related Bank," respectively) which are lenders to the Company under the Canadian Revolver, the 1996 Revolving Credit Facility, the MEIP Loan or certain other loans and letters of credit, all of which (except for certain letters of credit) are secured as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Indebtedness." A number of waivers and amendments have been made under the agreements governing certain of such debt principally in connection with the Gulf National and Provident legal settlements and litigation and the SCI hostile takeover proposal. At March 31, 1997, the Company was in compliance with the terms of the agreements governing all of such debt. The decision to distribute the Common Shares under the Offering and the determination of the terms of the distribution were made through negotiation between Loewen and the Underwriters. None of the Related Banks had any involvement in such decision or determination. None of the Underwriters will receive any benefit from the Offering other than their respective portion of the underwriting fees fee payable by Loewen.

    As at April 30, 1997, the amount owing to RBC-DS' Related Bank was Cdn.$48.8 million under the Canadian Revolver. As at April 30, 1997, the amount outstanding under the 1996 Revolving Credit Facility was $500.5 million, of which $45.7 million was owing to Nesbitt Burns' Related Bank, $16.6 million was owing to RBC-DS' Related Bank and $23.2 million was owing to CIBC Wood Gundy's Related Bank. As at April 30, 1997, the amount outstanding under the MEIP Loan was $107.6 million, of which $8.9 million was owing to Nesbitt Burns' Related Bank and $22.2 million was owing to RBC-DS' Related Bank. As at April 30, 1997, the amount owing under certain other letters of credit was $14.0 million, of which $6.0 million was owing to Nesbitt Burns' Related Bank and $0.3 million was owing to RBC-DS' Related Bank. The proceeds of the Offering will be used to
repay approximately $   million of the 1996 Revolving Credit Facility which will
result in the repayment of approximately $   million to Nesbitt Burns' Related
Bank, approximately $   million to RBC-DS' Related Bank and approximately $
million to CIBC Wood Gundy's Related Bank.

    Certain of the Underwriters have provided from time to time, and are expected to provide in the future, investment banking and other financial services to the Company.

    J. Carter Beese, Jr., a director of Loewen, is chairman of Alex. Brown International. Alex. Brown International is an affiliate of Alex. Brown & Sons Incorporated, one of the U.S. Underwriters.

    Raymond L. Loewen, Chairman of the Board and Chief Executive Officer of Loewen, has indicated his intent to purchase for investment purposes, from the Canadian Underwriters, 500,000 of the Common Shares offered under the Canadian Offering on the same terms and conditions as are available to the public. Mr. Loewen may finance a portion of the purchase price through a loan from Smith Barney Inc., which loan may be secured by Common Shares (other than those purchased by Mr. Loewen under the Canadian Offering). Smith Barney Inc. is one of the U.S. Underwriters. Mr. Loewen is deemed to be the beneficial owner of approximately 9,088,128 Common Shares, or 15.37% of the Common Shares outstanding at April 30, 1997 (although he disclaims beneficial ownership of 2,254,838 shares owned by his wife, who has sole voting and dispositive power with respect to such shares).

                                 LEGAL MATTERS

    Russell & DuMoulin, Canadian counsel to Loewen, will pass upon (i) the validity of the Common Shares and (ii) statements as to Canadian taxation in the Prospectus Supplement under the caption "Certain Canadian Federal Tax Considerations." Thelen, Marrin, Johnson & Bridges LLP, United States counsel to Loewen, will pass upon statements as to United States taxation in the Prospectus Supplement under the caption "Certain United States Federal Tax Considerations." Davis Polk & Wardwell is acting as United States counsel to the Underwriters. McCarthy Tetrault is acting as Canadian counsel to the Underwriters.

                                    EXPERTS

    The consolidated financial statements of the Company incorporated by reference in the Prospectus have been audited by KPMG, Chartered Accountants, for the periods indicated in its report thereon, which is incorporated by reference in the Prospectus. Such financial statements have been so incorporated in reliance on the reports given on the authority of KPMG as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER OR A SOLICITATION IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE ITS DATE.
                                 --------------

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                            ------
                              PROSPECTUS SUPPLEMENT
Available Information.....................................................     S-3
Financial Information.....................................................     S-3
Prospectus Supplement Summary.............................................     S-4
Risk Factors..............................................................     S-8
Forward-looking and Cautionary Statements.................................     S-9
Selected Consolidated Financial and Operating Information.................    S-10
Price Range of Common Shares and Dividend Policy..........................    S-12
Use of Proceeds...........................................................    S-13
Consolidated Capitalization...............................................    S-13
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    S-14
Business..................................................................    S-24
Legal Proceedings.........................................................    S-28
Certain United States Federal Tax Considerations..........................    S-31
Certain Canadian Federal Tax Considerations...............................    S-33
Underwriting..............................................................    S-35
Legal Matters.............................................................    S-38
Experts...................................................................    S-38
                                    PROSPECTUS
Available Information.....................................................       2
Incorporation of Certain Information by Reference.........................       2
Disclosure Regarding Forward-Looking Statements...........................       3
Financial Information.....................................................       3
The Company...............................................................       4
Use of Proceeds...........................................................       4
Selected Consolidated Financial and Operating Information.................       5
Description of Debt Securities............................................       7
Description of Share Capital..............................................      29
Description of Warrants...................................................      33
Plan of Distribution......................................................      34
Legal Matters.............................................................      35
Experts...................................................................      35

                               10,000,000 SHARES

                             THE LOEWEN GROUP INC.

                                 COMMON SHARES

                                     [LOGO]

                                 -------------

                             PROSPECTUS SUPPLEMENT

                                      , 1997

                                 --------------

                               SMITH BARNEY INC.


                               ALEX. BROWN & SONS

                                   INCORPORATED

                              GOLDMAN, SACHS & CO.
                         NESBITT BURNS SECURITIES INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated fees payable by the registrants in connection with the issuance and distribution of the securities being registered are as follows:


SEC Registration Fee..........................................  $ 151,515.15
Accounting Fees and Expense...................................    300,000.00
Legal Fees and Expenses.......................................    300,000.00
Printing Fees.................................................    300,000.00
Miscellaneous.................................................    198,484.85
                                                                ------------
  TOTAL.......................................................  $1,250,000.00
                                                                ------------
                                                                ------------



ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.


    Section 152 of the Company Act of British Columbia provides in part that:

    A company may, with the approval of the court, indemnify a director or former director of the company or a director of a corporation of which it is or was a shareholder, and his heirs and personal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director, including an action brought by the company or corporation, if

    (a) he acted honestly and in good faith with a view to the best interests of the corporation of which his is or was a director; and

    (b) in the case of a criminal or administrative action or proceeding, he had reasonable grounds for believing that his conduct was lawful.

    Part 19 of Loewen's Articles provides that Loewen shall indemnify its directors generally in accordance with the provisions of Section 152 and that Loewen shall indemnify its Secretary and any Assistant Secretary against all costs, charges and expenses incurred that have arisen as a result of serving Loewen in such capacity. The Articles further provide that Loewen may indemnify any of its officers, employees or agents against all costs, charges and expenses incurred as a result of acting as an officer, employee and agent of Loewen.

    Pursuant to indemnification agreements, Loewen has agreed to indemnify its directors and certain officers against all costs, charges and expenses incurred by reason of being a director or officer of Loewen. Loewen's duty to indemnify is subject to court approval and conditioned upon the individual acting honestly and in good faith with a view to the best interests of Loewen.


ITEM 16. EXHIBITS.



EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  1    UNDERWRITING AGREEMENTS
  1.1  Form of Underwriting Agreement relating to Common Shares
  1.2  Form of Underwriting Agreement relating to Preferred Shares*
  1.3  Form of Underwriting Agreement relating to Debt Securities of Loewen*
  1.4  Form of Underwriting Agreement relating to Warrants*

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  4    INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES
  4.1.1 Note Agreement by Loewen and LGII re 9.70% Senior Guaranteed Notes, Series
           A, due November 1, 1998, issued by LGII ("Series A Notes"), 9.93%
           Senior Guaranteed Notes, Series B, due November 1, 2001, issued by
           LGII ("Series B Notes"), and 9.70% Senior Guaranteed Notes, Series C,
           due November 1, 1998, issued Loewen ("Series C Notes"), dated for reference October 1, 1991(1)
  4.1.2 Second Amendment, dated for reference May 15, 1996, to Note Agreements, dated for reference October 1, 1991, among Loewen, LGII and institutions named therein, re Series A Notes, Series B Notes and
           Series C Notes(2)
  4.2  Guaranty Agreement by Loewen re Series A Notes and Series B Notes, dated for reference October 1, 1991(1)
  4.3  Guaranty Agreement by LGII re Series C Notes, dated for reference October
           1, 1991(1)
  4.4.1 Note Agreement, dated for reference September 1, 1993, by and between
           Loewen and LGII re 9.62% Senior Guaranteed Notes, Series D, due
           September 11, 2003, issued by Loewen ("Series D Notes"), as amended on
           June 10, 1994(1)
  4.4.2 Second Amendment, dated for reference May 15, 1996, to Note Agreements, dated for reference September 1, 1993, among Loewen, LGII and institutions named therein, re Series D Notes(2)
  4.5  Guaranty Agreement by LGII re Series D Notes, dated for reference April 1,
           1993(1)
  4.6.1 Note Agreement by LGII and Loewen re 6.49% Senior Guaranteed Notes, Series
           E, due February 25, 2004, issued by LGII ("Series E Notes"), dated for reference February 1, 1994(1)
  4.6.2 Second Amendment, dated for reference May 15, 1996, to Note Agreements, dated for reference February 1, 1994, among Loewen, LGII and Teachers
           Insurance and Annuity Association of America, re Series E Notes(2)
  4.7  Guaranty Agreement by Loewen re Series E Notes, dated for reference
           February 1, 1994(1)
  4.8.1 Amended and Restated 1994 MEIP Credit Agreement, dated as of June 14,
           1994, amended and restated as of May 15, 1996 (the "MEIP Credit
           Agreement"), by and between Loewen Management Investment Corporation, in its capacity as agent for LGII ("LMIC"), Loewen and the banks listed therein (the "MEIP Banks") and Wachovia Bank of Georgia, N.A.,
           as agent for the MEIP Banks ("MEIP Agent")(1)
  4.8.2 First Amendment to the MEIP Credit Agreement, dated as of December 2,
           1996(3)
  4.8.3 Second Amendment to the MEIP Credit Agreement, dated as of April 30,
           1997(3)
  4.9  Security Agreement, dated as of June 14, 1994, by and between LMIC and the
           MEIP Agent(1)
  4.10 Guaranty dated as of June 14, 1994, by LGII in favor of the MEIP Agent for the ratable benefit of the MEIP Banks(1)
  4.11 Guaranty dated as of June 14, 1994, by Loewen in favor of the MEIP Agent for the ratable benefit of the MEIP Banks(1)
  4.12 Exchange Acknowledgment by Loewen, with respect to the 1994 Exchangeable
           Floating Rate Debentures due July 1, 2001 issued by LGII, dated June
           15, 1994(1)
  4.13 Indenture, dated as of August 15, 1994, by and between LGII, as issuer,
           Loewen, as guarantor, and State Street Bank and Trust Company, as trustee with respect to 9.45% Junior Subordinated Debentures, Series
           A, due 2024, issued by LGII and guaranteed by Loewen(4)
  4.14 MIPS Guarantee Agreement, dated August 15, 1994(4)

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  4.15 Zero Coupon Loan Agreement, dated as of November 1, 1994, by and between
           WLSP Investment Partners I Neweol Finance B.V., Electrolux Holdings
           B.V., Man Production Rotterdam B.V., Adinvest A.G., and Wachovia Bank
           of Georgia, N.A.(1)
  4.16 Indenture, dated as of March 20, 1996, by and between LGII, Loewen, as guarantor of the obligations of LGII under the Indenture, and Fleet
           National Bank as Trustee, with respect to Senior Guaranteed Notes of
           LGII(5)
  4.17 Form of Global Series 1 and 2 Outstanding Note of LGII(5)
  4.18 Form of Physical Series 1 and 2 Outstanding Note of LGII(5)
  4.19 Form of Global Series 1 and 2 Exchange Note of LGII(2)
  4.20 Form of Physical Series 1 and 2 Exchange Note of LGII(2)
  4.21 Form of Senior Guarantee of LGII's Series 1 and 2 Notes(2)
  4.22.1 Credit Agreement, dated as of May 15, 1996 ("BMO Credit Agreement"), among
           LGII, as borrower, Loewen, as a guarantor, the lenders named therein, as the lenders, Goldman, Sachs & Co., as the documentation agent and
           Bank of Montreal, as issuer, swingline lender and agent(2)
  4.22.2 First Amendment to BMO Credit Agreement, dated as of December 2, 1996
  4.22.3 Second Amendment to BMO Credit Agreement, dated as of April 30, 1997(3)
  4.22.4 Commitment Letter regarding BMO Credit Agreement, dated as of April 14,
           1997(3)
  4.23 Collateral Trust Agreement, dated as of May 15, 1996, among Bankers Trust
           Company, as trustee, Loewen, LGII and various other pledgers(2)
  4.24.1 Amended and Restated Operating Credit Agreement, dated for reference July
           15, 1996, between Loewen and Royal Bank of Canada(6)
  4.24.2 Third Amendment to Operating Credit Agreement, dated for reference July
           15, 1996, among Loewen, LGII and Royal Bank of Canada(6)
  4.25 Indenture, dated as of October 1, 1996, by and between LGII, Loewen and
           Fleet National Bank, as Trustee, with respect to the Series 3 and 4
           Notes(6)
  4.26 Form of Global Series 3 and 4 Outstanding Note of LGII(6)
  4.27 Form of Physical Series 3 and 4 Outstanding Note of LGII(6)
  4.28 Form of Global Series 3 and 4 Exchange Note of LGII(7)
  4.29 Form of Physical Series 3 and 4 Exchange Note of LGII(7)
  4.30 Form of Senior Guarantee of LGII's Series 3 and 4 Notes(4)
  4.31 Shareholder Protection Rights Plan, dated as of April 20, 1990, as amended on May 24, 1990 and April 7, 1994 and reconfirmed on May 17, 1995(1)
  4.32 Form of Indenture by and between Loewen, as issuer, and Fleet National
           Bank, as trustee+
  4.34 Form of Warrant to Acquire Common Shares*
  4.35 Form of Warrant to Acquire Preferred Shares*
  4.36 Form of Warrant to Acquire Debt Securities of Loewen*
  4.37 Altered Memorandum of The Loewen Group Inc., filed with the British
           Columbia Registrar of Companies (the "Registrar") on June 21, 1996(8)
  4.38 Articles of Loewen, restated, filed with the Registrar on March 1, 1988, as amended(5)
  4.39 The Registrant hereby agrees to furnish to the Commission, upon request, a copy of the instruments which define the rights of holders of long-term debt of the Registrant. None of such instruments not included as exhibits herein collectively represents long-term debt in excess of 10% of the consolidated total assets of the Registrant.

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  5    OPINIONS RE LEGALITY
  5.1  Opinion of Russell & DuMoulin relating to the Common Shares, Preferred
           Shares, Debt Securities and Warrants to purchase Securities of Loewen
  5.2  Opinion of Thelen, Marrin, Johnson & Bridges LLP relating to certain aspects of the Securities
  5.3  Opinion of Russell & DuMoulin relating to the legality of the Common
           Shares
  8    OPINIONS RE TAX MATTERS
  8.1  Opinion of Russell & DuMoulin
  8.2  Opinion of Thelen, Marrin, Johnson & Bridges LLP
 12    STATEMENTS RE COMPUTATION OF RATIOS
 12.1  Statement re Computation of Earnings to Fixed Charges Ratio (Canadian
           GAAP) (9)
 12.2  Statement re Computation of Earnings to Fixed Charges Ratio (U.S. GAAP)
           (9)
 12.3  Statement re Computation of Earnings to Fixed Charges and Preferred Share
           Dividend Ratio (Canadian GAAP)+
 12.4  Statement re Computation of Earnings to Fixed Changes and Preferred Share
           Dividend (U.S. GAAP)+
 23    CONSENTS OF EXPERTS AND COUNSEL
 23.1  Consent of Russell & DuMoulin (included in Exhibits 5.1, 5.3 and 8.1)
 23.2  Consent of Thelen, Marrin, Johnson & Bridges LLP (included in Exhibits 5.2 and 8.2)
 23.3  Consent of KPMG
 23.4  Consent of Peat Marwick
 24    POWERS OF ATTORNEY+
 25    STATEMENT RE ELIGIBILITY OF TRUSTEE+


------------------------

* To be filed by amendment to this Registration Statement or on a Form 8-K incorporated by reference herein after the effective date of this Registration Statement

+   Previously filed

(1) Incorporated by reference from Loewen's Annual Report on Form 10-K for the year ended December 31, 1994, filed on March 31, 1995 (File No. 0-18429)

(2) Incorporated by reference from the Registration Statement on Form S-4 filed by LGII and Loewen on May 3, 1996, as amended (File Nos. 333-03135 and 333-03135-01)


(3) Incorporated by reference from Loewen's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed on May 13, 1997 (File No. 1-12163)



(4) Incorporated by reference from the combined Registration Statement on Form F-9/F-3 filed by LGII and Loewen on July 1, 1994, as amended (File Nos. 33-81032 and 33-81034)



(5) Incorporated by reference from Loewen's Annual Report on Form 10-K for the year ended December 31, 1995, filed on March 28, 1996, as amended (File No. 0-18429)



(6) Incorporated by reference from Loewen's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed on November 14, 1996 (File No. 1-12163)



(7) Incorporated by reference from the Registration Statement on Form S-4 filed by LGII and Loewen on November 18, 1996, as amended (File Nos. 333-16319 and 333-16319-01)



(8) Incorporated by reference from Loewen's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 15, 1996 (File No. 0-18429)

(9) Incorporated by reference from Loewen's Annual Report on Form 10-K for the year ended December 31, 1996, filed on March 31, 1997 (File No. 1-12163)


ITEM 17. UNDERTAKINGS.


    (a) The undersigned registrant hereby undertakes:


        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in one or more periodic reports filed with or furnished to the Commission by Loewen pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Loewen's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


    (i) The undersigned registrant hereby undertakes that:



        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    (j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burnaby, Province of British Columbia, Canada on May 21, 1997.



                                THE LOEWEN GROUP INC.

                                By:  /s/ RAYMOND L. LOEWEN
                                     ------------------------------------------
                                     Raymond L. Loewen
                                     Chairman of the Board and Chief Executive
                                     Officer.

                             THE LOEWEN GROUP INC.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Dated:  May 21, 1997     /s/ RAYMOND L. LOEWEN
                         -------------------------------------------------------
                         Raymond L. Loewen
                         Chairman of the Board, Chief Executive Officer and
                         Director
                         (Principal Executive Officer)

Dated:  May 21, 1997     /s/ TIMOTHY R. HOGENKAMP*
                         -------------------------------------------------------
                         Timothy R. Hogenkamp
                         President and Chief Operating Officer and Director
                         (Principal Executive Officer)

Dated:  May 21, 1997     /s/ PAUL WAGLER*
                         -------------------------------------------------------
                         Paul Wagler
                         Senior Vice-President, Finance and Chief Financial
                         Officer and Director
                         (Principal Financial Officer)

Dated:  May 21, 1997     /s/ WM. GRANT BALLANTYNE*
                         -------------------------------------------------------
                         Wm. Grant Ballantyne
                         Senior Vice-President, Financial Control and
                         Administration
                         (Principal Accounting Officer)

Dated:  May 21, 1997     /s/ KENNETH S. BAGNELL*
                         -------------------------------------------------------
                         Kenneth S. Bagnell
                         Director

Dated:  May 21, 1997     /s/ THE HONORABLE J. CARTER BEESE, JR.*
                         -------------------------------------------------------
                         The Honorable J. Carter Beese, Jr.
                         Director

Dated:  May 21, 1997     /s/ EARL A. GROLLMAN*
                         -------------------------------------------------------
                         Earl A. Grollman
                         Director

Dated:  May 21, 1997     /s/ PETER S. HYNDMAN*
                         -------------------------------------------------------
                         Peter S. Hyndman
                         Director

Dated:  May 21, 1997     /s/ ALBERT S. LINEBERRY, SR.*
                         -------------------------------------------------------
                         Albert S. Lineberry, Sr.
                         Director

Dated:
                         -------------------------------------------------------
                         Charles B. Loewen
                         Director

Dated:  May 21, 1997     /s/ ROBERT B. LUNDGREN*
                         -------------------------------------------------------
                         Robert B. Lundgren
                         Director

Dated:  May 21, 1997     /s/ JAMES D. MCLENNAN*
                         -------------------------------------------------------
                         James D. McLennan
                         Director

Dated:  May 21, 1997     /s/ LAWRENCE MILLER*
                         -------------------------------------------------------
                         Lawrence Miller
                         Director

Dated:  May 21, 1997     /s/ ERNEST G. PENNER*
                         -------------------------------------------------------
                         Ernest G. Penner
                         Director

Dated:  May 21, 1997     /s/ THE RIGHT HONOURABLE JOHN N. TURNER, P.C., C.C.,
                         Q.C.*
                         -------------------------------------------------------
                         The Right Honourable John N. Turner, P.C., C.C., Q.C.
                         Director


Authorized Representative in the United States

    The undersigned is Loewen's authorized representative in the United States.


Dated:  May 21, 1997     /s/ TIMOTHY R. HOGENKAMP*
                         -------------------------------------------------------
                         Timothy R. Hogenkamp

* By:   /s/ RAYMOND L.
        LOEWEN
        ---------------
        Raymond L.
        Loewen
        Attorney-in-fact